Exhibit 10.2

Execution Version

AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

This AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) dated as of March 13, 2024 is by and among ULTA BEAUTY, INC., a Delaware corporation (“Holdings”), ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation (the “Borrower Representative”), ULTA INC., a Delaware corporation (“Ulta Inc.”), ULTA BEAUTY CREDIT SERVICES CORPORATION, a Delaware corporation (“Ulta Credit”), ULTA BEAUTY COSMETICS, LLC, a Florida limited liability company (“Ulta Cosmetics”), UB MEDIA, INC., a Delaware corporation (“UB Media”), ULTA BEAUTY DISTRIBUTION, LLC, a Delaware limited liability company (“UBD”, and together with Holdings, the Borrower Representative, Ulta Inc., Ulta Credit, Ulta Cosmetics, and UB Media, each a “Borrower” and collectively, the “Borrowers”), the financial institutions party hereto as lenders (“Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacities as administrative agent and as collateral agent for the Lenders (the “Agent”) and in its individual capacity (“Wells Fargo”).  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Amended Loan Agreement (defined below).

R E C I T A L S:

WHEREAS, the Borrowers, the Lenders, and the Agent are parties to that certain Second Amended and Restated Loan Agreement dated as of August 23, 2017 (as amended by that certain Amendment No. 1 to Second Amended and Restated Loan Agreement dated as of March 11, 2020, as further amended by that certain Amendment No. 2 to Second Amended and Restated Loan Agreement dated as of February 27, 2023, and as further amended, restated, amended and restated, supplemented, or modified from time to time, the “Existing Loan Agreement”; the Existing Loan Agreement as amended by this Amendment, the “Amended Loan Agreement”);

WHEREAS, the Borrowers have requested that the Lenders agree to certain amendments to the Existing Loan Agreement as set forth herein; and

WHEREAS, the Lenders have agreed to such amendments upon the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1Amendments to Existing Loan Agreement.  Immediately upon the satisfaction of each of the conditions precedent set forth in Section 2 of this Amendment:
1.1Composite Loan Agreement.The Existing Loan Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) set forth in the pages of the Amended Loan Agreement attached to this Amendment as Annex A:

1.2Exhibits to Loan Agreement. Exhibit B (Form of Borrowing Base Certificate) is hereby deleted in its entirety and a new Exhibit B is substituted in its stead, as attached hereto as Annex B.
1.3Schedules to Loan Agreement.  Each of the schedules to the Existing Loan Agreement is hereby deleted in its entirety and substituted in its stead is each of the updated schedules attached hereto as Annex C.
Section 2Conditions to Effectiveness of Amendment.  This Amendment shall only become effective when each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Agent (the date of satisfaction of such conditions being referred to herein as the “Third Amendment Effective Date”):
2.1The Agent’s receipt of the following executed documents, each in form and substance reasonably satisfactory to the Agent:
(a)executed counterparts of this Amendment, duly executed by the Agent, the Lenders, the Issuing Bank and the Borrowers;
(b)the fee letter dated as of the date hereof (the “Third Amendment Fee Letter”) duly executed by Holdings and the Borrowers, and delivered to the Agent;
(c)the Notes, or amended and restated Notes, as applicable, duly executed by the Borrowers, as requested by the Lenders in connection with this Amendment;
(d)the Confirmation Agreement, duly executed by the Borrowers and the Agent; and
(e)a certificate executed by a Responsible Officer of each Loan Party certifying that attached thereto is a true and complete copy of: (i) the charter or other similar organizational document and each amendment thereto on file, certified by the Secretary of State of the jurisdiction, (ii) bylaws/operating agreement, as applicable, and all amendments thereto, (iii) a true and complete copy of the resolutions, duly adopted by the Board of Directors of such Loan Party, authorizing the execution, delivery and performance of this Amendment or any other document delivered in connection herewith, (iv) incumbency and specimen signatures of each Responsible Officer executing the Loan Documents, and (v) certificates of good standing of each Loan Party from the Secretary of State of such Loan Party’s jurisdiction of organization; and
2.2The Agent shall have received a customary legal opinion of Latham & Watkins LLP, special counsel to the Loan Parties.
2.3The Agent shall have received a Borrowing Base Certificate dated as of the date hereof executed by a Responsible Officer of the Borrower Representative.
2.4The Agent shall have received results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Liens and Liens for which termination statements and releases, satisfactions and discharges of any

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mortgages, and releases or subordination agreements reasonably satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made.
2.5The Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect.
2.6As of the date hereof, after giving effect to all Borrowings made on the date hereof, Excess Availability shall not be less than 30% of the Line Cap.
2.7The Borrowers shall have paid all fees in connection with the Third Amendment Fee Letter.
2.8The Agent shall have received all documentation and other information about the Borrowers and the Guarantors as required by regulatory authorities under applicable “know your customer”, Anti-Corruption Laws and Anti-Money Laundering Laws and regulations, including without limitation the USA PATRIOT Act.
2.9The representations and warranties set forth in Section 3 of this Amendment shall be true and correct in all material respects.
Section 3Representations and Warranties.  In order to induce the Lenders to enter into this Amendment, each Borrower represents and warrants to the Lenders, upon the effectiveness of this Amendment, which representations and warranties shall survive the execution and delivery of this Amendment that:
3.1All action on the part of the Borrowers and the other Loan Parties necessary for the valid execution, delivery and performance by the Borrowers and the other Loan Parties of this Amendment and the other Loan Documents shall have been duly and effectively taken; and the Borrowers have obtained any action, consent or approval of, registration or filing with, or any other action by any Governmental Authority or third party if required in connection with this Amendment.
3.2This Amendment and the Amended Loan Agreement constitute a legal, valid and binding obligation of such Borrower enforceable against each such Borrower in accordance with its terms, subject to: the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and implied covenants of good faith and fair dealing.
3.3All of the representations and warranties set forth in the Amended Loan Agreement and in the other Loan Documents are true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of the date hereof, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects (or, in the case

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of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).
3.4No Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to the transactions contemplated by this Amendment.
Section 4Fees. The Borrowers shall pay in full all reasonable costs and expenses of the Agent (including, without limitation, reasonable attorneys’ fees), including in connection with the preparation, negotiation, execution and delivery of this Amendment, in accordance with the provisions of the Amended Loan Agreement.
Section 5Miscellaneous.
5.1Effect; Ratification.
(a)The Borrowers acknowledge that all of the reasonable legal expenses incurred by the Agent in connection herewith shall be reimbursable under Section 10.05 of the Existing Loan Agreement.  The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Existing Loan Agreement or of any other Loan Document or (ii) prejudice any right or rights that the Agent and any Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Loan Document.  Each reference in the Existing Loan Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the other Loan Documents to the “Loan Agreement” shall mean the Amended Loan Agreement.
(b)This Amendment shall be construed in connection with and as part of the Existing Loan Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Existing Loan Agreement and each other Loan Document, except as herein amended or waived are hereby ratified and confirmed and shall remain in full force and effect.
5.2Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Amendment by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.
5.3Governing Law.  This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this amendment and the transactions contemplated hereby shall be construed in accordance with and governed by the laws of the State of New York (except for conflicts of law principles that would result in the application of the laws of another jurisdiction).
5.4Acknowledgement and Affirmation.  Each Loan Party hereto hereby expressly acknowledges that except as expressly amended by this Amendment, (i) all of its obligations under the Existing Loan Agreement and all other Loan Documents to which it is a party are hereby reaffirmed in all respects and remain in full force and effect on a continuous basis, (ii) its grant of a continuing security interest in any and all right, title and interest of each Grantor (as defined in

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the Collateral Agreement) in and to all of the Collateral pursuant to the Security Documents, is hereby reaffirmed and remains in full force and effect after giving effect to this Amendment, and (iii) except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or Lenders or, constitute a waiver of any provision of any of the Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to Second Amended and Restated Loan Agreement dated as of the date first above written.

HOLDINGS:

ULTA BEAUTY, INC.

By: /s/ Jodi Caro

Name: Jodi Caro

Title: Authorized Officer

BORROWERS:

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By: /s/ Jodi Caro

Name: Jodi Caro

Title: Authorized Officer

ULTA INC.

By: /s/ Jodi Caro

Name: Jodi Caro

Title: Authorized Officer

ULTA BEAUTY CREDIT SERVICES

CORPORATION

By: /s/ Jodi Caro

Name: Jodi Caro

Title: Authorized Officer

ULTA BEAUTY COSMETICS, LLC

By: /s/ Jodi Caro

Name: Jodi Caro

Title: Authorized Officer

[Ulta – Signature Page to Amendment No. 3 to Second Amended and Restated Loan Agreement]

UB MEDIA, INC.

By: /s/ Jodi Caro

Name: Jodi Caro

Title: Authorized Officer

ULTA BEAUTY DISTRIBUTION, LLC

By: /s/ Jodi Caro

Name: Jodi Caro

Title: Authorized Officer

[Ulta – Signature Page to Amendment No. 3 to Second Amended and Restated Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Issuing Bank and a Lender

By: /s/ Maggie Townsend

Name: Maggie Townsend

Title: Director

[OTHER LENDERS]

[Ulta – Signature Page to Amendment No. 3 to Second Amended and Restated Loan Agreement]

ANNEX A

Composite Loan Agreement

[Please see attached.]

[Ulta – Signature Page to Amendment No. 3 to Second Amended and Restated Loan Agreement]

Annex A – Conformed Credit Agreement through Amendment. 3

SECOND AMENDED AND RESTATED LOAN AGREEMENT,

dated as of August 23, 2017,
as amended on March 11, 2020,

as amended on February 27, 2023,

as amended on March 13, 2024 among

ULTA BEAUTY, INC.,
as Holdings and a Borrower,

ULTA SALON, COSMETICS & FRAGRANCE, INC.,
as Borrower Representative,

EACH OF HOLDINGS’ SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “BORROWERS”,

THE LENDERS PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION and
JPMORGAN CHASE BANK, N.A.,
as Lead Arrangers and Bookrunners,

and

JPMORGAN CHASE BANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION and
BANK OF AMERICA, N.A.,
as Syndication Agents

Page

SECTION 1.01Defined Terms1

SECTION 1.02Terms Generally65

SECTION 1.03Accounting Terms; GAAP66

SECTION 1.04Effectuation of Transfers66

SECTION 1.05Currencies66

SECTION 1.06Required Financial Statements67

SECTION 1.07Certain Calculations and Tests67

SECTION 1.08Disqualified Institutions68

SECTION 1.09Joint and Several Liability68

SECTION 1.10Rounding69

SECTION 1.11Times of Day70

SECTION 1.12Timing of Payment70

SECTION 1.13Divisions70

SECTION 1.14Rates70

SECTION 2.01Commitments70

SECTION 2.02Loans and Borrowings72

SECTION 2.03Requests for Borrowings; Interest Elections72

SECTION 2.04Swingline Loans74

SECTION 2.05Letters of Credit75

SECTION 2.06Funding of Borrowings82

SECTION 2.07Reserved83

SECTION 2.08Termination and Reduction of Commitments83

SECTION 2.09Promise to Pay; Evidence of Debt84

SECTION 2.10Optional Repayment of Loans84

SECTION 2.11Mandatory Repayment of Loans85

SECTION 2.12Fees85

SECTION 2.13Interest87

SECTION 2.14Alternate Rate of Interest87

SECTION 2.15Increased Costs88

SECTION 2.16Break Funding Payments89

SECTION 2.17Taxes89

SECTION 2.18Payments Generally; Pro Rata Treatment; Sharing of Set-offs92

SECTION 2.19Mitigation Obligations; Replacement of Lenders95

SECTION 2.20Illegality; Effect of Benchmark Transition Event98

SECTION 2.21Incremental Revolving Facility Increases98

SECTION 2.22Extensions of Revolving Facility Commitments100

SECTION 2.23Defaulting Lenders102

SECTION 2.24Term SOFR Conforming Changes104

SECTION 3.01Organization; Powers104

SECTION 3.02Authorization105

SECTION 3.03Enforceability105

SECTION 3.04Governmental Approvals106

SECTION 3.05Borrowing Base Certificate106

(continued)

Page

SECTION 3.06 Title to Properties; Possession Under Leases106

SECTION 3.07 Subsidiaries107

SECTION 3.08 Litigation; Compliance with Laws107

SECTION 3.09 Federal Reserve Regulations107

SECTION 3.10 Investment Company Act108

SECTION 3.11 Use of Proceeds108

SECTION 3.12 Tax Returns108

SECTION 3.13 No Material Misstatements108

SECTION 3.14 Environmental Matters108

SECTION 3.15 Security Documents109

SECTION 3.16 Location of Real Property109

SECTION 3.17 Solvency110

SECTION 3.18 No Material Adverse Effect110

SECTION 3.19 Insurance110

SECTION 3.20 USA PATRIOT Act; FCPA; OFAC; Anti-Terrorism110

SECTION 3.21 Intellectual Property; Licenses, Etc.111

SECTION 3.22 Employee Benefit Plans111

SECTION 3.23 EEA Financial Institution113

SECTION 4.01 All Credit Events112

SECTION 4.02 Conditions On the Closing Date113

SECTION 5.01 Existence; Businesses and Properties114

SECTION 5.02 Insurance115

SECTION 5.03 Taxes115

SECTION 5.04 Financial Statements, Reports, etc.115

SECTION 5.05 Litigation and Other Notices118

SECTION 5.06 Compliance with Laws118

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Appraisals118

SECTION 5.08 Use of Proceeds120

SECTION 5.09 Compliance with Environmental Laws120

SECTION 5.10 Further Assurances; Additional Security120

SECTION 5.11 Cash Management Systems; Application of Proceeds of Accounts122

SECTION 5.12 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws127

SECTION 6.01 Indebtedness126

SECTION 6.02 Liens131

SECTION 6.03 Sale and Lease-Back Transactions135

SECTION 6.04 Investments, Loans and Advances135

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions139

SECTION 6.06 Restricted Payments141

SECTION 6.07 Transactions with Affiliates144

SECTION 6.08 Business of the Borrowers and their Subsidiaries146

(continued)

Page

SECTION 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.146

SECTION 6.10 Financial Performance Covenant149

SECTION 7.01 Holdings Covenant149

SECTION 7.02 Special Entities Covenant150

SECTION 8.01 Events of Default151

SECTION 8.02 Right to Cure154

SECTION 9.01 Appointment154

SECTION 9.02 Delegation of Duties157

SECTION 9.03 Exculpatory Provisions157

SECTION 9.04 Reliance by Administrative Agent158

SECTION 9.05 Notice of Default159

SECTION 9.06 Non-Reliance on Agents and Other Lenders159

SECTION 9.07 Indemnification159

SECTION 9.08 Agent in Its Individual Capacity160

SECTION 9.09 Successor Agent160

SECTION 9.10 Arrangers161

SECTION 9.11 Credit Bidding161

SECTION 10.01 Notices; Communications161

SECTION 10.02 Survival of Agreement163

SECTION 10.03 Binding Effect163

SECTION 10.04 Successors and Assigns163

SECTION 10.05 Expenses; Indemnity169

SECTION 10.06 Right of Set-off171

SECTION 10.07 Applicable Law172

SECTION 10.08 Waivers; Amendment172

SECTION 10.09 Interest Rate Limitation175

SECTION 10.10 Entire Agreement175

SECTION 10.11 WAIVER OF JURY TRIAL175

SECTION 10.12 Severability176

SECTION 10.13 Counterparts176

SECTION 10.14 Headings176

SECTION 10.15 Jurisdiction; Consent to Service of Process176

SECTION 10.16 Confidentiality177

SECTION 10.17 Platform; Borrower Materials178

SECTION 10.18 Release of Liens and Guarantees179

SECTION 10.19 USA PATRIOT Act Notice180

SECTION 10.20 Intercreditor Agreements180

SECTION 10.21 No Liability of the Issuing Banks180

SECTION 10.22 No Advisory or Fiduciary Responsibility181

SECTION 10.23 Cashless Settlement181

SECTION 10.24 Ulta Salon, as Agent for Borrowers184

(continued)

Page

SECTION 10.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions182

SECTION 10.26 Amendment and Restatement185

SECTION 10.27 Acknowledgement Regarding Any Supported QFCs185

v

Exhibits and Schedules

Exhibit A Form of Assignment and Acceptance

Exhibit B Form of Borrowing Base Certificate

Exhibit CForm of Swingline Borrowing Request

Exhibit DU.S. Tax Compliance Certificates

Exhibit EForm of Junior Lien Intercreditor Agreement

Exhibit FForm of Pari Passu Intercreditor Agreement

Exhibit GForm of SOFR Loan Notice

Exhibit HForm of Borrower Joinder Agreement

Schedule 1.01Unrestricted Subsidiaries

Schedule 2.01Commitments and Issuing Banks

Schedule 3.04Governmental Approvals

Schedule 3.06(2)Possession under Leases

Schedule 3.07(1)Subsidiaries

Schedule 3.07(2)Outstanding Subscriptions, Warrants, etc.

Schedule 3.12Taxes

Schedule 3.14Environmental Matters

Schedule 3.16Owned Material Real Property

Schedule 3.19Insurance

Schedule 3.21Intellectual Property

Schedule 6.04Investments

Schedule 6.07Transactions with Affiliates

Schedule 10.01Notice Information

SECOND AMENDED AND RESTATED LOAN AGREEMENT, dated as of August 23, 2017, as amended on March 11, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among ULTA BEAUTY, INC., a Delaware corporation (“Holdings”), ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation (“Ulta Salon”), the Subsidiaries of Holdings identified on the signature pages hereof as “Borrowers” (together with Holdings and Ulta Salon, are referred to hereinafter each individually, as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the Lenders and other Issuing Banks party hereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”), as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”), as a Swingline Lender (in such capacity, and as further defined in Section 1.01, the “Swingline Lender”), and as an Issuing Bank.

RECITALS

(1)	Ulta Salon, the Administrative Agent and the Lenders party thereto entered into that certain Amended and Restated Loan and Security Agreement, dated as of October 19, 2011 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Loan Agreement”).
(2)	The Borrowers have requested, and the Administrative Agent and the Lenders have agreed, to amend and restate the Existing Loan Agreement pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions
SECTION 1.01Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Pari Passu Intercreditor Agreement.

“ABR” means when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the ABR.  For the avoidance of doubt, all Swingline Loans will be ABR Loans.

“ABR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the ABR.

“Acceptable Appraiser” means (1) Hilco, Great American Group or (2) any other experienced and reputable appraiser reasonably acceptable to the Borrower Representative and the Administrative Agent.

“Account” means, with respect to a Person, any of such Person’s now owned and hereafter acquired or arising (1) accounts (as defined in the UCC) and, whether or not constituting “accounts” (as defined in the UCC), any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance or arising out of the use of a credit or charge card or information contained on or used with such card and whether the same is an “Account” (as defined in the UCC) or “General Intangible” or “Intangible” (as defined in the UCC) and (2) all Credit Card Processor Accounts.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a “General Intangible” or “Intangible” (as defined in the UCC).

“Accounts Reserves” means, without duplication, the Dilution Reserve and any other reserves related to Eligible Accounts, in each case, which the Administrative Agent deems necessary, in its Reasonable Credit Judgment, to the extent Eligible Accounts are included in the Borrowing Base.

“Acquired Asset ABL Priority Collateral” means any Accounts and/or Inventory acquired by any Borrower in a Permitted Acquisition.

“Acquired Asset Borrowing Base Calculation” means 50% of the book value of the relevant Acquired Asset ABL Priority Collateral as set forth in the consolidated balance sheets of the relevant acquired entities (or, in the case of an asset acquisition, the seller’s balance sheet) for the most recently ended fiscal quarter of Holdings for which financial statements have been delivered, and applying eligibility and reserve criteria consistent with those applied to Accounts and Inventory included in the Borrowing Base, until the delivery to the Administrative Agent of a reasonably satisfactory appraisal and field examination in respect thereof; provided, that the Acquired Asset ABL Priority Collateral shall in no event comprise more than 10.0% of the availability created by the Borrowing Base.

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons) that become Lenders in connection with Incremental Commitments; provided that no Disqualified Institution may be an Additional Lender.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Adjustment Date” means the first day of each fiscal quarter, commencing August 4, 2024.

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.12(3).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Ad Valorem Tax Reserve” means an amount equal to any unpaid ad valorem taxes payable on any Inventory under the laws of the State of Texas or any such other state(s) in which such ad valorem taxes has priority by operation of law over the Lien of the Collateral Agent in any of the Collateral consisting of Eligible Inventory, as notified by the Administrative Agent to the Borrower Representative in writing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anti-Terrorism Laws” means any applicable law relating to terrorism, trade sanctions programs and embargoes, money laundering, corruption or bribery, and any regulation, or order promulgated, issued or enforced pursuant to such laws by an applicable Governmental Authority, all as amended, supplemented or replaced from time to time.

“Applicable Margin” means:

(a) from and after the Third Amendment Effective Date until the first Adjustment Date, the percentages set forth in level I of the pricing grid below; and

(b) from and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon Average Daily Excess Availability as of the fiscal quarter ended immediately preceding such Adjustment Date; provided, however, that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Excess Availability	SOFR Revolving Loans	ABR Revolving Loans
I	greater than or equal to 66% of the Line Cap	1.500%	0.50%
II	greater than or equal to 33% of the Line Cap and less than 66% of the Line Cap	1.750%	0.750%
III	less than 33% of the Line Cap	2.000%	1.00%

“Approved Fund” has the meaning assigned to such term in Section 10.04(3).

“Arranger” means each of Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any Sale and Lease-Back Transaction) to any Person of any asset or assets of Holdings or any Restricted Subsidiary.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower Representative (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to the Borrower Representative.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Facility Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark

(or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.20(2)(b)(iv).

“Available Unused Commitment” means, with respect to a Lender at any time, an amount equal to the amount by which (1) the aggregate Revolving Facility Commitments of such Lender at such time exceeds (2) the aggregate Revolving Facility Credit Exposures (other than Revolving Facility Credit Exposure attributable to Swingline Loans) of such Lender at such time.

“Average Daily Excess Availability” means for any fiscal quarter, an amount equal to the sum of Excess Availability for each day of such fiscal quarter divided by the actual number of days in such fiscal quarter, as determined by the Administrative Agent, which determination shall be conclusive absent manifest error.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Blocked Account” has the meaning assigned to such term in Section 5.11.

“Blocked Account Agreement” has the meaning assigned to such term in Section 5.11.

“Below Threshold Asset Sale Proceeds” means the cash proceeds of Asset Sales involving aggregate consideration of $15.0 million or less.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(2)(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor,

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20(2)(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20(2)(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” and “Borrowers” have the respective meanings assigned to such terms in the preamble hereto and shall include any Restricted Subsidiary of Holdings that becomes a party to this Agreement as a Borrower after the Closing Date by executing a joinder agreement substantially in the form of Exhibit H (a “Borrower Joinder Agreement”).  Unless the context requires otherwise, each reference herein or in any other Loan Document to a determination made by a Borrower or the Borrowers, means and is a reference to a determination by the Borrower Representative.

“Borrower Materials” has the meaning assigned to such term in Section 10.17(1).

“Borrower Representative” has the meaning assigned to such term in Section 10.24.

“Borrowing” means a group of Loans of a single Type made on a single date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of:

(1)90% of the Eligible Credit Card Receivables (or any category thereof as designated by the Borrowers) held by the Borrowers and the Subsidiary Loan Parties; plus
(2)at any time following the Eligible Account Inclusion Date, 90% of the Eligible Accounts Receivable (or any category thereof as designated by the Borrowers) held by the Borrowers and the Subsidiary Loan Parties; plus
(1)90% (which percentage shall be increased to 92.50% during the period commencing on October 1 of each year and ending on January 28 of the immediately following year) of the Net Orderly Liquidation Value of Eligible Inventory held by the Borrowers and the Subsidiary Loan Parties; plus
(2)at any time following the Qualified Cash Inclusion Date, 100% of Qualified Cash of the Borrowers and the Subsidiary Loan Parties; less
(3)Reserves.

Notwithstanding anything to the contrary contained herein, any Acquired Asset ABL Priority Collateral owned by a Borrower or a Subsidiary Loan Party will immediately be included in the Borrowing Base (so long as, (i) with respect to any Acquired Asset ABL Priority Collateral consisting of Eligible Accounts Receivable, the Eligible Accounts Inclusion Date shall have occurred, and (ii) with respect to any Acquired Asset ABL Priority Collateral consisting of Qualified Cash, the Qualified Cash Inclusion Date shall have occurred), at a value equal to the Acquired Asset Borrowing Base Calculation thereof; provided, that if the Borrowers have not delivered, at their expense, a customary field examination and inventory appraisal reasonably acceptable to Administrative Agent within 90 days of the acquisition of such Acquired Asset ABL Priority Collateral (or such longer period as the Administrative Agent may reasonably agree), such Acquired Asset ABL Priority Collateral will cease to be eligible for inclusion in the Borrowing Base.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrower Representative, substantially in the form of Exhibit B (or another form acceptable to the Administrative Agent and the Borrower Representative) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (excluding such components Borrowers have elected not to include in the Borrowing Base but including, to the extent Borrowers have received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as is reasonably satisfactory to the Administrative Agent.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate will be made by the Borrower Representative and certified to the Administrative Agent.   To the extent Eligible Accounts and/or Qualified Cash are added to the Borrowing Base, the form of Borrowing Base Certificate will be revised to reflect such additions in a manner reasonably acceptable to the Borrowers and the Administrative Agent.

“Borrowing Minimum” means $100,000 in the case of ABR Borrowings and $1,000,000 in the case of SOFR Borrowings.

“Borrowing Multiple” means $10,000 in the case of ABR Borrowings and $100,000 in the case of SOFR Borrowings.

“Borrowing Request” means a request by the Borrower Representative in accordance with the terms of Section 2.03.

“Budget” has the meaning assigned to such term in Section 5.04(6).

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred by Holdings and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Restricted Subsidiaries for such period; provided that Capital Expenditures will not include:

(1)expenditures to the extent they are made with (a) Equity Interests of any Parent Entity or (b) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Borrowers after the Closing Date;
(2)expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Holdings and its Subsidiaries;
(3)interest capitalized during such period;
(4)expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings and any Restricted Subsidiary) and for which none of the Borrowers or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) (it being understood that notwithstanding the foregoing, landlord financed improvements to leased real properties shall be excluded from “Capital Expenditures” pursuant to this clause (4));
(5)the book value of any asset owned by Holdings or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;
(6)the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; or
(7)Investments in respect of a Permitted Acquisition.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means:

(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Company” means a Wholly Owned Subsidiary of Holdings created solely for providing self-insurance for Holdings and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Dominion Period” means the period commencing upon the occurrence of, and continuing during the continuation of, a Liquidity Condition or any Designated Event of Default.  Once commenced, a Cash Dominion Period will continue until such Liquidity Condition or Designated Event of Default has been cured or waived or is no longer continuing, as applicable.

“Cash Equivalents” means:

(1)Dollars, Canadian Dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;
(2)direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;
(3)time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;
(4)repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;
(5)commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);
(7)Indebtedness issued by Persons with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);
(8)Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);
(9)instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made; and
(10)shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

“Cash Management Bank” means any provider of Cash Management Services that, at the time such Cash Management Obligations were entered into or, if entered into prior to the Closing Date, on the Closing Date, was the Administrative Agent, a Lender or an Affiliate of the foregoing; provided, that (1) the Administrative Agent has approved such provider as a “Cash Management Bank” hereunder in writing and (2)  if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute a Cash Management Bank and the obligations with respect to Cash Management Services provided by such former Lender or any of its Affiliates shall no longer constitute Cash Management Obligations.

“Cash Management Obligations” means obligations owed by any Loan Party to any Cash Management Bank in respect of or in connection with Cash Management Services and designated by the Cash Management Bank and Borrower Representative in writing to the Administrative Agent as “Cash Management Obligations” under this Agreement.

“Cash Management Services” means any ACH transactions, treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services, merchant services constituting a line of credit and any automated clearing house transfer of funds.

A “Change in Control” shall be deemed to have occurred if an event or series of events (whether a stock purchase, amalgamation, merger, consolidation or other business combination or otherwise) shall have occurred by which (a) any Person or Group (as each such term is used in Sections 14(d)(2) and 13(d)(3), respectively, of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of Holdings ordinarily (and apart from rights accruing under certain circumstances) having the right to vote in the election of directors or (b) Holdings shall no longer directly or indirectly be the beneficial owner of 100% of the Capital Stock of each Borrower (subject to Section 6.05 herein).

“Change in Law” means:

(1)the adoption of any law, rule or regulation after the Closing Date;
(2)any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date; or
(3)compliance by any Lender (or, for purposes of Section 2.15(2), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.09.

“Class” means (1) when used with respect to Revolving Facility Commitments, refers to whether such Revolving Facility Commitments are Revolving Facility Commitments or Incremental Commitments (of the same tranche) or Extended Commitments (of the same tranche), (2) when used with respect to Loans or Borrowings, refers to whether such Loans or the Loans comprising such Borrowing are Revolving Loans or loans in respect of the same Class of Revolving Facility Commitments, and (3) when used with respect to Letters of Credit, refers to whether such Letters of Credit are issued pursuant to the same Class of Revolving Facility Commitments.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.02 were satisfied (or waived in accordance with Section 10.08), which such date was August 23, 2017.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended (unless as specifically provided otherwise).

“Collateral” means the “Collateral” as defined in the Collateral Agreement and also includes all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Access Agreement” means a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” means Wells Fargo, in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date, among the Loan Parties and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Commitment” means (1) with respect to each Lender, such Lender’s Revolving Facility Commitments, (2) with respect to the Swingline Lender, its Swingline Commitments and (3) with respect to any Issuing Bank, its Letter of Credit Commitments. On the Third Amendment Effective Date, the aggregate amount of Commitments is $800.0 million.

“Commitment Fee” has the meaning assigned to such term in Section 2.12(1).

“Commitment Fee Percentage” means, with respect to each fiscal quarter, (a) if the average Revolving Facility Credit Exposure for the immediately preceding fiscal quarter is greater than 50% of the aggregate Commitments, 0.25% per annum, or (b) if the average Revolving Facility Credit Exposure for the immediately preceding fiscal quarter is less than or equal to 50% of the aggregate Commitments, 0.375% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Comparable Percentage” means, with respect to any basket or exception in any Loan Document formulated as the greater of a dollar amount and the Comparable Percentage of Consolidated Total Assets, the percentage of Consolidated Total Assets as calculated as of the Third Amendment Effective Date which would equal such dollar amount (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%).

“Confirmation Agreement” means the Confirmation, Ratification and Amendment of Ancillary Loan Documents dated as of the Third Amendment Effective Date among the Borrowers, the other Loan Parties and the Administrative Agent.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower Representative) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower Representative) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, as of any date, the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of Holdings and the Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of Holdings for such period:

(1)increased, in each case to the extent deducted in calculating such Consolidated Net Income (and without duplication), by:
(a)provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Borrower Representative or any Parent Entity in respect of such period (in each case, to the extent attributable to the operations of Holdings and its Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by Holdings; plus
(b)Consolidated Interest Expense; plus
(c)cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of Holdings or any Restricted Subsidiary; plus
(d)all depreciation and amortization charges and expenses; plus
(e)all
(i)losses, charges and expenses relating to the Transactions;
(ii)transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Agreement, including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions; and
(iii)without duplication of any of the foregoing, non-operating or non- recurring professional fees, costs and expenses for such period; plus
(f)any expense or deduction attributable to minority Equity Interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower Representative; plus

(g)the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any Parent Entity, in each case, to the extent permitted by Section 6.07; plus
(h)earn-out obligations incurred in connection with any Permitted Acquisition or other Investment and paid or accrued during such period; plus
(i)all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of the Borrowers and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of the Borrowers or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus
(j)all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) the Borrower Representative may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent the Borrower Representative does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus
(k)all costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities that were not already excluded in calculating such Consolidated Net Income; plus
(l)without duplication, cost savings, operating expense reductions and cost synergies in connection with all other events and transactions described in the definition of “Pro Forma Basis” (provided that, in all such cases, any such addbacks that are pro forma cost savings, operating expense reductions and cost synergies shall be subject to the limitations described in the definition of “Pro Forma Basis”); plus
(m)non-recurring incremental costs arising out of the temporary interruption of the supply of goods to Holdings and its Subsidiaries; plus
(n)charges resulting from the write-off of capital expenditures arising from the cancellation of project or design plans; and
(2)decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date).

“Consolidated First Lien Net Debt” means, as of any date, all Consolidated Debt as of such date that is secured by a Lien on the Collateral that is senior to or pari passu with the Lien securing the Obligations (including any split lien arrangements), plus Capital Lease Obligations, minus all Unrestricted Cash as of such date, in each case, determined on a consolidated basis in accordance with GAAP based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the amount of Consolidated First Lien Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to Hedge Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, and all discounts, commissions, fees and other charges associated with any Receivables Facility); plus
(2)consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus
(3)any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less
(4)interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period.  For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by the Borrower Representative to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP (with such net income (or loss) being calculated after deducting the amounts for such period described in clause (1)(a) of the definition of “Consolidated EBITDA”, if any) and before any deduction for preferred stock dividends; provided that:

(1)all net after-tax extraordinary, nonrecurring or unusual gains, losses, income, expenses and charges, and in any event including, without limitation, all restructuring, severance, relocation, retention, consolidation, integration or other similar charges and expenses, contract termination costs, litigation costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or otherwise, expenses associated with strategic initiatives, facilities shutdown and opening and pre-opening costs and expenses (including pre-opening and opening of stores, distribution centers and other facilities and all income, loss, charges and expenses associated with stores, distribution centers and other facilities closed in any period, or scheduled for closure within 12 months of the date on which Consolidated Net Income is being calculated), and any fees, expenses, charges or change in control payments related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Closing Date), will be excluded;
(2)all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;
(3)all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower Representative) will be excluded;
(4)all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Hedge Agreements or other derivative instruments will be excluded;
(5)all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments will be excluded;
(6)(a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments are or are permitted to be paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;
(7)the cumulative effect of a change in accounting principles during such period will be excluded;
(8)the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;
(9)all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;
(10)all non-cash expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;
(11)any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12)[reserved];
(13)all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, will be excluded;
(14)any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedge Agreements for currency exchange risk), will be excluded;
(15)(a) the non-cash portion of “straight-line” rent expense will be excluded and (b) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;
(16)expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);
(17)losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and
(18)non-cash charges for deferred tax asset valuation allowances will be excluded.

“Consolidated Total Assets” means, as of any date, the total assets of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date, the Consolidated Debt as of such date minus all Unrestricted Cash as of such date, in each case, determined on a consolidated basis in accordance with GAAP based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.  For the avoidance of doubt, the Obligations will constitute Consolidated Total Net Debt.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(16).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost” means the calculated cost of purchases, based upon the Borrowers’ accounting practices as reflected in the most recent Annual Financial Statements, which practices are consistent with the methodology used in the most recent appraisal delivered in connection with this Agreement prior to the Closing Date.

“Covenant Trigger Event” means that Excess Availability is less than the greater of (1) $80.0 million and (2) 10.0% of the Line Cap then in effect.  Once commenced, a Covenant Trigger Event will be deemed to be continuing until such time as Excess Availability equals or exceeds the greater of (a) $80.0 million and (b) 10.0% of the Line Cap then in effect for 20 consecutive calendar days.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 10.27.

“Credit Card Notification” has the meaning assigned to such term in Section 5.11.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures (including, but not limited to, First Data Merchant Services Corporation) with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Person (other than a Loan Party or any Affiliate of any Loan Party) who issues or whose members or Affiliates issue credit or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club and Carte Blanche.

“Credit Card Processor Accounts” means accounts, receivables and/or payment intangibles owing to a Loan Party from a Credit Card Processor, which shall include in any event payments owing to any Loan Party from a Credit Card Processor that constitute proceeds from the sale or disposition of Inventory of the Loan Parties in the ordinary course of business.

“Credit Event” has the meaning assigned to such term in Article IV.

“Cure Amount” has the meaning assigned to such term in Section 8.02.

“Cure Right” has the meaning assigned to such term in Section 8.02.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (1) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (2) outstanding merchandise credits of the Borrowers, net of any dormancy reserves maintained by the Borrowers on their books and records in the ordinary course of business consistent with past practices.

“Customer Credit Liability Reserves” means, as of any date, an amount equal to 50% (or such lesser percentage as determined by the Administrative Agent in its Reasonable Credit Judgment based on of the redemption history of the gift certificates, gift cards and merchandise credits of the Borrowers) of the Customer Credit Liabilities as reflected in the Borrowers’ books and records.

“Customs Broker Agreement” means an agreement, in form reasonably satisfactory to the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of such Inventory solely as directed by the Collateral Agent.

“DDA” means any checking or other demand deposit account maintained by the Loan Parties.

“DDA Notification” has the meaning assigned to such term in Section 5.11.

“Debt Representative” means, with respect to any Indebtedness that is secured on a junior basis to the Revolving Facility Claims, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means Title 11 of the United States Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding up, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender (1) whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default or (2) who has, or has a direct a direct or indirect parent company that has, become the subject of a Bail-in Action.

“Designated Cash Management Reserve” means, as of any date, such reserves as the Administrative Agent determines in its Reasonable Credit Judgment to reflect (and in no event to exceed) the then aggregate outstanding cash management exposure of all Cash Management Banks to the relevant Loan Parties under all Cash Management Obligations.

“Designated Disbursement Account” has the meaning assigned to such term in Section 5.11.

“Designated Event of Default” means any Event of Default under Section 8.01(1) (solely with respect to a default under Section 3.05), Section 8.01(2), Section 8.01(3) (solely with respect to interest and Fees), Section 8.01(4) (solely with respect to a default under Section 5.04(10), Section 5.11 or Section 6.10), Section 8.01(8) or Section 8.01(9).

“Designated Hedging Agreement” means Specified Hedge Agreements that are designated by the Qualified Counterparty and Borrower Representative in writing to the Administrative Agent as a “Designated Hedging Agreement” and the Qualified Counterparty shall have provided the MTM value on the date of such designation.

“Designated Hedging Reserve” means, as of any date, such reserves as the Administrative Agent determines in its Reasonable Credit Judgment to reflect (and in no event to exceed) the then aggregate outstanding mark-to-market (“MTM”) exposure owed by the relevant Loan Parties to all Qualified Counterparties under all Designated Hedging Agreements.  Such exposure shall be the sum of the positive aggregate MTM values to each Qualified Counterparty of all Designated Hedging Agreements with such Qualified Counterparty outstanding at the time of the relevant calculation.  The aggregate MTM value to a Qualified Counterparty of all Designated Hedging Agreements with such Qualified Counterparty shall be calculated (1) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Qualified Counterparty and (2) if applicable, by taking into account any master netting agreement or arrangement in place among such Qualified Counterparty, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Qualified Counterparty and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements, provided that Borrower Representative (a) certifies to the Administrative Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (b) upon request, provides to the Administrative Agent a copy of the master netting agreement.  In calculating the positive aggregate MTM value to a Qualified Counterparty, the value of collateral posted to such Qualified Counterparty in respect of such Designated Hedging Agreements shall be taken into account, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (i) the amount of cash collateral or (ii) the value of non-cash collateral with such value as determined by the relevant Qualified Counterparty or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral), provided that Borrower Representative shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent.  For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Qualified Counterparty is a negative amount to such Qualified Counterparty (i.e., if all such Designated Hedging Agreements with such Qualified Counterparty are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves.  The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and Borrower Representative together with the supporting calculations therefor promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or Borrower Representative, as applicable, for such MTM value, which shall be used by the Administrative Agent in calculating the relevant portion of the Designated Hedging Reserves.  If a Qualified Counterparty fails to provide the MTM value of a Designated Hedging Agreement within the relevant timeframe specified above, then the Administrative Agent (I) shall give Borrower Representative notice thereof within three Business Days from the date such Qualified

Counterparty was required to provide such MTM value and (II) may (but is not obligated to) provide, upon receiving from Borrower Representative or the relevant Loan Party all of the information reasonably determined by the Administrative Agent as being necessary to determine the MTM value of the relevant Designated Hedging Agreement, a proposed MTM value of the relevant Designated Hedging Agreement within such three Business Day period.  If the Administrative Agent agrees to provide such a proposed MTM value and Borrower Representative does not notify the Administrative Agent within three Business Days from receipt thereof that it does not agree with such MTM value, then the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower Representative or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Borrower Representative setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Borrowers in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” means, at any time, the amount (expressed as a percentage), calculated in connection with the delivery of any Borrowing Base Certificate for the fiscal month or fiscal quarter most recently ended, as applicable, equal to (1) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Borrowers for the 12 most recently ended fiscal months divided by (2) total gross sales of the Borrowers for such 12 most recently ended fiscal months.

“Dilution Reserve” means, at any date, the product of (1) the applicable Dilution Ratio at such time multiplied by (2) the aggregate amount of Eligible Accounts Receivable at such time.

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institution” means:

(1)any Person that is a competitor of Holdings or its Subsidiaries and identified by any Borrower in writing to the Arrangers and the Administrative Agent on or prior to the Closing Date;
(a)any Person that is a competitor of Holdings or its Subsidiaries and identified by any Borrower in good faith in writing to the Administrative Agent from time to time after the Closing Date; or
(b)any Persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to the Arrangers by the Borrower Representative in writing on or prior to the Closing Date; or

(2)any known Affiliate of any of the foregoing Persons readily identifiable by name, but excluding any such Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such foregoing Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate;

provided that the designation of any Disqualified Institution after the Closing Date pursuant to clause (1)(b) (and any Affiliate thereof pursuant to clause (2)) shall not apply retroactively to disqualify any Lender that has previously acquired an assignment or participation interest in the Revolving Facility.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments);
(2)are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;
(3)provide for the scheduled payments of dividends in cash; or
(4)either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:
(a)the Latest Maturity Date; and
(a)the date on which the Loans and all other Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated and any outstanding Letters of Credit are expired, terminated, cash collateralized or backstopped on terms satisfactory to the Issuing Bank;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event.”

“Dollars” or “$” means lawful money of the United States of America.

“Dollar Equivalent” shall mean, at any time, (1) with respect to any amount denominated in Dollars, such amount, and (2) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars, as determined by the Administrative Agent on the basis of the Spot Rate for the purchase of Dollars with such currency.

“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them.  Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries will mean Domestic Subsidiaries of Holdings.

“Dominion Account” has the meaning assigned to such term in Section 5.11.

“EEA Financial Institution” means (1) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (2) any entity established in an EEA Member Country which is a parent of an institution described in clause (1) of this definition, or (3) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (1) or (2) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means all Eligible Accounts Receivable and all Eligible Credit Card Receivables.

“Eligible Accounts Inclusion Date” means the first date following the occurrence of each of the following conditions: (x) the Borrowers shall have elected to include Eligible Accounts Receivable in the Borrowing Base, and (y) the Administrative Agent shall have completed such diligence as it shall require in its Reasonable Credit Judgment with respect to the Accounts of the Borrowers (including, if requested by the Administrative Agent, a field examination with respect to the Accounts of the Borrowers, at the cost and expense of the Borrowers).

“Eligible Accounts Receivable” means all Accounts (other than Credit Card Processor Accounts) that constitute proceeds from the sale or disposition of Inventory in the ordinary course of business and that are reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies.

No Account will be an Eligible Accounts Receivable if:

(1)such Account has been outstanding for more than 90 days after the original invoice date or more than 60 days after the original due date relating to such invoice;

(2)such Account is owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (1) above;
(3)such Account is owed by an Account Debtor that is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party;
(4)such Account is payable other than in Dollars or Canadian Dollars;
(5)such Account is owed by an Account Debtor who is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority not covered by clause (i);
(6)such Account is owed by an Account Debtor whose total obligations owing to the Loan Parties exceed 10% of all Eligible Accounts Receivable, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts Receivable that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts Receivable prior to giving effect to any eliminations based upon the foregoing concentration limit;
(7)such Account is not subject to the first priority (subject to a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24)), valid and perfected Lien of the Collateral Agent as to such Account;
(8)a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Collateral Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24) or other Permitted Lien arising by operation of law, or (c) a junior Lien permitted under Section 6.02(1), 6.02(22), 6.02(31), 6.02(32), 6.02(33) or 6.02(34));
(9)(i) such Account does not constitute the legal, valid and binding obligation of the applicable Account Debtor enforceable in accordance with its terms or (ii) such Account arises in a transaction wherein the goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;
(10)the applicable Account Debtor is a creditor or supplier of the Loan Party or such Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset has been asserted with respect thereto by the applicable Account Debtor (in each case, only to the extent of the relevant dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, or offset);
(11)such Account is owed by an Account Debtor that is subject to a bankruptcy proceeding of the type specified in Section 8.01(8) or (9) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Reasonable Credit Judgment;
(12)such Account does not conform with a covenant or representation contained in this Agreement or the Collateral Agreement as to such Account;

(13)unless otherwise agreed by the Administrative Agent, the Account Debtor is organized or has its principal offices or assets outside the United States or Canada;
(14)such Account is evidenced by Chattel Paper or an Instrument (each as defined in the Collateral Agreement) of any kind, or has been reduced to judgment; or
(15)such Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof.

If any Account at any time ceases to be an Eligible Accounts Receivable, then such Account will promptly be excluded from the calculation of the Borrowing Base; provided that if any Account ceases to be an Eligible Accounts Receivable because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrower Representative of such ineligibility; provided that upon such notice, the Borrowers shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Borrowing Base after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date.

“Eligible Credit Card Receivables” means all Credit Card Processor Accounts that constitute proceeds from the sale or disposition of Inventory in the ordinary course of business and that are reflected in the most recent Borrowing Base Certificate, except any Credit Card Processor Account with respect to which any of the exclusionary criteria set forth below applies.

No Credit Card Processor Account will be an Eligible Credit Card Receivable if:

(1)such Credit Card Processor Account has been outstanding for more than five Business Days from the date of sale;
(2)such Credit Card Processor Account is not subject to the first priority (subject to a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24)), valid and perfected Lien of the Collateral Agent as to such Account;
(3)a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Collateral Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24) or other Permitted Lien arising by operation of law, or (c) a junior Lien permitted under Section 6.02(1), 6.02(22), 6.02(31), 6.02(32), 6.02(33) or 6.02(34));
(4)such Credit Card Processor Account does not constitute the legal, valid and binding obligation of the applicable Credit Card Processor enforceable in accordance with its terms;
(5)such Credit Card Processor Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback has been asserted with respect thereto by the applicable Credit Card Processor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);
(6)such Credit Card Processor Account is owed by a Credit Card Processor that is subject to a bankruptcy proceeding of the type specified in Section 8.01(8) or (9) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Reasonable Credit Judgment;
(7)such Credit Card Processor Account does not conform with a covenant or representation contained in this Agreement or the Collateral Agreement as to such Credit Card Processor Account;
(8)unless otherwise agreed by the Administrative Agent, the Credit Card Processor is organized or has its principal offices or assets outside the United States or Canada;
(9)such Credit Card Processor Account is evidenced by Chattel Paper or an Instrument (each as defined in the Collateral Agreement) of any kind, or has been reduced to judgment;
(10)such Credit Card Processor Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof; or
(11)such Credit Card Processor Account is payable other than in Dollars or Canadian Dollars.

Anything contained herein to the contrary notwithstanding, for purposes of determining the amount of Eligible Credit Card Receivables in the Borrowing Base at any time, any Credit Card Processor Account that otherwise meets the requirements for Eligible Credit Card Receivables may be included in such calculation even though the same does not constitute proceeds from the sale or disposition of Inventory; provided that such amount will be subject to adjustment as may be required by the Administrative Agent at any time and from time to time to reflect such fact.

If any Credit Card Processor Account at any time ceases to be an Eligible Credit Card Receivable, then such Credit Card Processor Account will promptly be excluded from the calculation of the Borrowing Base; provided that if any Credit Card Processor Account ceases to be an Eligible Credit Card Receivable because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Credit Card Processor Account from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrower Representative of such ineligibility; provided that upon such notice, the Borrowers shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Borrowing Base after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date.

“Eligible Inventory” means all Inventory reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies.

No item of Inventory will be Eligible Inventory if such item:

(1)is not subject to the first priority (subject to a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24)), valid and perfected Lien of the Collateral Agent as to such Inventory;
(2)a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (a) Liens granted to the Collateral Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (b) a Lien permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24) or other Permitted Lien arising by operation of law, or (c) a junior Lien permitted under Section 6.02(1), 6.02(22), 6.02(31), 6.02(32), 6.02(33) or 6.02(34));
(3)is packaging and shipping materials;

(4)is supplies used or consumed in any Borrower’s business;

(5)is Inventory at premises other than those owned, controlled or leased by a Borrower, provided that for Inventory at any new locations which any Borrower leases after the date hereof (i) consisting of distribution centers or warehouses or (ii) in Virginia, Pennsylvania, Washington and such other states in which a landlord’s claim for rent may have priority over the Lien of the Collateral Agent in any of the Collateral (A) Agents shall have received a Collateral Access Agreement duly authorized, executed and delivered by the owner and lessor of such premises or (B) if Agents have not received such Collateral Access Agreement, then Agents shall have established a Reserve in respect of amounts due or to become due to the owner and lessor of such retail store location (without limiting any other rights and remedies of Agents under this Agreement or under the other Loan Documents with respect to the establishment of a Reserve or otherwise) and after giving effect to such Reserves, there is Excess Availability; provided, that, (1) Borrowers shall use their commercially reasonable efforts to obtain the Collateral Access Agreement with respect to each such new location, and (2) the Reserves established pursuant to this Section shall not exceed at any time (x) one (1.0) times the basic monthly rent payable to such owners and lessors of such leased locations plus (y) amounts, if any, then outstanding and unpaid owed by Borrowers to such owners and lessors, provided, that, such limitation on the amount of the Reserves pursuant to this Section shall only apply so long as: (aa) no Default or Event of Default shall exist or have occurred, (bb) Borrowers or Agents shall not have received notice of any default or event of default under the lease with respect to such retail store location and (cc) Agents shall have received evidence, in form and substance satisfactory to the Agents, that Borrowers have not granted to the owner and lessor a security interest in or lien upon any assets of Borrowers; and (3) for clarity, the Borrowers shall not be obligated to obtain any such Collateral Access Agreement for distribution centers, warehouses or store locations existing on the Closing Date,

(6)is bill and hold goods;

(7)unserviceable, obsolete or slow moving Inventory;

(8)is damaged and/or defective;

(9)returned Inventory that is not held for resale;

(10)is Inventory to be returned to vendors;

(11)is Inventory subject to deposits made by customers for sales of Inventory that has not been delivered;

(12)is Inventory held after the applicable expiration date thereof;

(13)is samples (except to the extent approved from time to time by the Agents);

(14)is Inventory purchased or sold on consignment; or

(15)is in transit, except that Inventory in transit will not be deemed ineligible if:
(a)it has been shipped (i) from a foreign location (other than the United States) for receipt by any Borrower within forty-five (45) days of the date of shipment (and such shipment has not been delayed beyond such forty-five (45) day delivery time), or (ii) from a United States location for receipt by any Borrower within fifteen (15) days of the date of shipment (and such shipment has not been delayed beyond such fifteen (15) day delivery time), but, in either case, which has not yet been delivered to such Borrower;
(b)it has been paid for in advance of shipment and is not being shipped by a carrier owned by or affiliated with the vendor;
(c)legal ownership thereof has passed to the applicable Borrower (or is retained by the applicable Borrower) as evidenced by customary documents of title and such Inventory is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations;
(d)either (i) such Inventory is subject to a negotiable document of title, in form reasonably satisfactory to the Administrative Agent, which shall, except as otherwise agreed by the Administrative Agent in its Reasonable Credit Judgment, have been endorsed to the Collateral Agent or an agent acting on its behalf or (ii) such Inventory is evidenced by a non-negotiable document of title, seaway bill, airway bill or other bill of lading in form reasonably acceptable to the Administrative Agent, or other shipping document reasonably acceptable to the Administrative Agent, which names the Collateral Agent as consignee (and/or if requested by the Collateral Agent, a Customs Broker Agreement shall have been delivered to Collateral Agent with respect thereto); and
(e)the In Transit Inclusion Date shall have occurred.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory will promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrowers of such ineligibility; provided that upon such notice, the Borrowers shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Line Cap after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or exposure to Hazardous Materials).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(1)a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;
(2)a withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;
(3)a complete or partial withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;
(4)the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;
(5)the incurrence by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan;
(7)the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and
(8)a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Availability” means, at any time, (1) the Line Cap at such time, minus (2) the aggregate Revolving Facility Credit Exposures at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts’” means any DDA, securities account, commodity account or any other deposit account of any Borrower or Restricted Subsidiary (and all cash, Cash Equivalents and other securities or investments credited thereto or deposited therein):  (1) that does not have an individual ending balance in excess of $1,000,000 or in the aggregate with each other account described in this clause (1), in excess of $10,000,000; (2) the balance of which is swept at the end of each Business Day into a deposit account, securities account or commodity account subject to a control agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such deposit account, securities account or commodity account is swept into another deposit account, securities account or commodity account subject to a control agreement) without the consent of the Collateral Agent; (3) that is a Trust Account, Specified Segregated Account, or Designated Disbursement Account; (4) any DDA of any Borrower or any Restricted Subsidiary the balance of which consists solely of identifiable proceeds of any sale or other disposition of any Term Priority Collateral so long as all amounts on deposit therein constitute Term Priority Collateral; (5) that consists of Store Bank Accounts; or (6) to the extent that it is cash collateral for letters of credit (other than Letters of Credit) to the extent permitted hereunder.

“Excluded Assets” means “Excluded Assets” as defined in the Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate fair market value (determined in good faith by a Responsible Officer of Borrower Representative) of other assets that are used or useful in a business permitted under Section 6.08, received by the Borrowers after the Closing Date from:

(1)contributions to its common equity capital; or
(2)the sale of Capital Stock of Holdings;

in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of Borrower Representative on the date such contribution is made or such Capital Stock is sold, less the aggregate amount of Investments made pursuant to Section 6.04(28), in each case prior to such date; provided that the proceeds of Disqualified Stock, Cure Amounts and any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 6.06(1) or Section 6.06(2)(b) or (B) for Contribution Indebtedness, will not be treated as Excluded Contributions.

“Excluded Equity Interests” means “Excluded Equity Interests” as defined in the Collateral Agreement.

“Excluded Subsidiary” means any:

(1)Immaterial Subsidiary;
(2)Subsidiary that is not a Wholly Owned Subsidiary of Holdings or the Borrower Representative;
(3)Unrestricted Subsidiary;
(4)Foreign Subsidiary;
(5)Domestic Subsidiary of a Foreign Subsidiary;
(6)Subsidiary substantially all the assets of which are Equity Interests and, if any, indebtedness, in one or more Foreign Subsidiaries;
(7)Subsidiary if acting as a Guarantor, or its Guarantee, would, and only so long as it would, (a) be prohibited by law or regulation or by any contractual obligation existing on the (but not incurred in anticipation of) Closing Date or on the date such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of such acquisition) or (b) require a governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been received);
(8)any Subsidiary that is a Captive Insurance Company, not-for-profit Subsidiary or Subsidiary which is a special purpose entity for securitization transaction (including any Receivables Subsidiary) or like special purposes;
(9)any Special Purpose Entity (other than any such entity that is established solely to hold multiple material leasehold interests); and
(10)any Special Purpose Finance Subsidiary;

in each case, unless the Borrower Representative determines in its sole discretion, upon notice to the Administrative Agent, that any of the foregoing Persons (other than a Subsidiary that is not a Wholly Owned Subsidiary of Holdings or the Borrower Representative) should not be an Excluded Subsidiary; provided that in the case of any Restricted Subsidiary that is a Foreign Subsidiary, the jurisdiction of such Foreign Subsidiary is acceptable to the Administrative Agent in its sole discretion unless the Guarantee to be provided by such Foreign Subsidiary is full and unconditional and in any event consistent with the credit support provided by the other Guarantors (or as otherwise may be acceptable to the Administrative Agent in its sole discretion).  Notwithstanding the foregoing, a Restricted Subsidiary may be an Excluded Subsidiary in circumstances where the Borrower Representative and the Administrative Agent reasonably agree that any of the cost, difficulty, burden or consequences of such Restricted Subsidiary providing a Guarantee of the Obligations is excessive in relation to the value afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading

Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder:

(1)Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;
(2)any U.S. federal withholding Tax imposed on amounts payable hereunder to or for the account of a Recipient under any law applicable at the time such Recipient becomes a party to this Agreement (or in the case of a Lender, under any law applicable at the time such Lender changes its Lending Office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its Lending Office), was entitled to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.17(1) or Section 2.17(3);
(3)Taxes that are attributable to such Recipient’s failure to comply with Section 2.17(5) or Section 2.17(6); and
(4)any Taxes imposed under FATCA.

“Existing Loan Agreement” has the meaning assigned to such term in the recitals hereto.

“Extended Commitments” has the meaning assigned to such term in Section 2.22(1).

“Extended Loans” has the meaning assigned to such term in Section 2.22(1).

“Extending Lender” has the meaning assigned to such term in Section 2.22(1).

“Extension” has the meaning assigned to such term in Section 2.22(1).

“Extension Amendment” has the meaning assigned to such term in Section 2.22(2).

“Extension Offer” has the meaning assigned to such term in Section 2.22(1).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement with respect to the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.20(3).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means (x) that certain Fee Letter dated as of the February 19, 2020 among the Borrowers and the Administrative Agent and (y) that certain Third Amendment Fee Letter dated as of the Third Amendment Effective Date among the Borrowers and the Administrative Agent, in each case, as amended, supplemented or otherwise modified from time to time.

“Fees” means the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees, the Administrative Agent Fees and all other fees set forth in the Fee Letter and relating hereto.

“Financial Officer” means, with respect to any Person, the chief financial officer, president, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person.

“Financial Performance Covenant” means the covenant set forth in Section 6.10.

“First Amendment” means that certain Amendment No. 1 to Second Amended and Restated Loan Agreement by and among the Borrowers, the other Loan Parties party hereto, the Lenders party thereto, and the Administrative Agent, dated as of the First Amendment Effective Date.

“First Amendment Effective Date” means March 11, 2020.

“First Lien Net Leverage Ratio” means, as of any date, the ratio of Consolidated First Lien Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(2).

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of:

(1)(a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, minus (b) non-financed Capital Expenditures of Holdings and its Restricted Subsidiaries during such period that were paid in cash during such period (it being understood that Capital Expenditures funded with proceeds of Revolving Loans will not be deemed to be “financed” for the purpose of this clause (b)) minus (c) taxes of Holdings and the Restricted Subsidiaries based on income that were paid or payable in cash during such period (including tax distributions paid in cash during such period) to
(2)Fixed Charges of Holdings and its Restricted Subsidiaries for such period.

“Fixed Charges” means, for any period, the sum without duplication, of the following for such period:

(1)the Consolidated Interest Expense of Holdings and its Restricted Subsidiaries that was paid or payable in cash during such period; plus
(2)all scheduled principal amortization payments that were paid or payable in cash during such period with respect to Indebtedness for borrowed money of Holdings and its Restricted Subsidiaries, including payments in respect of Capital Lease Obligations, but excluding payments with respect to intercompany Indebtedness; plus
(3)all cash dividend payments (excluding items eliminated in consolidation and payments on account of tax distributions) paid in cash on any series of Disqualified Stock or preferred stock during such period.

“Floor” means a rate of interest equal to zero percent (0.0%).

“Foreign Lender” means any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (1) with respect to the Issuing Banks, such Defaulting Lender’s Revolving Facility Percentage of the outstanding Revolving L/C Exposure, other than Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to non-Defaulting Lenders or cash collateralized or backstopped in accordance with the terms hereof and (2) with respect to the Swingline Lenders, such Defaulting Lender’s Revolving Facility Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“Governmental Authority” means any federal, state, provincial, municipal, local, national, transnational, foreign or other governmental department, commission, board, tribunal, bureau, ministry, court, agency, authority, instrumentality or regulatory, legislative, judicial or arbitral body, or other law, rule or regulation-making entity, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:
(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;
(b)to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;
(c)to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;
(d)entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or
(e)as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or
(2)any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” means (1) Holdings; (2) each Subsidiary Loan Party; (3) each Borrower (in the case of this clause (3), solely with respect to each other Borrower); and (4) each Restricted Subsidiary (other than any Restricted Subsidiary that is not a Wholly Owned Subsidiary) that the Borrower Representative may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations; provided that, in the case of this clause (4), the Guarantee and the security interest provided by such Person is full, unconditional and fully enforceable in the jurisdiction of organization of such Person and in any event consistent with the credit support provided by the other Guarantors (or as otherwise may be acceptable to the Administrative Agent in its sole discretion).

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would reasonably be expected to give rise to liability under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (1) did not, as of the last day of the most recent fiscal quarter of  Holdings for which Required Financial Statements have been delivered (or were required to be delivered), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of Holdings and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a consolidated basis in accordance with GAAP; and (2) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of Holdings for which Required Financial Statements have been delivered (or were required to be delivered), did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of Holdings and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“In Transit Inclusion Date” means the first date following the occurrence of each of the following conditions: (x) the Borrowers shall have elected to include Inventory that is in transit in the Borrowing Base, and (y) the Administrative Agent shall have completed such diligence as it shall require in its Reasonable Credit Judgment with respect to the in transit Inventory of the Borrowers (including, if requested by the Administrative Agent, an inventory appraisal and field examination with respect to the in transit Inventory of the Borrowers, in each case at the cost and expense of the Borrowers).

“Incremental Commitment” has the meaning assigned to such term in Section 2.21(1).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(6)(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.21(5).

“Incremental Revolving Facility Increase” has the meaning assigned to such term in Section 2.21(1).

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(2).

“Indebtedness” means, with respect to any Person, without duplication:

(1)all obligations of such Person for borrowed money;

(2)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
(3)all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;
(4)all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;
(5)all Capital Lease Obligations of such Person;
(6)all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;
(7)the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;
(8)the principal component of all obligations of such Person in respect of bankers’ acceptances;
(9)all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above; and
(10)the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;
(b)prepaid or deferred revenue arising in the ordinary course of business;
(c)purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or
(d)earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Intellectual Property Rights” has the meaning assigned to such term in Section 3.21(1).

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, to (2) the sum of (a) the Consolidated Interest Expense of Holdings for such period, calculated on a Pro Forma Basis, and (b) all cash dividend payments (excluding items eliminated in consolidation and payments on account of tax distributions) on any series of Disqualified Stock of any Borrower or preferred stock of any of the Restricted Subsidiaries, in each case, made during such period.

“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan (including a Swingline Loan), the first day after the end of each calendar quarter and the Maturity Date.

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower Representative in its SOFR Loan Notice; provided that:

(i)interest shall accrue at the applicable rate based upon Adjusted Term SOFR, from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires;

(ii)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month that is one, three or six months after the date on which the Interest Period began, as applicable;

(iv)no Interest Period shall extend beyond the Maturity Date; and

(v)no tenor that has been removed from this definition pursuant to Section 2.20(2)(b)(iv) shall be available for specification in any SOFR Loan Notice or conversion or continuation notice.

“Inventory” means, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the UCC), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, and all documents of title or other documents representing the foregoing.

“Inventory Reserves” means reserves against Inventory established in the Administrative Agent’s Reasonable Credit Judgment (without duplication, including duplication as a result of Inventory being otherwise ineligible) equal to the sum of the following:

(1)Shrink Reserves (if applicable);
(2)a reserve determined by the Administrative Agent for Inventory that is discontinued, obsolete, slow-moving, unmerchantable, defective or unfit for sale;
(3)a reserve for Inventory which is designated to be returned to vendor or which is recognized as damaged or off quality or not to customer specifications by a Borrower; and
(4)any other reserve as deemed appropriate by the Administrative Agent in its Reasonable Credit Judgment, from time to time.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1)securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Restricted Subsidiaries;
(3)corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and
(4)investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Issuing Bank” means Wells Fargo and each Lender designated as an Issuing Bank pursuant to Section 2.05(12), in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(10).  The Issuing Banks on the Third Amendment Effective Date shall be those Lenders listed on Schedule 2.01 hereto.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank or an underlying issuer, in which case the term “Issuing Bank” will include any such Issuing Bank and such Affiliate or underlying issuer with respect to Letters of Credit issued by such Affiliate or underlying issuer.

“Issuing Bank Fees” has the meaning assigned to such term pursuant to Section 2.12(2).

“Junior Financing” means (1) any Indebtedness permitted to be incurred hereunder that is contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated to the Liens securing the Obligations, (2) any unsecured Indebtedness for borrowed money with a principal amount exceeding $50.0 million or (3) any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement substantially in the form attached hereto as Exhibit E (as the same may be modified in a manner satisfactory to the Administrative Agent), or, if requested by the providers of Indebtedness to be secured on a junior basis to the Loans, another lien subordination arrangement reasonably satisfactory to the Administrative Agent.  Upon the request of Borrower Representative, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Loans.

“Landlord Lien Reserve” means any reserve established by the Collateral Agent pursuant to clause (5) of the definition of “Eligible Inventory.”

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Revolving Facility Commitments or any Extended Commitments in effect on such date.

“L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” has the meaning assigned to such term pursuant to Section 2.12(2).

“LCA Election” has the meaning assigned to such term in Section 1.07(1).

“LCA Test Date” has the meaning assigned to such term in Section 1.07(1).

“Lender” means each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 and any Additional Lender.  Unless the context otherwise requires, the terms “Lender” and “Lenders” shall include the Swingline Lender.

“Lender Default” means:

(1)the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any Borrowing or reimbursement obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and Borrower Representative in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied;
(2)the failure of any Lender to pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due;
(3)the failure of any Lender within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Facility; provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (3) upon receipt of such written confirmation by the Administrative Agent and Borrower Representative;
(4)any Lender has notified Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Revolving Facility or under other similar agreements in which it commits to extend credit; or
(5)the admission by any Lender in writing that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” has the meaning assigned to such term pursuant to Section 2.05.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.  The Letter of Credit Commitments of each of the Issuing Banks on the Third Amendment Effective Date shall be those Commitments listed on Schedule 2.01 hereto. Any Issuing Bank shall be permitted at any time to increase its Letter of Credit Commitment with the written consent of the Borrower Representative and notice to the Administrative Agent of such increase, so long as all Issuing Bank’s Letter of Credit Commitments do not exceed the Letter of Credit Sublimit.

“Letter of Credit Request” shall mean a request by Borrower Representative for a Letter of Credit in such form as may be approved by the relevant Issuing Bank.

“Letter of Credit Sublimit” means the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $50.0 million.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, deemed trust, lien, hypothecation, pledge, charge, statutory lien or charge, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease, any capital lease in respect of Real Property permitted hereunder or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, by any Borrower or one or more Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” means, at any time, the lesser of (1) the aggregate Revolving Facility Commitments at such time and (2) the Borrowing Base at such time.

“Liquidity Condition” means and will exist during the period from (1) the date on which Excess Availability has been less than 12.5% of the Line Cap then in effect for five consecutive Business Days, to (2) the date on which Excess Availability has been at least 12.5% of the Line Cap then in effect for 20 consecutive calendar days.

“Loan Accounts” means the loan accounts established on the books of the Administrative Agent.

“Loan Documents” means this Agreement, the Security Documents, the Confirmation Agreement, any Junior Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Note and, solely for the purposes of Sections 3.01, 3.02, and 8.01(3) hereof, the Fee Letter.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the Revolving Loans and the Swingline Loans and any other loans and advances of any kind made by the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender pursuant to this Agreement.

“Loyalty Point Program” means any point or credit based program that rewards a customer’s credit card use or spending with points or credits that may be redeemed for goods and/or services.

“Loyalty Point Program Liabilities” means, with respect to any Loan Party, the liabilities and obligations incurred by such Loan Party under or in connection with Loyalty Point Programs or applicable laws with respect to such Loyalty Point Programs.

“Loyalty Point Reserves” means reserves for Loyalty Point Program Liabilities of the Loan Parties that are established or adjusted by the Administrative Agent based on a determination made by Administrative Agent in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised in accordance with the Administrative Agent’s customary and generally applicable credit practices; provided that the aggregate amount of such reserves shall not exceed 25% of the Loan Parties’ Loyalty Point Program Liabilities unless the Administrative Agent determines in its Reasonable Credit Judgment to increase such reserves to an amount in excess of 25% of the Loyalty Point Program Liabilities based on material changes (without duplication of any materiality standard in the definition of Reasonable Credit Judgment) in the accounting treatment or regulatory or legal practices (including consumer protection practices or regulations of the state or federal government) that occur after the Closing Date with respect to Loyalty Point Programs; provided further that the aggregate amount of such reserves shall not in any event exceed 50% of the Loan Parties’ Loyalty Point Program Liabilities.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)the business, financial condition or results of operations, in each case, of Holdings and the Restricted Subsidiaries (taken as a whole);
(2)the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means Indebtedness of Holdings, any Borrower or any Subsidiary Loan Party in an aggregate outstanding principal amount exceeding $75.0 million.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means, as the context may require:

(1)with respect to Revolving Facility Commitments existing on the Third Amendment Effective Date and Loans and Letters of Credit in respect thereof, March 13, 2029; and
(2)with respect to any Extended Commitments and Loans and Letters of Credit in respect thereof, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“MNPI” means any material Nonpublic Information regarding Holdings and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition “material Nonpublic Information” means Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Loan or to enter into any of the transactions contemplated hereby.

“Monthly Financial Statements” has the meaning assigned to such term in Section 5.04(3).

“Moody’s” means Moody’s Investors Service, Inc.

“MTM” has the meaning assigned such term in the definition of “Designated Hedging Reserves.”

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, any Borrower or any Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means the aggregate cash proceeds (using the fair market value of any Cash Equivalents) received by Holdings or any Restricted Subsidiary in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction that is secured by a Permitted Lien that is prior or senior to the Lien securing the Obligations, any costs associated with unwinding any related Hedge Agreements in connection with such transaction and any deduction of appropriate amounts to be provided by Holdings or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that such reserved amounts will be deemed to be Net Cash Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount).

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, the net appraised liquidation value thereof (expressed as a percentage of the Cost of such Inventory) as determined from time to time by an Acceptable Appraiser in accordance with Section 5.07.

“New York Courts” has the meaning assigned to such term in Section 10.15(1).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(3).

“Note” has the meaning assigned to such term in Section 2.09(2).

“Obligations” means:

(1)all amounts owing to any Agent, any Issuing Bank or any Lender from any Loan Party pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, territorial or foreign bankruptcy, insolvency, receivership or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;
(2)all amounts owing by any Loan Party to any Qualified Counterparty under any Specified Hedge Agreement; and
(3)any Cash Management Obligations;

provided that:

(a)the Obligations of the Loan Parties under any Specified Hedge Agreement and Cash Management Obligations will be secured and Guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and Guaranteed;
(b)any release of Collateral or Guarantors (as defined in the Collateral Agreement) effected in the manner permitted by this Agreement or any Security Document will not require the consent of any Cash Management Bank or Qualified Counterparty pursuant to any Loan Document; and
(c)Obligations shall not, in any event, include any Excluded Swap Obligation.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(2)).

“Overadvance” has the meaning assigned to such term in Section 2.01(2).

“Owned Material Real Property” means any Real Property owned in fee by any of the Loan Parties that has a fair market value (as determined in good faith by a Responsible Officer of the Borrower Representative) of $10.0 million or more, other than any such Real Property that is subject to a Sale and Lease-Back Transaction permitted by Section 6.03, an Excluded Asset, or as otherwise agreed by the Administrative Agent.

“Parent Entity” means any direct or indirect parent of the Borrower Representative, including, for the avoidance of doubt, Holdings.

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement substantially in the form attached hereto as Exhibit F (as the same may be modified in a manner satisfactory to the Administrative Agent) or another split lien intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Participant” has the meaning assigned to such term in Section 10.04(5)(a).

“Participant Register” has the meaning assigned to such term in Section 10.04(5)(a).

“Payment Conditions” means, and will be deemed to be satisfied with respect to any particular action as to which the satisfaction of the Payment Conditions is being determined if, after giving effect to the taking of such action, (1) no Default or Event of Default has occurred and is continuing, (2) after giving effect to the taking of such action, Excess Availability for each day in the 30-day period prior to such action and on the date of such proposed action would exceed 15% of the Line Cap then in effect on a Pro Forma Basis, and (3) the Administrative Agent has received a certificate from a Responsible Officer of the Borrower Representative certifying as to the calculations and satisfaction of the conditions set forth in the foregoing clauses (1) and (2) above, which calculations shall be true and correct in all material respects.

“Payment Office” means the office of the Administrative Agent located at 125 High Street, Suite 1100, Boston, MA  02110 or such other office as the Administrative Agent may designate to the Borrowers and the Lenders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition).

“Permitted Cure Securities” means any equity securities of Holdings other than Disqualified Stock.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Holdings Debt” means unsecured Indebtedness of Holdings that:

(1)is not subject to any Guarantee by the Borrower Representative or any Restricted Subsidiary;
(2)does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date;
(3)no Event of Default has occurred and is continuing immediately after the issuance or incurrence thereof or would result therefrom;
(4)has no scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (6) hereof);
(5)does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the date that is ninety-one (91) days after the Latest Maturity Date; and
(6)has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth herein taken as a whole (other than provisions customary for senior discount notes of a holding company), in each case as determined in good faith by a Responsible Officer of the Borrower Representative;

provided that clauses (4) and (5) will not restrict payments that are necessary to prevent such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; provided, further that the Borrower Representative will deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower Representative is bound by a confidentiality obligation with respect thereto, in which case the Borrower Representative will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively,

“Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts or original issue discount, defeasance costs, fees, commissions and expenses);
(2)the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (a) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Latest Maturity Date were instead due on the date that is one year following the Latest Maturity Date; provided that no Permitted Refinancing Indebtedness incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced;
(3)if the Indebtedness being Refinanced is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders (as determined in good faith by a Responsible Officer of Borrower Representative) as those contained in the documentation governing the Indebtedness being Refinanced;
(4)no Permitted Refinancing Indebtedness may have different obligors, or greater Guarantees or security, than the Indebtedness being Refinanced; and
(5)in the case of a Refinancing of Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Obligations with Indebtedness that is secured on a junior basis, to the Obligations, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, a Pari Passu Intercreditor Agreement.

Permitted Refinancing Indebtedness may not be incurred to Refinance Indebtedness that is secured on a junior basis to the Revolving Loans with Indebtedness that is secured on a pari passu basis with the Revolving Loans.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings or any of its Subsidiaries or any ERISA Affiliate or (b) in respect of which Holdings or any of its Subsidiaries or any ERISA Affiliate

is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning assigned to such term in Section 9.01(5).

“Platform” has the meaning assigned to such term in Section 10.17(1).

“Pledged Collateral” means “Pledged Collateral” as defined in the Collateral Agreement.

“Portal” has the meaning assigned to such term in Section 2.03.

“Prior Claims” shall mean all Liens created or arising by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with the Liens created by the Security Documents (or interests similar thereto under applicable law) including for amounts owing for employee source deductions, wages, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, pension fund obligations and overdue rents.

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other calculation under any applicable provision of the Loan Documents, as of any date, that (1) pro forma effect will be given to the Transactions, any Permitted Acquisition or Investment, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or store, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary and restructuring, strategic and other cost savings initiatives, in each case that have occurred during the four consecutive fiscal quarter period of Holdings being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and (2) pro forma effect will be given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by Holdings and the Restricted Subsidiaries to be realized based upon actions reasonably expected to be taken within 18 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by a Financial Officer of the Borrower Representative; provided that any such pro forma adjustments in respect of such cost savings, improvements and synergies (including with respect to the Transactions) shall not exceed 25% of Consolidated EBITDA (before giving effect to all such adjustments) for any four-quarter period.

“Protective Advances” has the meaning assigned to such term in Section 2.01(3).

“Public Lender” has the meaning assigned to such term in Section 10.17(2).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 10.27.

“Qualified Cash” means the amount of unrestricted cash and cash equivalents of the Borrowers and Subsidiary Loan Parties at such time (to the extent held in investment accounts and other accounts agreed between such Loan Parties and the Administrative Agent) either (1) in a segregated restricted deposit account maintained with the Administrative Agent subject to a Blocked Account Agreement or (2) in a segregated restricted deposit account subject to a Blocked Account Agreement; provided that the applicable account bank (if not the Administrative Agent) shall provide daily reports to the Administrative Agent setting forth the balances in such accounts and such information as the Administrative Agent may reasonably request.

“Qualified Cash Inclusion Date” means the date on which the Borrowers shall have elected to include Qualified Cash in the Borrowing Base.

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute a Qualified Counterparty and the obligations with respect to Specified Hedge Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Obligations.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)the Board of Directors of Holdings has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrowers and their Restricted Subsidiaries;
(2)all sales or contributions of accounts receivable and related assets by any Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by a Responsible Officer of the Borrower Representative); and
(3)the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by a Responsible Officer of the Borrower Representative) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of any Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing; provided, however, that a grant of a security interest in such accounts receivable to perfect the transfer of an ownership interest in such accounts receivable to a Receivables Subsidiary shall not be considered a grant to secure any Indebtedness.

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Ratio Debt” has the meaning assigned to such term in Section 6.01.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased, subleased or licensed by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership, lease, sublease or license thereof.

“Reasonable Credit Judgment” means reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions; provided that, as it relates to the establishment of new Reserves (other than any defined Reserves that are expressly included in the definition thereof) or the adjustment or imposition of exclusionary criteria (other than those expressly set forth in the definitions of “Qualified Cash”, “Eligible Inventory”, “Eligible Accounts Receivable”, or “Eligible Credit Card Receivables”), Reasonable Credit Judgment will require that:

(1)such establishment, adjustment or imposition be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date that are materially different from facts or events known to the Administrative Agent on the Closing Date; provided that, this clause (1) shall not apply to (a) the Administrative Agent’s establishment of a Royalty Reserve in respect of any Royalties in existence on the Closing Date, (b) Loyalty Point Reserves, (c) Gifts With Purchase Inventory (as described in the field examination received by the Administrative Agent), (d) Private Label Components (as described in the field examination received by the Administrative Agent), (e) Self-Insured Health Claims (as described in the field examination received by the Administrative Agent), (f) Texas Sales Tax (as described in the field examination received by the Administrative Agent)  or (g) the Administrative Agent’s establishment of Reserves in respect of a Lien on Collateral permitted under Section 6.02(9), 6.02(11), 6.02(12), 6.02(18), or 6.02(24);

(2)the contributing factors to the imposition of any Reserve will not duplicate (a) the exclusionary criteria set forth in definitions of “Eligible Accounts Receivable”, “Eligible Credit Card Receivables”, “Eligible Inventory”, or “Qualified Cash” as applicable (and vice versa), or (b) any reserves deducted in computing book value; and

(3)the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrowers and their Restricted Subsidiaries pursuant to which any Borrower or any Restricted Subsidiary sells or contributes its accounts receivable to either (1) a Person that is not a Restricted Subsidiary; or (2) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary or borrows against such accounts receivable.

“Receivables Financing” means any transaction or series of transactions that may be entered into by any Borrower or any Restricted Subsidiary pursuant to which such Borrower or such Restricted Subsidiaries may sell, convey, contribute or otherwise transfer to:

(1)a Receivables Subsidiary (in the case of a transfer by any Borrower or any Restricted Subsidiary that is not a Receivables Subsidiary); and
(2)any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of any Borrower or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedge Agreements entered into by any Borrower or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller to repurchase receivables transferred by such seller in a Qualified Receivables Financing, which obligation arises as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of any Borrower (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing with such Borrower and to which such Borrower or any Restricted Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of any Borrower and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings (as provided below) as a Receivables Subsidiary and:

(1)no portion of the Indebtedness or any other obligations (contingent or otherwise):
(a)is guaranteed by any Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings, including servicing performance guarantees);
(b)is recourse to or obligates any Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, including servicing performance guarantees; or
(c)subjects any property or asset of any Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)with which neither any Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrowers reasonably believe to be no less favorable to any Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrowers; and
(3)to which neither any Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Holdings will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and a certificate of a Responsible Officer of the Borrower Representative certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Register” has the meaning assigned to such term in Section 10.04(3)(b).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, (1) such Person’s controlled Affiliates and the respective directors, officers and employees of such Person and such Persons’ controlled Affiliates and (2) the agents, advisors and other representatives of such Person and such Person’s controlled Affiliates in each case acting on behalf of, or at the express instructions of, such Person or such Person’s controlled Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the Environment.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Report” means reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent or Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Report may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 10.16.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lenders” means, at any time, Lenders having (1) Revolving Facility Credit Exposure, and (2) Available Unused Commitments that, taken together, represent more than 50.0% of the sum of (a) all Revolving Facility Credit Exposure, and (b) the total Available Unused Commitments outstanding at such time.  The Revolving Facility Credit Exposure and Available Unused Commitments of any Defaulting Lender will be disregarded in determining Required Lenders; provided that subject to the Borrowers’ right to replace Defaulting Lenders as set forth herein, Defaulting Lenders will be included in determining Required Lenders with respect to:

(1)any amendment that would disproportionately affect the obligation of the Loan Parties to make payment of the Loans or Commitments of such Defaulting Lender as compared to other Lenders holding the same Class of Loans or Commitments;
(2)any amendment relating to:
(a)increases in or extensions of the Commitment of such Defaulting Lender;
(b)reductions of principal, interest, fees or premium applicable to the Loans or Commitments of such Defaulting Lender;
(c)extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the Loans or Commitments of such Defaulting Lender;
(d)matters requiring the approval of each Lender in clause (vi) of the proviso to Section 10.08(2).

“Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves (including Accounts Reserves, Ad Valorem Tax Reserves, Inventory Reserves, Landlord Lien Reserves, Designated Cash Management Reserves, reserves for unpaid and accrued sales tax, reserves for banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, Designated Hedging Reserves, Customer Credit Liability Reserves, Loyalty Point Reserves, Royalty Reserves, reserves for self-insurance healthcare programs for employees, reserves for accrued and unpaid property taxes, reserves for uninsured, underinsured, unindemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for any judgment Liens that encumber Collateral included in the Borrowing Base in the amount of such judgment, reserves for Taxes, fees, assessments, and other governmental charges and Prior Claims and other reserves against Eligible Accounts, Eligible Inventory and Qualified Cash) that the Administrative Agent from time to time determines in its Reasonable Credit Judgment as being appropriate to reflect:

(1)the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base in accordance with the Loan Documents;
(2)claims and liabilities that will need to be satisfied, or will dilute the amounts received by holders of Loans, in connection with the realization upon such Collateral; or
(3)criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Base, the Collateral included therein or the validity or enforceability of the Loan Documents or any material remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender under the Loan Documents with respect to such Collateral.

The establishment or increase of any Reserve will be limited to the exercise by the Administrative Agent of Reasonable Credit Judgment, upon at least five Business Days’ prior written notice to the Borrowers (which notice will include a reasonably detailed description of the Reserve being established); provided that upon such notice, the Borrowers will not be permitted to borrow so as to exceed the applicable Borrowing Base after giving effect to such new or modified Reserves; provided, further, that any Designated Hedging Reserve or Designated Cash Management Reserve shall not require such five Business Day prior notice and shall be effective immediately upon written notice to the Borrowers.  During such five Business Day period, the Administrative Agent will, if requested, discuss any such new or modified Reserve with the Borrowers, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.  Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve or change will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (b) no Reserves or changes will be duplicative of other reserves or changes or items that are otherwise addressed, excluded or already accounted for through eligibility criteria (including collection/advance rates).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Loan Party or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder, including, with respect to the Portal, any person authorized and authenticated through the Portal in accordance with the Administrative Agent’s procedures for such authentication.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.  Unless the context requires otherwise, each reference herein and in any other Loan Document to a Responsible Officer of a Borrower means and is a reference to a Responsible Officer of the Borrower Representative.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person.  Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of Holdings.

“Revolving Facility” means the Revolving Facility Commitments (including any Incremental Commitments) and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Facility Claims” has the meaning assigned to the term “ABL Claims” in the Pari Passu Intercreditor Agreement.

“Revolving Facility Commitment” means, with respect to a Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.08, (2) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 or (3) increased from time to time under Section 2.21.  The initial amount of each Lender’s Revolving Facility Commitment as of the Third Amendment Effective Date is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender has assumed its Revolving Facility Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Facility Commitments as of the Third Amendment Effective Date is $800.0 million.

“Revolving Facility Credit Exposure” means, at any time, the sum of:

(1)the aggregate principal amount of the Revolving Loans outstanding at such time;
(2)the Swingline Exposure at such time; and

(3)the Revolving L/C Exposure at such time.  The Revolving Facility Credit Exposure of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.23, the product of (a) such Revolving Lender’s Revolving Facility Percentage and (b) the aggregate Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“Revolving Facility Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages will be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving L/C Exposure” means at any time the sum of (1) the aggregate undrawn face amount of all Letters of Credit outstanding at such time and (2) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Lender at any time will mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn.  Unless otherwise specified herein, the amount of a Letter of Credit at any time will be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit will be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Revolving Lender” means each Lender with a Revolving Facility Commitment or outstanding Revolving Facility Credit Exposure.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(1) and will include any Overadvances and Protective Advances.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by any Borrower under a license of Intellectual Property (as defined in the Security Documents).

“Royalty Reserve” means an amount equal to all accrued Royalties that are then unpaid, whether or not then due and payable by any Borrower.

“RP Conditions” means, and will be deemed to be satisfied with respect to any proposed Restricted Payment of Share Repurchases as to which the satisfaction of the RP Conditions is being determined if, after giving effect to the taking of such action, (1) no Default or Event of Default has occurred and is continuing, (2) after giving effect to the making of such Share Repurchases, Excess Availability for each day during the fiscal quarter when all or any of the Share Repurchases will be made, as projected by the Borrowers pursuant to the certification set forth in clause (3) below, would exceed 15% of the Line Cap then in effect on a Pro Forma Basis, and (3) the Administrative Agent has received a certification from the Borrowers’ Financial Officer that the Borrowers expect Excess Availability for each day during the fiscal quarter when any of the Share Repurchases will be made to exceed 15% of the Line Cap then in effect on a Pro Forma Basis (which certification may be made at any time prior to or during the fiscal quarter when any of the Share Repurchases will be made and may be made in the Financial Officer’s certificate delivered pursuant to Section 5.04(4) concurrently with the Required Financial Statements covering the fiscal quarter most recently preceding such Restricted Payment for which Quarterly Financial Statements are available it being understood that such certification need not be made more than once per fiscal quarter).

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.03.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of comprehensive Sanctions.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC (“SDN”), OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Sanctions Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a comprehensive Sanctioned Entity, or (d) any Person directly or indirectly 50% or more owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, or (d) His Majesty’s Treasury of the United Kingdom (each, a “Sanctions Authority”).

“Sanctions Authority” has the meaning assigned to such term in the definition of Sanctions.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means the collective reference to the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the collective reference to the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10.

“Settlement Date” has the meaning assigned to such term in Section 2.18(2).

“Share Repurchases” means, with respect to any Person, to directly or indirectly redeem, purchase, retire or otherwise acquire for value any of the Equity Interests of such Person or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares).

“Shared Dollar Basket” means, at any time, the greater of (1) $130.0 million and (2) the Comparable Percentage of Consolidated Total Assets at such time, minus the aggregate amount of (a) Investments which have been made prior to such time since the Closing Date in reliance on Section 6.04(29) and which remain outstanding immediately prior to such time, (b) Restricted Payments which have been made prior to such time since the Closing Date in reliance on Section 6.06(17) and (c) payments with respect to any Junior Financing which have been made prior to such time since the Closing Date in reliance on Section 6.09(2)(c).

“Shrink” means Inventory that is lost, misplaced, stolen or otherwise unaccounted for.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the Shrink reflected in current stock ledger of the Borrowers would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any Shrink as so reflected in the current stock ledger of the Borrowers or estimated by the Borrowers for purposes of computing any Borrowing Base other than at month’s end).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means a Borrowing comprised of SOFR Loans.

“SOFR Loan” means a Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“SOFR Loan Notice” means a notice for a SOFR Borrowing or continuation pursuant to Section 2.03, which shall be substantially in the form of Exhibit G, or such other form as may be approved by the Administrative Agent and Borrower Representative.

“SOFR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to Adjusted Term SOFR.

“Special Purpose Entity” means a bankruptcy remote, special purpose entity organized under the laws of any state of the United States of America that (1) satisfied, as of the date of its formation, the special purpose entity criteria published by S&P and in effect as of such date, and (2) that is formed by Holdings or any of its Subsidiaries for the purpose of purchasing, improving or financing real estate.

“Special Purpose Finance Subsidiary” means a special purpose entity organized under the laws of any state of the United States that is formed by Holdings or any of its Subsidiaries for the purpose of incurring Indebtedness the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder (or that will result in a payment in full of the Revolving Facility hereunder).

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3), 8.01(8) or 8.01(9).

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among any Borrower or any Subsidiary of Borrowers and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower Representative in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement.

“Specified Representations” means the representations and warranties of each of the Borrowers and the other Loan Parties set forth in the following sections of this Agreement:

(1)Section 3.01(1) and (4) (but solely with respect to its organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the other Loan Documents);
(2)Section 3.02(1) (but solely with respect to its authorization of this Agreement and the other Loan Documents);
(3)Section 3.02(2)(a)(i)(B) (but solely with respect to non-conflict of this Agreement and the other Loan Documents with its certificate or article of incorporation or any other constitutive document);
(4)Section 3.03 (but solely with respect to execution and delivery by it, and enforceability against it, of this Agreement and the other Loan Documents);
(5)Section 3.09(2);
(6)Section 3.10;
(7)Section 3.15(1) (subject to Permitted Liens);
(8)Section 3.17; and
(9)Section 3.20(1) (solely with respect to the USA PATRIOT Act) and Section 3.20(3).

“Specified Segregated Accounts” means those segregated DDAs that the Borrowers designate to the Administrative Agent from time to time in writing, into which funds from the sale of Inventory (a) held by any Borrower or any Restricted Subsidiary on a consignment basis or (b) relating to a leased department within retail stores of any Borrower or any Restricted Subsidiary, in each case, which Inventory is not owned by a Loan Party (and would not be reflected on a consolidated balance sheet of Borrowers and their Subsidiaries prepared in accordance with GAAP).

“Specified Transaction” means any Investment (including any Limited Condition Acquisition), disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental  Revolving Facility Increase that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis”; provided that any increase in the Commitments (including, for this purpose, any Incremental Commitment or Extended Commitment) above the amount of Commitments in effect on the Third Amendment Effective Date, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that, at the Borrowers’ election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $5,000,000 shall not be calculated on a “Pro Forma Basis.”

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by any Borrower or any Subsidiary of such Borrower that a Responsible Officer of the Borrower Representative has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Standby Letters of Credit” means standby letters of credit issued for any lawful purposes of the Borrowers and their Subsidiaries.

“Store Bank Accounts” means any DDA maintained by a Loan Party in connection with a retail store operated by such Loan Party, used solely for the purpose of collecting proceeds from sales of Inventory in every form, which DDA is subject to sweeps into a Blocked Account in accordance with Section 5.11.

“Subagent” has the meaning assigned to such term in Section 9.02.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person.  Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower Representative.

“Subsidiary Loan Parties” means: (1) each Wholly Owned Domestic Subsidiary of any Borrower on the Closing Date (other than any Excluded Subsidiary) and (2) each Wholly Owned Domestic Subsidiary (other than any Excluded Subsidiary) of any Borrower that becomes, or is required to become, a party to the Collateral Agreement after the Closing Date.

“Supermajority Revolving Lenders” means, at any time, Lenders having (1) Revolving Facility Credit Exposure and (2) Available Unused Commitments that, taken together, represent more than 66.67% of the sum of (a) all Revolving Facility Credit Exposure and (b) the total Available Unused Commitments outstanding at such time.  The Revolving Facility Credit Exposure and Available Unused Commitments of any Defaulting Lender will be disregarded in determining Supermajority Revolving Lenders.

“Supported QFC” has the meaning assigned to such term in Section 10.27.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” means a request by the Borrowers for a Swingline Loan, which shall be substantially in the form of Exhibit C.

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04(1)(x).  The aggregate amount of the Swingline Commitments on the Third Amendment Effective Date is $50.0 million.

“Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Swingline Borrowings at such time.  The Swingline Exposure of any Revolving Lender at any time will mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo Bank, National Association in its capacity as a lender of Swingline Loans.

“Swingline Loans” means the swingline loans made to the Borrowers pursuant to Section 2.04(1)(x).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Loan Documents” means the “Loan Documents”, “Note Documents” or similar term under and as defined in any credit agreement, note agreement or indenture evidencing term loan or secured note Indebtedness permitted to be incurred hereunder that is subject to a Pari Passu Intercreditor Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Documents.

“Term Priority Collateral” means “Term Loan Priority Collateral” as defined in the Pari Passu Intercreditor Agreement.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

(b)for any calculation with respect to a ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Amendment” means that certain Amendment No. 3 to Second Amended and Restated Loan Agreement by and among the Borrowers, the other Loan Parties party hereto, the Lenders party thereto, and the Administrative Agent, dated as of the Third Amendment Effective Date.

“Third Amendment Effective Date” means March 13, 2024.

“Total Net Leverage Ratio” means, as of any date, the ratio of Consolidated Total Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Trade Letters of Credit” means trade letters of credit issued in support of trade obligations of Borrowers or the Subsidiaries incurred in the ordinary course of business.

“tranche” has the meaning assigned to such term in Section 2.22(1).

“Transactions” means, collectively, the transactions to occur pursuant to the Loan Documents, including:

(1)the execution and delivery of the Loan Documents (including, without limitation, the First Amendment); and
(2)the payment of all fees, costs and expenses in connection with the foregoing.

“Trust Account” means any accounts or trusts used solely to hold Trust Funds.

“Trust Funds” means, to the extent segregated from other assets of the Loan Parties in a segregated account that contains amounts comprised solely and exclusively of such Trust Funds, cash, Cash Equivalents or other assets comprised solely of:

(1)funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees;
(2)all taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof));
(3)(a) proceeds from the issuance of Indebtedness, (b) proceeds from the sale or disposition of assets (other than ABL Priority Collateral) and (c) proceeds of insurance and condemnation awards (and payments in lieu thereof) relating to any assets (other than ABL Priority Collateral) in each of clauses (a), (b) and (c), to the extent such cash or permitted investment is required to be deposited in an account pursuant to the documentation governing any indebtedness having a first priority lien on any such assets; and
(4)any other funds which any Borrower or any of the Restricted Subsidiaries holds in trust or as an escrow or fiduciary for another person which is not a Restricted Subsidiary of any Borrower.

“Type” means, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” means Adjusted Term SOFR or ABR, as applicable.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ulta Salon” has the meaning assigned to such term in the preamble hereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the \extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Borrowers and their Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Unrestricted Subsidiary” any Subsidiary of Holdings specified on Schedule 1.01 as of the Third Amendment Effective Date and any other Subsidiary of Holdings (other than the Borrowers) designated by the Borrower Representative as an Unrestricted Subsidiary hereunder after the Closing Date by written notice to the Administrative Agent, unless in each case such Subsidiary has been subsequently re-designated as a Restricted Subsidiary by the Borrower Representative hereunder; provided that the Borrowers will only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date or subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary (by written notice to the Administrative Agent) if:

(1)no Event of Default is continuing; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, (a) at the Borrower Representative’s option, the date of determination of such condition shall be the LCA Test Date and (b) on the date such Subsidiary is designated as an Unrestricted Subsidiary, no Specified Event of Default shall have occurred and be continuing or would exist immediately after such designation;
(2)such designation or re-designation would not cause an Event of Default; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, (a) at the Borrower Representative’s option, the date of determination of such condition shall be the LCA Test Date and (b) on the date such Subsidiary is designated as an Unrestricted Subsidiary, such designation or re-designation would not cause a Specified Event of Default; and
(3)compliance with the Payment Conditions.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 6.04.  The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary will be deemed to be an incurrence at the time of such designation of Indebtedness of such Unrestricted Subsidiary and the Liens on the assets of such Unrestricted Subsidiary, in each case outstanding on the date of such redesignation.

“Updated Collateral Diligence” means that certain collateral due diligence consisting of an updated field examination and inventory appraisal to be delivered to the Administrative Agent on or before the six (6) month anniversary of the Third Amendment Effective Date.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.03, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 10.27.

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by

(b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned Domestic Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Wholly Owned Subsidiary.  Unless otherwise indicated in this Agreement, all references to Wholly Owned Domestic Subsidiaries will mean Wholly Owned Domestic Subsidiaries of Holdings.

“Wholly Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.  Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of Holdings.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02Terms Generally.  The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  Unless the context requires otherwise:
(1)	the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”;
(2)	in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”;
(3)	the word “will” will be construed to have the same meaning and effect as the word “shall”;
(4)	the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);
(5)	any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(6)	the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time.  Whenever this Agreement refers to the “knowledge” of any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer, controller or other Financial Officer of such Person.  For the avoidance of doubt, any reference to a Permitted Lien shall not serve to subordinate or postpone any Lien created by any Security Document to such Permitted Lien.

SECTION 1.03Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value,” as defined therein.  In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Borrower Representative or the Administrative Agent (acting upon the request of the Required Lenders), the Borrowers, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrowers’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will remain in effect until the effective date of such amendment.  “Accounting Change” means (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by Holdings or the Borrowers.

SECTION 1.04Effectuation of Transfers.

Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05Currencies.

Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars.  For purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in exchange rates occurring after the time such Indebtedness, Lien or Investment is incurred or Asset Sale or Restricted Payment is made.

SECTION 1.06Required Financial Statements.

With respect to the determination of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) made on or prior to the date on which Required Financial Statements have been delivered for the first fiscal quarter ending after the Closing Date, such calculation will be determined for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date, and calculated on a Pro Forma Basis.  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.07Certain Calculations and Tests.
(1)	Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrowers (the Borrowers’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of Holdings) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If Borrowers have made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided, that (other than solely with respect to the incurrence test under which such Limited Condition Acquisition is being made) Consolidated EBITDA, Consolidated Total Assets and Consolidated Net Income of any target of such Limited

Condition Acquisition can only be used in the determination of the relevant ratio and baskets if and when such Limited Condition Acquisition has closed.
(2)	Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any First Lien Net Leverage Ratio test, Total Net Leverage Ratio test, and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under the same covenant as such Fixed Amount that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than in the case of any Fixed Amounts contained in Section 6.01 or Section 6.02, any refinancings of any Indebtedness that was previously incurred) and any substantially concurrent borrowings under the Revolving Facility (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts and any substantially concurrent borrowings under the Revolving Facility shall be taken into account for purposes of any Incurrence Based Amounts under any covenant other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.
SECTION 1.08Disqualified Institutions.

Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.  The list of Disqualified Institutions shall be available to Lenders upon request but shall not otherwise be posted to the Lenders.

SECTION 1.09Joint and Several Liability.
(1)	Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Obligations are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Obligations or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender from any of the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, and Letters of Credit issued for the account of, the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower with respect to the Obligations is required as a condition to, and is given as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower.
(2)	Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement executed as of the Closing Date or thereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under Title 11 of the United States Code, as now constituted or hereafter amended, of the application of Section 1111(b)(2) of Title 11 of the United States Code, as now constituted or hereafter amended or as debtor-in-possession under any other Debtor Relief Law, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of Title 11 of the United States Code, as now constituted or hereafter amended or as debtor-in-possession under any other Debtor Relief Law, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of Title 11 of the United States Code, as now constituted or hereafter amended or under any other Debtor Relief Law, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower.
(3)	With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to any Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower subordinates to the Obligations, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender had as of the Closing Date or may have thereafter against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender.
(4)	Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations owed by such Borrower, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
SECTION 1.10Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.11Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.12Timing of Payment.  Except as otherwise expressly provided herein, when the performance of any covenant to pay is stated to be due on a day which is not a Business Day the date of such performance shall extend to the immediately succeeding Business Day.
SECTION 1.13Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.14Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.20(2)(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II

The Credits
SECTION 2.01Commitments.  Subject to the terms and conditions set forth herein:
(1)	Revolving Loans. Each Revolving Lender with a Revolving Facility Commitment agrees to make loans to the Borrowers (“Revolving Loans”) from time to time during the Availability Period in amounts not to exceed (except for the Swingline Lender with respect to Swingline Loans) such Revolving Lender’s Revolving Facility Percentage of the Borrowing Base, and in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Facility Credit Exposure exceeding such Revolving Lender’s Revolving Facility Commitment, (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments, or

(iii) the Revolving Facility Credit Exposure exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
(2)	Overadvances. Insofar as the Borrowers may request and the Administrative Agent or Required Lenders may be willing in their sole discretion to make Revolving Loans to the Borrowers at a time when the Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such Revolving Loan, the Borrowing Base (any such Loan being herein referred to individually as an “Overadvance”), the Administrative Agent will enter such Overadvances as debits in the applicable Loan Account. All Overadvances will be repaid on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Loans generally. Any Overadvance made pursuant to the terms hereof will be made to the Borrowers by all Revolving Lenders ratably in accordance with their respective Revolving Facility Percentages. Overadvances, together with outstanding Protective Advances, in an aggregate amount not to exceed 10.0% of the Borrowing Base may be made in the sole, reasonable discretion of the Administrative Agent; provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances; provided that no existing Overadvances will be subject to such revocation and any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. The foregoing notwithstanding, in no event, unless otherwise consented to by all Revolving Lenders will:
(a)	any Overadvances be outstanding for more than 90 consecutive days;
(b)	the Administrative Agent or Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding; or
(c)	the Administrative Agent make Revolving Loans on behalf of Revolving Lenders under this Section 2.01(2) to the extent such Revolving Loans would cause a Revolving Lender’s share of the applicable Revolving Facility Credit Exposure to exceed such Lender’s applicable Revolving Facility Commitment or cause the aggregate applicable Revolving Facility Commitments to be exceeded.
(3)	Protective Advances. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole, reasonable discretion, may make Revolving Loans to, or for the benefit of, the Borrowers, on behalf of the Revolving Lenders having Revolving Facility Commitments, so long as the aggregate outstanding amount of such Revolving Loans, together with the aggregate outstanding amount of the Overadvances, does not exceed 10.0% of the Borrowing Base, if the Administrative Agent, in its Reasonable Credit Judgment, deems that such Revolving Loans are necessary or desirable to:
(a)	protect all or any portion of the Collateral;
(b)	enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations; or
(c)	pay any other amount chargeable to the Borrowers pursuant to this Agreement (the Revolving Loans described in this Section 2.01(3), “Protective Advances”);

provided that (i) with respect to Protective Advances, in no event will the Revolving Facility Credit Exposure exceed the aggregate Revolving Facility Commitments and (ii) the Required Lenders under the Revolving Facility may at any time revoke the Administrative Agent’s authorization to make future

Protective Advances; provided, further, that any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof and existing Protective Advances will not be subject to thereto.

Each applicable Revolving Lender will be obligated to advance to the Borrowers its applicable Revolving Facility Percentage of each Protective Advance made in accordance with this Section 2.01(3).  If Protective Advances are made in accordance with the preceding sentence, then all Revolving Lenders will be bound to make, or permit to remain outstanding, such Protective Advances based upon their applicable Revolving Facility Percentages in accordance with the terms of this Agreement.  All Protective Advances will be repaid by the applicable Borrowers on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Loans generally.  No Protective Advance may remain outstanding for more than forty-five (45) days without the consent of the Required Lenders.

(4)	Reserves. The Administrative Agent may at any time and from time to time in the exercise of its Reasonable Credit Judgment establish and increase or decrease Reserves in accordance with the terms of the definition thereof.
SECTION 2.02Loans and Borrowings.
(1)	Each Loan will be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments). The failure of any Lender to make any Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Loans as required.
(2)	Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) will be comprised entirely of ABR Loans or SOFR Loans as the Borrowers may request in accordance herewith. Each Swingline Borrowing will be an ABR Borrowing. Each Lender at its option may make any ABR Loan or SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option will not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender will not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.
(3)	Notwithstanding any other provision of this Agreement, no Borrower will be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03Requests for Borrowings; Interest Elections.
(1)	Each request for an ABR Borrowing shall be made no later than 2:00 p.m. New York City time, on the Business Day of the proposed date of Borrowing by electronic request of the Borrower Representative through Administrative Agent’s Commercial Electronic Office Portal or through such other electronic portal provided by Administrative Agent (the “Portal”). The Borrowers hereby acknowledge and agree that any request made through the Portal shall be deemed made by a Responsible Officer of Borrower Representative and may designate the Borrower for whose account the ABR Borrowing is being requested. Each request for a SOFR Borrowing or request to continue a SOFR Borrowing shall be made pursuant to Borrower Representative’s submission of a SOFR Loan Notice to Administrative Agent, which must be received by the Administrative Agent not later than 2:00 p.m., New York City time, three (3) U.S. Government Securities Business Days prior to the requested date of any SOFR Borrowing or continuation of SOFR Loans. Each SOFR Loan Notice shall specify (a) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (b) the principal amount of the SOFR Loans to be borrowed or continued (which shall be in a principal amount of at least the Borrowing Minimum or a Borrowing Multiple in excess thereof) and may designate the Borrower for whose account the SOFR Borrowing is being requested, (c) the duration of the Interest Period will respect thereto and (d) any outstanding ABR Loans that are requested to be converted to a SOFR Loan. If the Borrower Representative fails to elect an Interest Period, it will be deemed to have specified an Interest Period of one month. On the requested date of any SOFR Borrowing, (i) in the event that ABR Loans are outstanding in an amount equal to or greater than the requested SOFR Loan, all or a portion of such ABR Loans shall be automatically converted into a SOFR Loan in the amount requested by the Borrower Representative and (ii) if ABR Loans are not outstanding in an amount at least equal to the requested SOFR Loan, the Borrower Representative shall make an electronic request via the Portal for additional ABR Loans in such amount, when taken with the outstanding ABR Loans (which shall be converted automatically at such time), as is necessary to satisfy the requested SOFR Loan. If the Borrower Representative fails to make such additional request via the Portal as required pursuant to clause (ii) of the foregoing sentence, then the Borrowers shall be responsible for all amounts due pursuant to Section 2.16 hereof arising on account of such failure. If the Borrower Representative fails to give a timely notice with respect to any continuation of a SOFR Loan, then the applicable Loans shall be converted to ABR Loans, effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans.
(2)	The Administrative Agent shall promptly notify each Lender of the amount of its share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans described above.
(3)	Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of a Default or an Event of Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders.
(4)	The Administrative Agent, without the request of any Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses of the Loan Parties pursuant to Section 10.05 of this Agreement, or other payment to which any Agent or Lender is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to any Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Borrower Representative of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.11(1). Any amount which is charged to a Loan Account as provided in this Section 2.03(4) shall constitute Revolving Loans and shall bear interest at the interest rate then and thereafter applicable to ABR Loans.
(5)	The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate.
(6)	After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to SOFR Loans.

SECTION 2.04Swingline Loans.
(1)	Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make (x) Swingline Loans to the Borrowers from time to time during the Availability Period; provided, that no such Swingline Loan will be permitted if, after giving effect thereto, (a) the aggregate principal amount of outstanding Swingline Loans would exceed the Swingline Commitment; or (b) the Revolving Facility Credit Exposure would exceed the Borrowing Base; provided; that the Swingline Lender will not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(2)	To request a Swingline Borrowing, the Borrowers will notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by email or facsimile), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request will be irrevocable and will specify the requested (a) date (which will be a Business Day), and (b) amount of the Swingline Borrowing and may designate the Borrower for whose account the ABR Borrowing is being requested. The Swingline Lender will consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender will make each Swingline Loan in accordance with Section 2.02(2) on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m., New York City time, to the account of the applicable Borrowers (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(5), by remittance to the applicable Issuing Bank); provided that the Swingline Lender will not be obligated to make any Swingline Loan at any time when any Lender is at such time a Defaulting Lender, unless the Swingline Lender (i) is satisfied in its reasonable discretion that the related exposure will be 100% covered by the applicable Revolving Facility Commitments of the non-Defaulting Lenders pursuant to clause (3) below or (ii) has otherwise entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender.
(3)	The Swingline Lender may by written notice given to the Administrative Agent on any Business Day require the Revolving Lenders with Revolving Facility Commitments to acquire participations by 2:00 p.m., New York City time, on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice will specify the aggregate amount of such Swingline Loans in which the applicable Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Revolving Lender, specifying in such notice such Revolving Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and will not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender will comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 will apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent will promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.

(4)	The Administrative Agent will notify the Borrowers of any participations in any Swingline Loan acquired pursuant to paragraph (3)(a), and thereafter payments in respect of such Swingline Loan will be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein will be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent will be promptly remitted by the Administrative Agent to the Revolving Lenders that made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted will be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to paragraph (3)(a) will not relieve the Borrowers of any default in the payment thereof.
(5)	If the Maturity Date in respect of any tranche of Revolving Facility Commitments occurs at a time when Extended Commitments are in effect, then (i) on such Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date) or refinanced with a borrowing of an Extension pursuant to Section 2.22; provided that, if on the occurrence of the such Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Commitments and such Swingline Loans shall not be so required to be repaid in full on such Maturity Date.
SECTION 2.05Letters of Credit.
(1)	General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Standby Letters of Credit or Trade Letters of Credit issued for any lawful purposes of any Loan Party (such letters of credit issued for such purposes, “Letters of Credit”), for their own account or for the account of any Subsidiary (provided that if such Subsidiary is not a Borrower, a Borrower shall be a co-applicant thereto), in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any of the Borrowers to, or entered into by any of the Borrowers with, an Issuing Bank relating to any Letter of Credit, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.05 shall control and govern.
(2)	Notice of Issuance, Amendment, Renewal, Extension.
(a)	Each request for the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (3) of this Section 2.05) or extension of an outstanding Letter of Credit), shall be irrevocable and the Borrowers will deliver by telefacsimile or other electronic method of transmission reasonably acceptable to the Issuing Bank (including by e-mail, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent three

Business Days in advance of the requested date of issuance, amendment or extension (or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) (i) a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which will be a Business Day), the date on which such Letter of Credit is to expire (which will comply with paragraph (3) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof, identifying whether such Letter of Credit is a Standby Letter of Credit or a Trade Letter of Credit, and such other information (including the conditions to drawing) as is necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrowers will also submit a letter of credit application and/or any other customary issuer documents on such Issuing Bank’s standard forms in connection with any request for a Letter of Credit. The Administrative Agent’s records of the content of any such request will be conclusive absent manifest error. A Letter of Credit will be issued or arranged, amended or extended in the Issuing Bank’s discretion and only if (and upon issuance, amendment or extension of each Letter of Credit, the Borrowers will be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension:
(i)	the Revolving L/C Exposure will not exceed the Letter of Credit Sublimit; and
(ii)	the Revolving Facility Credit Exposure will not exceed the Line Cap;
(b)	Notwithstanding anything to the contrary contained herein, the Issuing Bank will not issue or arrange (or be obligated to issue or arrange) any Letter of Credit if:
(i)	any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain the Issuing Bank from issuing or arranging such Letter of Credit;
(ii)	any applicable law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank prohibits the issuance of letters of credit generally;
(iii)	such Letter of Credit imposes upon the Issuing Bank any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date;
(iv)	such Letter of Credit imposes upon the Issuing Bank any unreimbursed loss, cost or expense and which the Issuing Bank in good faith deems material to it;
(v)	any Lender is at such time a Defaulting Lender, unless the Issuing Bank (A) is satisfied in its reasonable discretion that the related exposure will be 100% covered by the Revolving Facility Commitments of the non-Defaulting Lenders pursuant to Section 2.23(1) or (B) has otherwise entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender;
(vi)	such Letter of Credit issuance would cause such Issuing Bank’s Revolving L/C Exposure to exceed such Issuing Bank’s Letter of Credit Commitments; or

(vii)	issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally
(3)	Expiration Date.
(a)	Each Standby Letter of Credit will expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of issuance of such Standby Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Standby Letter of Credit with a one-year tenor may provide for the automatic extension thereof for additional one-year periods (which will in no event extend beyond the date referred to in the preceding clause (ii)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such 12-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date of any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above; and, provided, further, that (A) if any such Standby Letter of Credit is outstanding or is issued after the date that is 30 days prior to the Maturity Date, the Borrowers will provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 103% of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Maturity Date or, if later, such date of issuance, and (B) each Revolving Lender’s participation in any undrawn Standby Letter of Credit that is outstanding on the Maturity Date will terminate on the Maturity Date.
(b)	Each Trade Letter of Credit will expire on the earlier of (i) 180 days after such Trade Letter of Credit’s date of issuance or (ii) the date that is five Business Days prior to the Maturity Date.
(4)	Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender with a Revolving Facility Commitment, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, its Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (5) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and will not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever.
(5)	Reimbursement.

(a)	If the applicable Issuing Bank makes any L/C Disbursement in respect of a Letter of Credit, the Borrowers will reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York City time, on the first Business Day after the Borrowers receive notice under paragraph (8) of this Section 2.05 of such L/C Disbursement (or the second Business Day, if such notice is received after 12:00 noon, New York City time), together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans that are Revolving Loans; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing of Revolving Loans or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrowers’ obligations to make such payment will be discharged and replaced by the resulting ABR Borrowing or Swingline Borrowing.
(b)	If the applicable Borrowers fail to reimburse any L/C Disbursement when due, then the Administrative Agent will promptly notify the applicable Issuing Bank and each other applicable Revolving Lender of the applicable L/C Disbursement, the payment then due from the applicable Borrowers in respect thereof and, in the case of a Revolving Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Lender will pay to the Administrative Agent its Revolving Facility Percentage of the payment then due from the applicable Borrowers in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 will apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Any payment made by a Revolving Lender pursuant to this paragraph (5) to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) will not constitute a Loan and will not relieve the applicable Borrowers of their obligations to reimburse such L/C Disbursement.
(c)	Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to paragraph (5)(a), the Administrative Agent will distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to paragraph (5)(b) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.
(6)	Obligations Absolute. The obligations of the applicable Borrowers to reimburse L/C Disbursements as provided in paragraph (5) of this Section 2.05 will be absolute, unconditional and irrevocable, and will be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(a)	any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;
(b)	any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(c)	payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(d)	the Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(e)	the Issuing Bank or any correspondent honoring a drawing against a drawing document up to the amount available under any Letter of Credit even if such drawing document claims an amount in excess of the amount available under the Letter of Credit;
(f)	the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the Issuing Bank or any other Person;
(g)	the fact that any Default or Event of Default shall have occurred and be continuing; or
(h)	any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against the Borrowers’ obligations hereunder.
(7)	Limited Liability. None of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties, will have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (a), (b) or (c) of Section 2.05(6); provided that the foregoing will not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank will be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(8)	Disbursement Procedures. The applicable Issuing Bank will, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank will promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by facsimile or e-mail) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice will not relieve the applicable Borrowers of their obligations to reimburse such Issuing Bank and/or the Revolving Lenders with respect to any such L/C Disbursement (following receipt of notice from the Issuing Bank).

(9)	Interim Interest. If an Issuing Bank makes any L/C Disbursement, then, unless the applicable Borrowers reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof will bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the applicable Borrowers reimburse such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the applicable Borrowers when due pursuant to paragraph (5) of this Section 2.05, then Section 2.13(3) will apply. Interest accrued pursuant to this paragraph will be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (5) of this Section 2.05 to reimburse such Issuing Bank will be for the account of such Revolving Lender to the extent of such payment.
(10)	Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement between the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent will notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the applicable Borrowers will pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (a) the successor Issuing Bank will have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Issuing Bank” will be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context will require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank will remain a party hereto and will continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but will not be required to issue additional Letters of Credit.
(11)	Cash Collateralization. If any Event of Default occurs and is continuing, (a) in the case of an Event of Default described in Section 8.01(8) or (9), on the Business Day, or (b) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrowers receive notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph (11), the Borrowers will deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, in each case, upon the occurrence of any Event of Default described in Section 8.01(8) or (9), the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph will be held by the Administrative Agent or the Collateral Agent as collateral for the payment and performance of the obligations of the applicable Borrowers under this Agreement. The Administrative Agent will have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts. Other than any interest earned on the investment of such deposits, which investments will be made at the option and sole discretion of (i) for so long as an Event of Default is continuing, the Administrative Agent and (ii) at any other time, the Borrowers, in each case, in Cash Equivalents and at the risk and expense of the Borrowers, such deposits will not bear interest. Moneys in such account described in the foregoing will be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers (or any of them) are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) will be returned to such Borrowers within three (3) Business Days after all Events of Default have been cured or waived.
(12)	Additional Issuing Banks. From time to time, the Borrowers may, by notice to the Administrative Agent, designate any Lender (in addition to Wells Fargo) to act as an Issuing Bank; provided that such Lender agrees in its sole discretion to act as such and such Lender is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank will execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval will not be unreasonably withheld) and will thereafter be an Issuing Bank hereunder for all purposes. The Borrowers may, in their sole discretion, request a Letter of Credit issuance from any Issuing Bank.
(13)	Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank will (x) provide to the Administrative Agent copies of any notice received from the Borrowers pursuant to Section 2.05(2) no later than the next Business Day after receipt thereof and (y) report in writing to the Administrative Agent as follows:
(a)	on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank will be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent will not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement;
(i)	on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement; and
(ii)	on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent reasonably requests, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

The failure of any Issuing Bank (other than the Administrative Agent or any affiliate thereof acting as an Issuing Bank) to comply with the provisions of sub-clauses (i) and (ii) of this clause (13) with respect to any letter of credit will result in such letter of credit not being deemed a “Letter of Credit” hereunder and under the other Loan Documents.

(14)	Reallocation. If the Maturity Date in respect of any tranche of a Class of Revolving Facility Commitments occurs prior to the expiration of any Letter of Credit issued under such Class of Revolving Facility Commitments, then (i) if one or more other tranches of Revolving Facility Commitments of the same Class in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the applicable Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(5)) under (and ratably participated in by the applicable Lenders pursuant to) the Revolving Facility Commitments of the same Class in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Facility

Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be reallocated); provided, in no event shall such reallocation cause a Lender’s share of the Revolving Facility Commitments of such Class to exceed such Lender’s Revolving Facility Commitments of such Class, and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the applicable Borrowers shall cash collateralize any such Letter of Credit in accordance with Section 2.05(11). If, for any reason, such cash collateral is not provided or reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the applicable Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Facility Commitments of the same Class shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued under such Class of Revolving Facility Commitments before such Maturity Date. Commencing with the Maturity Date of any tranche of Revolving Facility Commitments of the same Class, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.
(15)	Each Borrower agrees to indemnify, defend and hold harmless Issuing Bank (and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.17) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any issuer or drawing document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(16)	If the Borrowers request the issuance of Trade Letters of Credit, at Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related issuer document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any issuer document.
SECTION 2.06Funding of Borrowings.
(1)	Each Lender will make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that same-day ABR Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time; provided, further that Swingline Loans will be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrowers by promptly crediting the amounts so received, in like funds, to an account of such Borrowers as specified in the applicable SOFR Loan Notice; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of an L/C Disbursement and reimbursements as provided in Section 2.05(5) will be remitted by the Administrative Agent to the applicable Issuing Bank.
(2)	Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of Borrowers, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Loan included in such Borrowing.
(3)	The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make the applicable Loan on behalf of any such Lender, (including by means of Swingline Loans to the applicable Borrowers). In such event, the Lender, on behalf of whom Administrative Agent made the Loan, will reimburse the Administrative Agent for all or any portion of such Loan made on its behalf upon written notice given to such Lender not later than 12:00 noon, New York City time, on the Business Day such reimbursement is requested. On each such settlement date, the Administrative Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Loan for the period from and including the date on which such Loan is made on such Lender’s behalf, to but excluding the date the Administrative Agent is reimbursed in respect of such Loan by such Lender, will be paid to the Administrative Agent for its own account.
SECTION 2.07[Reserved].
SECTION 2.08Termination and Reduction of Commitments.
(1)	Unless previously terminated, the Revolving Facility Commitments will terminate on the Maturity Date.
(2)	The Borrowers may at any time terminate, or from time to time reduce, any Class of the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments will be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the applicable Revolving Facility Commitments) and (ii) the Borrowers will not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the Line Cap.

(3)	The Borrowers will notify the Administrative Agent of any election to terminate or reduce any Class of the Revolving Facility Commitments under paragraph (2) of this Section 2.08 at least three Business Days prior to the date of such termination or reduction, specifying such election and the date thereof. Promptly following receipt of any notice, the Administrative Agent will advise the Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section 2.08 will be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by Borrowers may state that such notice is revocable or conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by Borrowers (by notice to the Administrative Agent on or prior to the specified closing date). Any termination or reduction of the Revolving Facility Commitments will be permanent. Each reduction of any Class of the Revolving Facility Commitments will be made ratably among the Lenders in accordance with their respective Revolving Facility Commitments of such Class.
SECTION 2.09Promise to Pay; Evidence of Debt.
(1)	On the Maturity Date, each Borrower hereby unconditionally promises to pay (a) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan, Protective Advance or Overadvance made to any of the Borrowers on the Maturity Date, and (b) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.
(2)	Any Lender may request that Loans made by it be evidenced by a promissory note (as each may be amended, supplemented or modified from time to time, a “Note”). In such event, the applicable Borrowers will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to Borrowers. Thereafter, the Loans evidenced by such Note and interest thereon at all times (including after assignment pursuant to Section 10.04) will be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).
(3)	The Administrative Agent will maintain accounts in which it will record (a) the amount of each Loan to the applicable Borrowers made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrowers to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph (3) will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligations of the applicable Borrowers to repay the Obligations in accordance with the terms of this Agreement.
SECTION 2.10Optional Repayment of Loans.
(1)	The Borrowers will have the right at any time and from time to time to repay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount, (a) in the case of SOFR Loans, that is an integral multiple of $100,000 and not less than $1.0 million, and (b) in the case of ABR Loans, that is an integral multiple of $10,000 and not less than $100,000, or, in each case, if less, the amount outstanding.
(2)	Prior to any repayment of any Loans, the Borrowers will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent by telephone (confirmed by hand delivery,

facsimile transmission or e-mail) of such selection not later than 2:00 p.m., New York City time, (a) in the case of an ABR Borrowing, one Business Day before the anticipated date of such repayment and (b) in the case of a SOFR Borrowing, three Business Days before the anticipated date of such repayment. Each repayment of a Borrowing will be applied to the Loans included in the repaid Borrowing such that each Lender receives its ratable share of such repayment. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the applicable Borrowers will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such selection not later than 2:00 p.m., New York City time, on the scheduled date of such repayment. Repayments of SOFR Borrowings will be accompanied by accrued interest on the amount repaid, together with any amounts due under Section 2.16.
SECTION 2.11Mandatory Repayment of Loans.
(1)	In the event the aggregate amount of the Revolving Facility Credit Exposure exceeds the Line Cap at such time, then the applicable Borrowers will on such Business Day repay outstanding Revolving Loans and Swingline Loans, and, if there remains an excess after paying all Revolving Loans and Swingline Loans, cash collateralize Letters of Credit (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess.
(2)	In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrowers will deposit cash collateral (in accordance with Section 2.05(11)) in an amount equal to such excess.
(3)	Upon the occurrence and during the continuance of a Cash Dominion Period, all amounts in the Dominion Account shall be applied by the Administrative Agent pursuant to clause (b) of the proviso to Section 5.11.
(4)	Upon the occurrence and during the continuance of a Cash Dominion Period, the Borrowers will prepay Revolving Loans (with no reduction in commitments) and cash collateralize Letters of Credit at 103% of the face amount thereof. Any amounts prepaid pursuant to this clause (4) will be applied pursuant to the waterfall set forth in Section 2.18(3); provided that amounts applied pursuant to subclauses (iv) and (vii) of clause (a) thereof and subclause (iv) of clause (b) thereof will be applied:
(a)	first, to ABR Loans; and
(b)	second, to SOFR Loans.
SECTION 2.12Fees.
(1)	The Borrower Representative agrees to pay to each Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, on the first day after the end of each calendar quarter of the Borrowers in each fiscal year, commencing with the first day after the end of the first full calendar quarter of Borrowers ending after the Closing Date, and on each Maturity Date and any date on which the Revolving Facility Commitments of all the Lenders are terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding calendar quarter (or in the case of the first full calendar quarter, the period commencing on the Closing Date and ending with the end of the first full calendar quarter, or ending with the date on which the last of the Revolving Facility

Commitments of such Lender will be terminated, as applicable) at a rate equal to the Commitment Fee Percentage. All Commitment Fees will be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated will be deemed to be zero. The Commitment Fee due to each Lender will commence to accrue on the Closing Date and will cease to accrue on the date on which the last of the Commitments of such Lender will be terminated as provided herein.
(2)	The Borrower Representative agrees to pay to:
(a)	the Administrative Agent for the account of each Revolving Lender with a Revolving Facility Commitment (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), on the first Business Day after the end of each calendar quarter of the Borrowers in each fiscal year, commencing with the first day after the end of the first full calendar quarter of the Borrowers ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding fiscal calendar (or in the case of the first full calendar quarter, the period commencing on the Closing Date and ending with the end of the first full calendar quarter, or ending with the Maturity Date or the date on which the Commitments are terminated, as applicable) at a rate equal to, (i) in the case of Standby Letters of Credit, the Applicable Margin for SOFR Revolving Loans, and (ii) in the case of Trade Letters of Credit, the Applicable Margin for SOFR Revolving Loans minus 0.50%; and
(b)	each Issuing Bank, for its own account (i) on the first Business Day after the end of each calendar quarter of the Borrowers in each fiscal year, commencing with the first Business Day after the end of the first full calendar quarter of the Borrowers ending after the Closing Date, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by, or the term of which is extended by, such Issuing Bank for the period from and including the date of issuance or extension of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit plus (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis will be computed on the basis of the actual number of days elapsed in a year of 360 days.
(3)	The Borrower Representative agrees to pay to the Administrative Agent, for its own account, the agency fees set forth in the Fee Letter at the times specified therein or in such other amounts and at such other times as may be separately agreed in writing by the Administrative Agent and the Borrowers from time to time (the “Administrative Agent Fees”).
(4)	All Fees will be paid on the dates due, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees will be paid directly to the applicable Issuing Banks. Once paid, none of the Fees will be refundable under any circumstances.

SECTION 2.13Interest.
(1)	The Loans comprising each ABR Borrowing (including each Swingline Loan) will bear interest at the ABR plus the Applicable Margin.
(2)	The Loans comprising each SOFR Borrowing will bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(3)	Following the occurrence and during the continuation of a Specified Event of Default, the applicable Borrowers will pay interest on overdue amounts hereunder at a rate per annum equal to (a) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (b) in the case of overdue interest or any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.13.
(4)	Accrued interest on each Loan will be payable by the applicable Borrowers, in arrears (a) on each Interest Payment Date for such Loan; (b) on the applicable Maturity Date; and (c) upon termination of the Commitments; provided that:
(i)	interest accrued pursuant to paragraph (3) of this Section 2.13 will be payable on demand;
(ii)	in the event of any repayment of any Loan (other than a repayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment; and
(iii)	in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan will be payable on the effective date of such conversion.
(5)	All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Adjusted Term SOFR will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.
SECTION 2.14Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a SOFR Borrowing:
(1)	the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for such Interest Period; or
(2)	the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent will give notice thereof to the Borrowers and the applicable Lenders by telephone, facsimile transmission or e-mail as promptly as practicable thereafter and, until the

Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any SOFR Loan Notice that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a SOFR Borrowing will be ineffective and such Borrowing will be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (b) if any Borrowing Request requests a SOFR Borrowing, such Borrowing will be made as an ABR Borrowing.

SECTION 2.15Increased Costs.
(1)	If any Change in Law:
(a)	imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;
(b)	imposes on any Lender or Issuing Bank any other condition (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein; or
(c)	subjects any Recipient to any Taxes (other than (a) Indemnified Taxes, (b) Taxes described in clauses (2) through (5) of the definition of Excluded Taxes and (c) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(2)	If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(3)	A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.15 will be delivered to the Borrowers and will be conclusive absent manifest error. The applicable Borrowers will pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten days after receipt thereof.

(4)	Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank will notify the Borrowers thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 will not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers will not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.
SECTION 2.16Break Funding Payments.  Except as otherwise set forth herein, the applicable Borrowers will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:
(1)	the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);
(2)	the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto;
(3)	the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto; or
(4)	the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19.

Such loss, cost or expense to any Lender will be deemed to be the amount determined by such Lender to be the excess, if any, of (a) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a SOFR Loan, for the period that would have been the Interest Period for such Loan), over (b) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other similarly situated banks.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 will be delivered to the Borrowers and will be conclusive absent manifest error.  The applicable Borrowers will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.17Taxes.
(1)	Any and all payments by or on account of any obligation of any Loan Party hereunder will be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Taxes are required to be deducted under any applicable law from such payments (as determined in the good faith discretion of the Loan Party or the applicable withholding agent), then (a) such Loan Party (or other applicable withholding agent) will make such deductions;

(b) such Loan Party (or other applicable withholding agent) will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; and (c) if such Tax is an Indemnified Tax, the sum payable by the Loan Party will be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made.
(2)	In addition, the Loan Parties will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of such Other Taxes.
(3)	The Loan Parties will indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.
(4)	As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)

(a)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(5)(b), 2.17(5)(c) and 2.17(6) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)	Without limiting the effect of Section 2.17(5)(a) above, each Recipient that is a U.S. Person will deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Recipient becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), copies of

Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(c)	Without limiting the effect of Section 2.17(5)(a) above, each Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), copies of whichever of the following is applicable:
(i)	duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(ii)	duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);
(iii)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit D to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto);
(iv)	duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and any additional Form W-8IMYs) and, if applicable Internal Revenue Service Form W-9, as may be required; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the benefits of the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of the applicable Exhibit D on behalf of each such direct and indirect partner; or
(v)	any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrowers and the Administrative Agent in writing of its legal inability to do so.

(6)	If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the

Code, as applicable), such Recipient will deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for each Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (6), “FATCA” will include any amendments made to FATCA after the date of this Agreement.
(5)	Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(6)	If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it will pay over promptly an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party pursuant to this Section 2.17(8) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(8) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person.
(7)	Each party’s obligations under this Section 2.17 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(8)	For purposes of this Section 2.17, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank.
SECTION 2.18Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(1)	Unless otherwise specified, (a) the applicable Borrowers will make each payment required to be made by them hereunder (whether of principal, interest, fees, reimbursement of L/C Disbursements or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 will be made directly to the Persons entitled thereto; and (b) each such payment will be made, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement. Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(2)	The amount of each Lender’s Revolving Facility Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) will be computed weekly (or more frequently in the Administrative Agent’s discretion) and will be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 4:00 p.m., New York City time, on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent. The Administrative Agent will deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (a) the Administrative Agent will transfer to each Lender its applicable Revolving Facility Percentage of repayments and (b) each Lender will transfer to the Administrative Agent (as provided below) or the Administrative Agent will transfer to each Lender such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of each Class of Revolving Loans made by each Lender will be equal to such Lender’s applicable Revolving Facility Percentage of all Revolving Loans outstanding in such Class as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 2:00 p.m. on a Business Day, such transfers will be made in immediately available funds no later than 5:00 p.m. that day and, if received after 2:00 p.m. then no later than 4:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender has not so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
(3)	Waterfalls.
(a)	Except as otherwise provided in this Agreement, if (x) at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the Borrowers hereunder or (y) at any time during a Cash Dominion Period (including in connection with any termination of the Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral pledged by the Loan Parties, such funds will be applied,
(i)	first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)	second, toward payment of interest and fees then due from the Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;
(iii)	third, toward payment of principal of Swingline Loans, unreimbursed L/C Disbursements, Protective Advances and Overadvances then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed L/C Disbursements, Protective Advances and Overadvances then due to such parties;
(iv)	fourth, on a pro rata basis, (x) toward payment of other principal then due from the Borrowers hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties, (y) toward the payment of any outstanding obligations owed to the Qualified Counterparties under any Designated Hedging Agreements in an aggregate amount not to exceed the Designated Hedging Reserve ratably among the parties entitled thereto in accordance with the amounts of obligations under such Designated Hedging Agreements then due to such parties and (z) toward payment of any outstanding obligations owed to Cash Management Banks under any Cash Management Obligations in an aggregate amount not to exceed the Designated Cash Management Reserve ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties;
(v)	fifth, if an Event of Default has occurred and is continuing, to cash collateralize Letters of Credit issued for the account of the Borrowers or any other Subsidiary in accordance with Section 2.05(11);
(vi)	sixth, to pay any other Obligations (excluding Obligations as described in items (2) and (3) of the definition of “Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;
(vii)	seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from the Borrowers or any other Subsidiary party to such Specified Hedge Agreements, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;
(viii)	eighth, to payment of Cash Management Obligations then due from the Borrowers or any other Subsidiary, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties; and
(ix)	ninth, to payment of all other Obligations of the Borrowers and the Loan Parties then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties;

provided that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in any Pari Passu Intercreditor Agreement.

(4)	Subject to express priorities set forth in Section 2.18(3) above, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Loans or participations in L/C Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Loans or participations in L/C Disbursements or Swingline Loans, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and Swingline Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (4) will not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in L/C Disbursements to any assignee or participant, other than to any Borrower or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (4) apply). Each Borrower consents to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(5)	Unless the Administrative Agent has received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the applicable Borrowers will not make such payment, the Administrative Agent may assume that the applicable Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the applicable Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(6)	If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(3), 2.05(4) or (5), 2.06(1), or 2.18(4) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.19Mitigation Obligations; Replacement of Lenders.
(1)	If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender will use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(2)	If any Lender requests compensation under Section 2.15 or is a Defaulting Lender, or if any Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that assumes such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrowers shall have received the prior written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank, which consent shall not unreasonably be withheld, to the extent the consent of such Person would be required under Section 10.04 for an assignment of Loans to such assignee, (b) such Lender has received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter. Nothing in this Section 2.19 will be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.
(3)	If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 10.08, requires the consent of such Lender with respect to which the Required Lenders have granted their consent, then each Borrower will have the right (unless such Non-Consenting Lender grants such consent) at its sole expense, to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank to the extent the consent of such Person would be required under Section 10.04; provided that (a) all Obligations of the Borrowers owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender will purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, which will be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrowers’ request therefor, compliance with Section 10.04 will not be required to effect such assignment.
SECTION 2.20Illegality; Effect of Benchmark Transition Event.

(1)	Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any SOFR Loans, then, upon notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue SOFR Loans or to convert ABR Borrowings to SOFR Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either convert all SOFR Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.
(2)	Inability to Determine Rates.

(A)General. Subject to the provisions set forth in Section 2.20(2)(b), if the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion to or continuation thereof that Adjusted Term SOFR cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, then the Administrative Agent will promptly so notify the Borrower Representative and each Lender.  Thereafter, the obligation of the Lenders to make any SOFR Loan, and any right of any Borrower to convert any Loan or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent revokes such notice.  Upon receipt of such notice, (A) the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein, and (B) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted.

(B)Benchmark Replacement Setting.

(i)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower Representative may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower Representative so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20(2)(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)	Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower Representative) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)	Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(2)(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20(2)(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20(2)(b).
(iv)	Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)	Benchmark Unavailability Period. Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) the Borrower Representative may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans, and (2) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
SECTION 2.21Incremental Revolving Facility Increases.
(1)	Notice. At any time and from time to time after the Third Amendment Effective Date, on one or more occasions, subject to the terms and conditions set forth herein, the Borrowers may, by notice to the Administrative Agent, increase the Revolving Facility Commitments (each such increase, an “Incremental Revolving Facility Increase” and such additional Revolving Facility Commitments, the “Incremental Commitments”).

(2)	Ranking. Any Incremental Commitments will (a) rank pari passu in right of payment with the Obligations and (b) be secured by the Collateral on a pari passu basis with the Obligations.
(3)	Size. The principal amount of all commitments in respect of Incremental Revolving Facility Increases received pursuant to this Section 2.21, in the aggregate for all Incremental Revolving Facility Increases, shall not exceed $200.0 million.
(4)	Minimum Amounts. Each Incremental Revolving Facility Increase received pursuant to this Section 2.21 will be in an integral multiple of $1.0 million and in a minimum aggregate principal amount of $10.0 million (or such lesser minimum amount approved by the Administrative Agent).
(5)	Incremental Lenders. Incremental Revolving Facility Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide any Incremental Revolving Facility Increase), or any Additional Lender (collectively, the “Incremental Lenders”); provided that the Administrative Agent, each Swingline Lender and each Issuing Bank shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s provision of such Incremental Revolving Facility Increase if such consent by the Administrative Agent or such Swingline Lender would be required under Section 10.04 for an assignment of Commitments or Loans to such Additional Lender.
(6)	Incremental Facility Amendments.
(a)	Each Incremental Revolving Facility Increase will become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, the applicable Incremental Lenders and the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Increase evidenced thereby.
(b)	Upon each Incremental Revolving Facility Increase of the Revolving Facility Commitments in accordance with this Section 2.21:
(i)	each Incremental Lender in respect of such increase will automatically and without further act be deemed to have assumed a portion of each Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate Revolving Facility Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment; and
(ii)	the Administrative Agent may, in consultation with the Borrowers, take any and all actions as may be reasonably necessary to ensure that, after giving effect to such Lender’s Incremental Commitments, the percentage of the aggregate Revolving Facility Commitments held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate Revolving Facility

Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment, which may be accomplished, at the discretion of the Administrative Agent following consultation with the Borrowers, by:
(A)requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Borrowing;
(B)causing non-increasing Lenders to assign portions of their outstanding Revolving Loans to Incremental Lenders; or
(C)a combination of the foregoing.
(7)	Conditions. The initial availability of any Incremental Revolving Facility Increase will be subject solely to the following conditions:
(a)	no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incremental Revolving Facility Increase on the date such Incremental Revolving Facility Increase is incurred (or commitments in respect thereof are provided); provided, that if the Incremental Revolving Facility Increase is being incurred in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Incremental Revolving Facility Increase is incurred (or commitments in respect thereof are provided), no Specified Event of Default shall have occurred and be continuing or would exist immediately after giving effect thereto;
(b)	the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Revolving Facility Increase (or the date on which commitments in respect thereof are provided); provided, that if the Incremental Revolving Facility Increase is being incurred in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date of incurrence of such Incremental Revolving Facility Increase (or the date on which commitments in respect thereof are provided), the only representations and warranties that will be required to be true and correct in all material respects shall be the Specified Representations; and
(c)	such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Revolving Facility Increase, unless such other conditions are waived by such Incremental Lenders.
(8)	Terms. Any Incremental Revolving Facility Increase will be on terms identical to (and shall form part of) the Revolving Facility Commitments, except with respect to any arrangement, upfront, structuring or similar fees that may be agreed to by and among the Borrowers and the Incremental Lenders.
SECTION 2.22Extensions of Revolving Facility Commitments.
(1)	Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of Loans with a like Maturity Date, the Borrowers may extend the Maturity Date of each such Lender’s Revolving Facility Commitments and, subject to Section

2.22(3)(b), otherwise modify the terms of such Revolving Facility Commitments pursuant to the terms of the relevant Extension Offer, including by increasing the interest rate or fees payable in respect to such Revolving Facility Commitments (each, an “Extension,” and each group of Revolving Facility Commitments so extended, as well as the original Revolving Facility Commitments not so extended, being a “tranche”). Each Extension Offer will specify the minimum amount of Revolving Facility Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $25.0 million (or (a) if less, the aggregate principal amount of such Revolving Facility Commitments or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and shall be offered on a pro rata basis to all Lenders having Revolving Facility Commitments with a like Maturity Date. If the aggregate outstanding principal amount of Loans and Revolving Facility Commitments (calculated on the face amount thereof) in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and Revolving Facility Commitments offered to be extended pursuant to an Extension Offer, then the Loans and Revolving Facility Commitments of such Lenders will be extended ratably up to such maximum amount based on the Revolving Facility Commitments of the Lenders that have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. Each Lender accepting an Extension Offer is referred to herein as an “Extending Lender,” and the Loans and Revolving Facility Commitment held by such Lender (and so extended) accepting an Extension Offer are referred to herein as “Extended Loans” and “Extended Commitments”.
(2)	Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrowers as may be necessary in order to establish new tranches in respect of Extended Commitments (and related Extended Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches, in each case, on terms consistent with this Section 2.22. This Section 2.22 supersedes any provisions in Section 10.08 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(3)	Terms of Extension Offers and Extension Amendments. The terms of any Extended Commitments (and related Extended Loans) will be set forth in an Extension Offer and as agreed between the Borrowers and the Extending Lenders accepting such Extension Offer; provided that:
(a)	no Event of Default has occurred and is continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;
(b)	except as to pricing terms (interest rate and fees) and maturity, the terms and conditions of such Revolving Facility Credit Exposure are substantially identical to (including as to ranking and priority), or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Revolving Facility Commitments (and related Extended Loans) subject to such Extension Offer, as determined in good faith by a Responsible Officer of the Borrower Representative.
(4)	Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrowers and each Lender agreeing to such

Extension with respect to one or more of its Revolving Facility Commitments. The transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.09 and 2.16) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.22 will not apply to any of the transactions effected pursuant to this Section 2.22.
SECTION 2.23Defaulting Lenders.
(1)	Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)	Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement is restricted as set forth in Section 10.08.
(b)	Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), will be applied at such time or times as may be determined by the Administrative Agent as follows:
(i)	first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;
(ii)	second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder;
(iii)	third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit;
(iv)	fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;
(v)	fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement;
(vi)	sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii)	seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
(viii)	eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment will be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender.  Any payments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23(1)(b) will be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)	Certain Fees. Such Defaulting Lender (i) will not be entitled to receive any Commitment Fee pursuant to Section 2.12(1) for any period during which that Lender is a Defaulting Lender (and the Borrowers will not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) will not be entitled to receive any L/C Participation Fee pursuant to Section 2.12(2) for any period during which that Lender is a Defaulting Lender (although the Borrowers will be required to pay any such L/C Participation Fee that otherwise would have been required to have been paid to such Defaulting Lender to the non-Defaulting Lenders or Issuing Bank, in accordance with any reallocation of Fronting Exposure to non-Defaulting Lenders or as may be retained by the Issuing Bank, as the case may be).
(d)	Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Revolving Facility Percentage” of each non-Defaulting Lender will be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, each such reallocation will be given effect only to the extent such that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans will not exceed the positive difference, if any, of (x) the Revolving Facility Commitment of such non-Defaulting Lender minus (y) the aggregate outstanding amount of the Revolving Loans of such Defaulting Lender.
(e)	Elimination of Remaining Fronting Exposure. At any time that there exists a Defaulting Lender with a Revolving Facility Commitment, (i) immediately upon the request of the Administrative Agent or the Issuing Bank, the Borrowers will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the Revolving L/C Exposure (after giving effect to Section 2.23(1)(d)) which will be held as security for the reimbursement obligations of the Borrowers with respect to the Revolving L/C Exposure and (ii) immediately upon request of the Administrative Agent or the Swingline Lender, the Borrowers will repay an amount of Swingline Loans sufficient to eliminate the Fronting Exposure of the Swingline Lender.

(2)	Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages (without giving effect to Section 2.23(1)(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
SECTION 2.24Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right (in consultation with the Borrower Representative) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
ARTICLE III

Representations and Warranties

Each Borrower with respect to itself, and each of the Restricted Subsidiaries, and Holdings, solely with respect to Sections 3.01, 3.02, 3.03, 3.04 and 3.20, represent and warrant to each Agent and to each of the Lenders that:

SECTION 3.01Organization; Powers.  Each of Holdings, the Borrowers, and each Restricted Subsidiary:
(1)	is a partnership, limited liability company, corporation, or trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such status or an analogous concept applies to such an organization);
(2)	has all requisite power and authority to own its property and assets and to carry on its business as now conducted;
(3)	is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and
(4)	has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

SECTION 3.02Authorization.  The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder and the Transactions:
(1)	have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Loan Parties; and
(2)	will not:
(a)	violate:
(i)	any provision (A) of law, statute, rule or regulation or (B) of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party;
(ii)	any applicable order of any court or any rule, regulation or order of any Governmental Authority; or
(iii)	any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound;
(b)	be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument; or
(c)	result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

except with respect to clauses (a) (excluding sub-clause (i)(B)) and (b) of this Section 3.02(2) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to:
(1)	the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally;
(2)	general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(3)	implied covenants of good faith and fair dealing; and
(4)	any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 3.04Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for:
(1)	the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions;
(2)	filings with the United States Patent and Trademark Office, the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions;
(3)	filings which may be required under Environmental Laws;
(4)	filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;
(5)	such as have been made or obtained and are in full force and effect;
(6)	such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or
(7)	filings or other actions listed on Schedule 3.04.
SECTION 3.05Borrowing Base Certificate.  At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account, the material Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory and the cash and Cash Equivalents reflected therein as eligible for inclusion in the Borrowing Base constitute Qualified Cash.
SECTION 3.06Title to Properties; Possession Under Leases.
(1)	Each of the Borrowers and the Subsidiary Loan Parties has good and valid fee simple title to, or valid leasehold interests in, or easements or licenses or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title interest, easement, license or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.
(2)	Neither any Borrower nor any of the Restricted Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Borrowers’ and the Restricted Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.06(2) on the Third Amendment Effective Date, each Borrower and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.07Subsidiaries.
(1)	Schedule 3.07(1) sets forth as of the Third Amendment Effective Date the name and jurisdiction of incorporation, formation or organization of Holdings, each Borrower and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by the applicable Borrower or by any other Subsidiary of the Borrowers.
(2)	As of the Third Amendment Effective Date, except as set forth on Schedule 3.07(2), there are no outstanding subscriptions, options, warrants, calls, or similar rights, agreements or commitments relating to any Equity Interests owned or held by Holdings, the Borrower Representative or any Restricted Subsidiary.
SECTION 3.08Litigation; Compliance with Laws.
(1)	There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of any Borrower, threatened in writing against or affecting any Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (but excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 3.14), in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(2)	To the knowledge of the Borrowers, none of the Borrowers, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 3.14) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(3)	Each Loan Party represents and warrants to the Agent and the Lenders that the products distributed by each Loan Party and its Subsidiaries are (i) in compliance with the Controlled Substances Act, and (ii) in compliance in all material respects with the Agricultural Improvement Act of 2018, regulations of the Food & Drug Administration, and applicable state controlled substances laws.
SECTION 3.09Federal Reserve Regulations.
(1)	None of Holdings, any Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(2)	No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

SECTION 3.10Investment Company Act.  None of Holdings, any Borrower or any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.11Use of Proceeds.  The Borrowers shall use the proceeds of the Revolving Loans and Swingline Loans, and may request the issuance of Letters of Credit, for general corporate purposes or other transaction permitted by the Loan Documents (including for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).
SECTION 3.12Tax Returns.  Except as set forth on Schedule 3.12:
(1)	Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrowers and the Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it; and
(2)	Each of Holdings, the Borrowers and the Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it (taking into account any applicable extensions) on the returns referred to in clause (1) of this Section 3.12 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP or in the case of any such Restricted Subsidiary that is a Foreign Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Restricted Subsidiary’s jurisdiction of organization) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrowers or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.
SECTION 3.13No Material Misstatements.
All written factual information and written factual data (other than projections, estimates and information of a general economic or industry specific nature) concerning Holdings, any Borrower or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holdings, any Borrower or any Restricted Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.
SECTION 3.14Environmental Matters.  Except as set forth on Schedule 3.14 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(1)	each of the Borrowers and the Restricted Subsidiaries is in compliance with all Environmental Laws (including having obtained and complied with all permits, licenses and other approvals required under any Environmental Law for the operation of its business);
(2)	none of the Borrowers or any Restricted Subsidiary has received notice of or is subject to any pending, or to any Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, liability under any Environmental Law that remains outstanding or unresolved;

(3)	to any Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased or in the charge, management or control of or by any Borrower or any Restricted Subsidiary in violation of Environmental Law and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any Borrower or any Restricted Subsidiary and transported to or Released at any location which, in each case, described in this clause (3), would reasonably be expected to result in liability to any Borrower or any Restricted Subsidiary; and
(4)	there are no agreements in which any Borrower or any Restricted Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or Hazardous Materials.
SECTION 3.15Security Documents.
(1)	The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein; and when UCC financing statements in appropriate form are filed in the offices specified on Schedule IV to the Collateral Agreement as specified therein, a short form grant of security interest in intellectual property (in substantially the form of Exhibit B to the Collateral Agreement (for trademarks), Exhibit C to the Collateral Agreement (for patents) or Exhibit D to the Collateral Agreement (for copyrights)) or the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the Pledged Collateral described in the Collateral Agreement is delivered to the Collateral Agent, together with duly executed and prepared stock powers, the Liens on the Collateral granted pursuant to the Collateral Agreement will constitute fully perfected Liens on all right, title and interest of the grantors in such Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens).
(2)	When UCC financing statements in appropriate form are filed in the offices specified on Schedule IV to the Collateral Agreement as specified therein and the Collateral Agreement or a summary thereof or a short form grant of security interest in intellectual property (in substantially the form of Exhibit B to the Collateral Agreement (for trademarks), Exhibit C to the Collateral Agreement (for patents) or Exhibit D to the Collateral Agreement (for copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Liens on the Collateral granted pursuant to the Collateral Agreement shall constitute fully perfected Liens on all right, title and interest of the Loan Parties thereunder in the intellectual property, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).
(3)	Notwithstanding anything herein (including this Section 3.15) or in any other Loan Document to the contrary, neither any Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.
SECTION 3.16Location of Real Property.  Schedule 3.16 correctly identifies, in all material respects, as of the Third Amendment Effective Date, all Owned Material Real Property owned in fee by the Loan Parties.  As of the Third Amendment Effective Date, the Loan Parties own in fee all the Real Property set forth on Schedule 3.16.
SECTION 3.17Solvency.  On the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans hereunder, and after giving effect to the application of the proceeds of the Loans:
(1)	the Fair Value of the assets of Holdings and its Restricted Subsidiaries taken as a whole exceeds their Liabilities;
(2)	the Present Fair Salable Value of the assets of Holdings and its Restricted Subsidiaries taken as a whole exceeds their Liabilities;
(3)	Holdings and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and
(4)	Holdings and its Restricted Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

For purposes of this Section 3.17, (a) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Restricted Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Restricted Subsidiaries taken as a whole, as of the Closing Date, after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied; (d) “will be able to pay their Liabilities as they mature” means for the period from the Closing Date through the Maturity Date, Holdings and its Restricted Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Holdings and its Restricted Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity; and (e) “do not have Unreasonably Small Capital” means Holdings and its Restricted Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the Closing Date through the Maturity Date.

SECTION 3.18No Material Adverse Effect.  Since December 31, 2016, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
SECTION 3.19Insurance.  Schedule 3.19 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of any Borrower or any Restricted Subsidiary as of the Third Amendment Effective Date.  As of such date, such insurance is in full force and effect.
SECTION 3.20USA PATRIOT Act; Anti-Corruption Laws; Anti-Money Laundering Laws; OFAC; Anti-Terrorism.

(1)	To the extent applicable, each of Holdings, the Borrower Representative and the Restricted Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act, FCPA and all applicable Anti-Terrorism Laws.
(2)	Neither Holdings, nor the Borrower Representative nor any of any of their respective Subsidiaries nor, to the knowledge of Holdings, the Borrower Representative or any of their respective Subsidiaries, any director, officer, employee, agent or Affiliate of Holdings, the Borrower Representative or any of their respective Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) directly or to their reasonable knowledge indirectly derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect risk-appropriate policies and procedures reasonably designed to promote compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of Holdings, the Borrower Representative and any of their respective Subsidiaries, and to the knowledge of Holdings, the Borrower Representative or any of their respective Subsidiaries, each director, officer, employee, agent and Affiliate of each Holdings, the Borrower Representative or any of their respective Subsidiaries and each such Subsidiary, is in compliance with (i) all applicable Sanctions and (ii) in all material respects, all Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be directly or to their reasonable knowledge indirectly used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanctions, Anti-Corruption Law, Anti-Money Laundering Law or Anti-Terrorism Law by any Person (including any Lender, Cash Management Bank, or other individual or entity participating in any transaction).
SECTION 3.21Intellectual Property; Licenses, Etc.  Except as set forth on Schedule 3.21:
(1)	except as would not reasonably be expected to have a Material Adverse Effect, each Borrower and Restricted Subsidiary owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights or mask works, domain names, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person;
(2)	except as would not reasonably be expected to have a Material Adverse Effect, no Borrower or Restricted Subsidiary nor any Intellectual Property Rights, product, process, method, substance, part or other material now employed, sold or offered by any Borrower or Restricted Subsidiary is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person; and
(3)	no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Borrower, threatened.
SECTION 3.22Employee Benefit Plans.  Each Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.  Each of the Loan Parties represents and warrants as of the Third Amendment Effective Date that the assets of such Loan Party do not constitute “plan assets” for purposes of Title I of ERISA.
SECTION 3.23EEA Financial Institution.  No Loan Party is an EEA Financial Institution.
ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or amend, extend or renew Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01All Credit Events.  On the date of each Credit Event:
(1)	The Administrative Agent shall have received, in the case of a SOFR Borrowing, a SOFR Loan Notice as required by Section 2.03, or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit (and if requested by such Issuing Bank, a letter of credit application and other customary issuer documents) as required by Section 2.05(2).
(2)	Except with respect to any Borrowing pursuant to Section 2.21 (solely when the proviso in Section 2.21(7)(b) is applicable and then only to the extent required thereby), the representations and warranties set forth in the Loan Documents will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).
(3)	At the time of and immediately after any Borrowing (other than a Borrowing pursuant to Section 2.21 (solely when the proviso in Section 2.21(7)(a) is applicable)) or issuance, amendment, extension or renewal of a Letter of Credit (other than an extension not beyond the Maturity Date, or renewal of a Letter of Credit without any increase in the stated amount thereof), as applicable, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
(4)	At the time after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, the sum of, without duplication, Revolving Loans (including Swingline Loans), unreimbursed drawings under Letters of Credit and the undrawn amount of outstanding Letters of Credit thereunder does not exceed the Line Cap.

Each such Credit Event occurring after the Closing Date will be deemed to constitute a representation and warranty by each Borrower on the date of such Credit Event as to the matters specified in paragraphs (2), (3) and (4) of this Section 4.01.

There are no conditions, implied or otherwise, to the making of Loans after the Closing Date other than as set forth in the preceding clauses (1) through (4) of this Section 4.01 and upon satisfaction or waiver of such conditions Loans will be made by the Lenders and any applicable Letters of Credit will be issued, amended, extended or renewed.

SECTION 4.02Conditions On the Closing Date.  The effectiveness of the Agreement on the Closing Date was subject to satisfaction of the following conditions precedent on or before the Closing Date:
(1)	Loan Documents. The Administrative Agent shall have received this Agreement, the Collateral Agreement and each other Loan Document, in each case, dated as of the Closing Date, duly executed and delivered by each of the Loan Parties party thereto.
(2)	Borrowing Request. On or prior to the Closing Date, the Administrative Agent shall have received one or more Borrowing Requests, to the extent any Borrowing is requested on the Closing Date.
(3)	Fees. Payment of all reasonable out-of-pocket expenses required to be paid to the Administrative Agent on the Closing Date as agreed to in writing by the Borrower Representative and the Arrangers prior to the date hereof, in each case to the extent invoiced at least 3 Business Days prior to the Closing Date (or such later date as the Borrower Representative may reasonably agree).
(4)	Closing Date Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of the Loan Parties dated the Closing Date and certifying:
(a)	that attached thereto is a true and complete copy of the charter or other similar organizational document of such Loan Party, and each amendment thereto, certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized;
(b)	that attached thereto is a true and complete copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized, dated reasonably near the Closing Date, listing the charter or other similar organizational document of such Person and each amendment thereto on file in such office and, if available, certifying that (i) such amendments are the only amendments to such Person’s charter on file in such office and (ii) in the case of each Borrower, it has paid all franchise taxes to the date of such certificate and is duly organized and in good standing under the laws of such jurisdiction;
(c)	that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;
(d)	as to the solvency of the Loan Parties on a consolidated basis; and
(e)	as to the incumbency and specimen signature of each Responsible Officer executing the Loan Documents specified in Section 4.02(1) (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.02(4)).
(5)	Legal Opinions. The Administrative Agent shall have received a customary legal opinion of Latham & Watkins LLP, special counsel to the Loan Parties.

(6)	Pledged Equity Interests; Pledged Notes. Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received the certificates representing the Equity Interests (if such Equity Interests are certificated) of Borrower Representative and, to the extent included in the Collateral and required to be pledged pursuant to the Collateral Agreement, the other outstanding Equity Interests (if such Equity Interests are certificated) owned by each Loan Party, in each case together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
(7)	No Material Adverse Effect. Since December 31, 2016, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(8)	Know Your Customer and Other Required Information. The Arrangers shall have received at least three business days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
ARTICLE V

Affirmative Covenants

Each Borrower covenants and agrees with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated, the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and all Letters of Credit have expired, terminated or been cash-collateralized or backstopped on terms satisfactory to the Issuing Bank, unless the Required Lenders otherwise consent in writing, such Borrower will, and will cause each Restricted Subsidiary, to:

SECTION 5.01Existence; Businesses and Properties.
(1)	Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:
(a)	in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or
(b)	in connection with a transaction permitted under Section 6.05.
(2)	(a) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (b) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(i)	as expressly permitted by this Agreement;
(ii)	such as may expire, be abandoned or lapse in the ordinary course of business; or
(iii)	where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.02Insurance.
(1)	Maintain, with insurance companies reasonably believed to be financially sound and reputable, or through self-insurance (other than insurance of property loss, damage, and business interruption), insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Collateral Agent to be listed as a co-loss payee on property policies (including for casualty losses) and as an additional insured on liability policies. The Borrowers will furnish to the Administrative Agent or Collateral Agent, upon reasonable request, information in reasonable detail as to the insurance so maintained.
(2)	Use commercially reasonable efforts to: (a) if insurance is procured from insurance companies, obtain certificates and endorsements reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 5.02 and procured from an insurance company to provide that it shall not be cancelled (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) deliver to the Administrative Agent, prior to the cancellation of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.
SECTION 5.03Taxes.  Pay and discharge promptly when due all material Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) Holdings, any affected Borrower or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP (or in the case of any such Restricted Subsidiary that is a Foreign Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Restricted Subsidiary’s jurisdiction of organization) with respect thereto.
SECTION 5.04Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(1)	within 90 days following the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and the Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception

(other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP (the applicable financial statements delivered pursuant to this clause (1) being the “Annual Financial Statements”);
(2)	within 45 days following the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and the Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and, in each case, the then-elapsed portion of the fiscal year, which consolidated balance sheet and related statements of operations and cash flows will be certified by a Responsible Officer of Borrower Representative on behalf of the Borrower Representative as fairly presenting, in all material respects, the financial position and results of operations of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (2) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”);
(3)	if during the period commencing when Excess Availability is less than the greater of (x) 12.5% of the Line Cap then in effect and (y) $80.0 million until the date on which Excess Availability has been at least the greater of (x) 12.5% of the Line Cap then in effect and (y) $80.0 million for 30 consecutive calendar days, then within 30 days following the end of each of the fiscal months of each fiscal year during such period, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and the Restricted Subsidiaries as of the close of such fiscal month and the consolidated results of its operations during such fiscal month and, in each case, the information to calculate the then-elapsed portion of the fiscal year, which consolidated balance sheet and related statements of operations and cash flows will be certified by a Responsible Officer of Borrower Representative on behalf of the Borrower Representative as fairly presenting, in all material respects, the financial position and results of operations of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (2) being the “Monthly Financial Statements”);
(4)	concurrently with any delivery of Required Financial Statements and Monthly Financial Statements (if applicable), a certificate of a Financial Officer of the Borrower Representative:
(a)	certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and
(b)	to the extent Excess Availability at the time of delivery of such Required Financial Statements is less than 50% of the Line Cap, setting forth in reasonable detail calculations of the Fixed Charge Coverage Ratio for the most recent period of four consecutive fiscal quarters as of the close of the fiscal year or fiscal quarter, as applicable;
(c)	in the case of Annual Financial Statements only, (i) certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an

Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (2) of the definition of the term “Immaterial Subsidiary”, and (ii) certifying a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary; and
(d)	if applicable in connection with any Share Repurchases, a certification that the Borrowers expect Excess Availability for each day during the fiscal quarter when any of the Share Repurchases will be made to exceed 15% of the Line Cap then in effect on a Pro Forma Basis;
(5)	promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials publicly filed by Holdings, any Borrower or any Restricted Subsidiary with the SEC or distributed to its stockholders generally, as applicable;
(6)	within 90 days following the end of each full fiscal year, a consolidated annual budget for such fiscal year in the form customarily prepared by the Borrower Representative (the “Budget”);
(7)	upon the reasonable request of the Collateral Agent, concurrently with the delivery of the Annual Financial Statements, updated schedules to this Agreement and/or the Collateral Agreement (or, to the extent such request relates to specified information contained in any such schedules, such information);
(8)	promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, any Borrower or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);
(9)	promptly upon request by the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of any documents described in Section 101(k)(1) of ERISA that the Borrower Representative or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower Representative or any of its ERISA Affiliates has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower Representative or the applicable ERISA Affiliate shall be in compliance with this Section 5.04(9) by promptly making a request for such documents or notices from such administrator or sponsor and providing copies of such documents and notices to the Administrative Agent promptly after receipt thereof from the applicable administrator or sponsor of the applicable Multiemployer Plan; and
(10)	on or before the 30th day of each calendar quarter, a Borrowing Base Certificate from the Borrowers as of the last day of the immediately preceding calendar quarter, with such supporting materials as the Administrative Agent may reasonably request (which requests may be more frequent with respect to information regarding Qualified Cash to the extent the Borrowers have elected to include Qualified Cash in the Borrowing Base); provided that concurrently with or immediately prior to a non-ordinary course sale, transfer or other disposition of Collateral in the Borrowing Base with a fair market value in excess of 5.0% of the Borrowing Base then in effect from a Borrower to any other Person, the Borrowers will deliver a Borrowing Base Certificate giving effect to such sale, transfer or other disposition; provided further that, (a) to the extent Excess Availability is less than the greater of (x) 30.0% of Line Cap and (y) $160.0 million at any time, the Administrative Agent may require the Borrowers to deliver the Borrowing Base Certificate on a monthly basis within 20 days after the end of each calendar month until such time as Excess Availability exceeds the greater of (x) 30.0% of the Line Cap and (y) $160.0 million for 30 consecutive days, and (b) to the extent Excess Availability is less than the greater of (x) 15.0% of the Line Cap and (y) $80.0 million at any time, the Administrative Agent may require the Borrowers to deliver the Borrowing Base Certificate on a weekly basis due on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) calculated as of the close of business on Saturday of the immediately preceding calendar week until such time as Excess Availability exceeds the greater of (x) 15.0% of the Line Cap and (y) $80.0 million for 30 consecutive days.

Anything to the contrary notwithstanding, the obligations in clauses (1), (2) and (3) of this Section 5.04 may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing the applicable financial statements of Holdings (or any other Parent Entity) or Form 10-K or 10-Q, as applicable, filed with the SEC.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

SECTION 5.05Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower Representative obtains actual knowledge thereof:
(1)	any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(2)	the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(3)	the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and
(4)	any material change in accounting policies or financial reporting practices by any Loan Party with respect to the Borrowers’ Accounts and Inventory or which otherwise could reasonably be expected to affect the calculation of the Borrowing Base or Reserves.
SECTION 5.06Compliance with Laws.

Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 will not apply to Environmental Laws, which are the subject of Section 5.09, or laws related to Taxes, which are the subject of Section 5.03.

Implement and maintain in effect policies and procedures designed to ensure that the products distributed by Loan Party and Subsidiaries are (i) in compliance with the Controlled Substances Act, and (ii) in all material respects in compliance with the Agricultural Improvement Act of 2018, regulations of the Food & Drug Administration, and applicable state controlled substances laws.

SECTION 5.07Maintaining Records; Access to Properties and Inspections; Appraisals.

(1)	(a) Keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all dealings and transactions in relation to its business and activities and (b) permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of any Borrower or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to such Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to such Borrower, to discuss the affairs, finances and condition of Holdings, any Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures) provided that, unless an Event of Default has occurred and is continuing, only two such visits or inspections per fiscal year will be at the Borrower Representative’s expense.
(2)	At any time in the Administrative Agent’s sole discretion upon the occurrence and during the continuance of a Designated Event of Default, and at such other times not more frequently than (a) once per 12-month period to the extent Revolving Facility Credit Exposure is in excess of $240.0 million for five (5) consecutive Business Days, and (b) twice per 12-month period to the extent Excess Availability is less than the greater of (x) 20.0% of the Line Cap and (y) $120.0 million at any time, the Loan Parties will, at their expense and upon the Administrative Agent’s request, permit any Persons designated by the Administrative Agent to conduct field examinations at reasonable business times and upon reasonable prior notice to the Borrowers. Without limiting the foregoing, the field examination to be delivered as part of the Updated Collateral Diligence shall be conducted at the expense of the Loan Parties without regarding to the limitations set forth above. The Loan Parties will reasonably cooperate with the Administrative Agent and such Persons in the conduct of such field examinations. The Administrative Agent shall provide a copy of any field examination to any Lender upon such Lender’s request.
(3)	At any time in the Administrative Agent’s sole discretion upon the occurrence and during the continuance of a Designated Event of Default, and at such other times not more frequently than (a) once per 12-month period to the extent Revolving Facility Credit Exposure is in excess of $240.0 million for five (5) consecutive Business Days, and (b) twice per 12-month period to the extent Excess Availability is less than the greater of (x) 20.0% of the Line Cap and (y) $120.0 million at any time, the Loan Parties will, at their expense and upon the Administrative Agent’s request, permit any Acceptable Appraiser to conduct appraisals of the Inventory at reasonable business times and upon reasonable prior notice to the Borrowers. Without limiting the foregoing, the inventory appraisal to be delivered as part of the Updated Collateral Diligence shall be conducted at the expense of the Loan Parties without regarding to the limitations set forth above. The Loan Parties will reasonably cooperate with the Administrative Agent and such Acceptable Appraiser in the conduct of such appraisals. Such appraisals will be prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable law and by the internal policies of the Lenders. In addition, the Loan Parties will have the right (but not the obligation), at their expense, at any time and from time to time to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Inventory from any Acceptable Appraiser prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Orderly Liquidation Value and the calculation of the Borrowing Base hereunder. With respect to each appraisal made pursuant to this Section 5.07(3) after the Closing Date, (i) the Administrative Agent and the Loan Parties will each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value or any Borrowing Base hereunder as a result of such appraisal shall be reflected in the Borrowing Base Certificate delivered immediately succeeding such appraisal. The Administrative Agent shall provide a copy of any appraisal to any Lender upon such Lender’s request.
(4)	The Borrowers will conduct a physical count of the Inventory after an occurrence and during the continuation of an Event of Default, at the Administrative Agent’s request. The Borrowers, at their own expense, shall deliver to the Administrative Agent the results of each physical verification that the Borrowers have made, or have caused any other Person to make on its behalf, of all or any portion of its Inventory. The Borrowers will maintain a retail stock ledger inventory reporting system at all times.
(5)	Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(8), 5.05, and 5.07(1) through (4)) or any other Loan Document, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to any Borrower or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information; (2) in respect of which disclosure is prohibited by law or any binding agreement; (3) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that any information is not provided in reliance on this clause (3), the Borrower Representative shall provide notice to the Administrative Agent that such information is being withheld and the Borrower Representative shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable agreement or risk waiver of such privilege; or (4) creates an unreasonably excessive expense or burden on any Borrower or any of its Subsidiaries.
SECTION 5.08Use of Proceeds.  Use the proceeds of the Revolving Loans and the Swingline Loans and request the issuance of Letters of Credit solely for general corporate purposes (including to finance the Transactions, for payment of all fees, costs and expenses in connection with the First Amendment and for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder); provided that no part of the proceeds of any Loan or Letter of Credit will be used, directly or to their reasonable knowledge indirectly, (x) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, (y) to finance any activity that would violate the Controlled Substances Act, the Agricultural Improvement Act of 2018, regulations of the Food & Drug Administration, applicable state controlled substances laws, and any similar laws relating to controlled substances and (z) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
SECTION 5.09Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other Persons occupying its fee-owned Real Properties to (i) comply, with all Environmental Laws applicable to its operations and properties, and (ii) obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with all Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.10Further Assurances; Additional Security.
(1)	If (a) a Restricted Subsidiary (other than an Excluded Subsidiary) of any Borrower is formed or acquired after the Closing Date or (b) an Unrestricted Subsidiary is redesignated as a Restricted

Subsidiary that is not an Excluded Subsidiary, within five Business Days after the date such Restricted Subsidiary is formed or acquired or such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, as applicable, notify the Administrative Agent thereof and, within 20 Business Days after the date such Restricted Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrowers will or will cause such Restricted Subsidiary to:
(i)	deliver a Borrower Joinder Agreement and a joinder to the applicable Collateral Agreement, substantially in the form specified therein, duly executed on behalf of such Restricted Subsidiary;
(ii)	to the extent required by and subject to the exceptions set forth in the applicable Collateral Agreement, pledge the outstanding Equity Interests (other than Excluded Equity Interests) owned by such Restricted Subsidiary, and cause each Loan Party owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests (other than Excluded Equity Interests), and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof);
(iii)	to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee or agent thereof) UCC financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents;
(iv)	except as otherwise contemplated by this Section 5.10 or any Security Document, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder; and
(v)	if such Restricted Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, deliver a Beneficial Ownership Certification in relation to such Restricted Subsidiary upon reasonable request of the Administrative Agent; provided that no Restricted Subsidiary may join the Loan Documents until the Administrative Agent has completed its USA Patriot Act searches and the Administrative Agent and the Lenders have received all information that they reasonably determine is required by regulatory authorities in order to comply with their obligations under applicable “know your customer” and anti-money laundering rules and regulations.
(2)	Furnish to the Collateral Agent five Business Days prior written notice of any change in any Loan Party’s:
(a)	corporate or organization name;
(b)	organizational structure;
(c)	location (determined as provided in UCC Section 9-307); or

(d)	organizational identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number.

The Borrowers will not affect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(3)	Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) through (3) and that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrowers, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents.
(4)	Notwithstanding anything to the contrary,
(a)	the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Assets or Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the Collateral Agreement;
(b)	no Borrower nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower Representative and the Administrative Agent; and
(c)	no actions will be required outside of the United States in order to create or perfect any security interest in any assets located outside of the United States and no non-U.S. law security or pledge agreements, non-U.S. law mortgages or deeds or non-U.S. intellectual property filings or searches will be required.
SECTION 5.11Cash Management Systems; Application of Proceeds of Accounts.
(1)	The Loan Parties shall deposit (including by armored car company per below) all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of store receipts, from each retail store location of such Loan Parties each Business Day into the Store Bank Accounts or as otherwise provided in this clause (1) and clause (2) below. The Loan Parties shall irrevocably authorize and direct, and shall use its best efforts to cause, all available funds deposited into the Store Bank Accounts to be sent by wire transfer or by transfer using the automated clearinghouse network (“ACH transfer”) on a daily basis, and all other proceeds of ABL Priority Collateral to be sent by wire transfer or by ACH transfer, to the Blocked Account as provided in clause (2) below (except nominal amounts which are retained at such store or required to be maintained in such Store Bank Accounts under the terms of Loan Parties’ arrangements with the bank at which such Store Bank Accounts are maintained, not to exceed $15,000 in the aggregate for each individual store utilizing such Store Bank Account). The Loan Parties shall irrevocably authorize and direct in writing, in form and substance satisfactory to Administrative Agent, each of the banks into which proceeds from sales of Inventory from each retail store location of the Loan Parties are at any time deposited as provided above and all of the banks in which the Loan Parties’ concentration accounts are maintained to send all available funds deposited in such account (other than the nominal amounts referred to above) by wire transfer or ACH transfer on a daily basis to the Blocked Account. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Administrative Agent. In the event any of such banks fails to send such funds to the Blocked Account as provided herein, the Loan Parties shall pursue all of their rights and remedies as a result of such failure. Notwithstanding the foregoing, for those Store Bank Accounts that transfer funds daily by ACH transfer initiated by any Loan Party’s store management notifying a third party processor, such Loan Party shall irrevocably authorize and direct in writing, in form and substance reasonably satisfactory to Administrative Agent (each, a “DDA Notification”), the third party processor that establishes the routing and executes the ACH transfer to send funds only to the Blocked Accounts. For purposes of making deposits into the Store Bank Accounts, Borrowers may elect to use the armored car companies to pick up and collect cash or other proceeds of sales of Inventory from a retail store location in which case Borrowers shall deliver to such armored car companies all proceeds from sales of Inventory and other Collateral from such retail store location of Borrowers. Borrowers shall irrevocably authorize and direct the armored car companies in writing, consistent with past practices described to Administrative Agent, to remit all such proceeds at any time received by the armored car companies only to the applicable Store Bank Accounts for such purpose and thereafter to the Blocked Accounts. Such authorization and direction to the armored car companies shall not be rescinded, revoked or modified without the prior written consent of Administrative Agent unless Borrowers shall cease to do business with such armored car company, provided that upon any such termination the armored car company shall not be released from its obligation to make payments for amounts previously delivered to such armored car company.
(2)	The Borrowers shall establish and maintain, at its expense, one or more deposit accounts with such banks as are acceptable to Administrative Agent (each, a “Blocked Account”) into which the Borrowers shall promptly either cause all amounts on deposit in the Store Bank Accounts to be sent as provided in clause (1) above or shall itself deposit or cause to be deposited all proceeds from sales of Inventory, all amounts payable to the Loan Parties from Credit Card Processors and all other proceeds of ABL Priority Collateral. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Administrative Agent, providing that all items received or deposited in the Blocked Accounts are the property of the Loan Parties subject to the lien and security interest of Collateral Agent, for the benefit of Secured Parties (each, a “Blocked Account Agreement”).
(3)	[Reserved].
(4)	Notwithstanding anything herein to the contrary, the provisions of this Section 5.11 will not apply to any deposit account that is acquired by a Loan Party in connection with a Permitted Acquisition or other Investment permitted under this Agreement prior to the date that is 90 days (or such later date as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed) following the date of such Permitted Acquisition or other Investment, and the balances held in such deposit accounts at the date of such Permitted Acquisition or other Investment shall not be counted toward the amount set forth in clause (1) of the definition of “Excluded Account” until the end of such 90 day period (or later period, if applicable).

(5)	Within 90 days after entering into or acquiring a new agreement with a Credit Card Processor after the Closing Date (or such longer period as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), deliver to the Administrative Agent notifications in form reasonably satisfactory to the Administrative Agent executed on behalf of each applicable Borrower and addressed to such Borrower’s Credit Card Processors (each, a “Credit Card Notification”);

provided that, with respect to each of Sections 5.11(1) through (5):

(a)	Each Blocked Account Agreement and Credit Card Notification will require, during a Cash Dominion Period and upon receipt by the Borrowers of written notice thereof by the Administrative Agent, the ACH or wire transfer no less frequently than once per Business Day of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account net of such minimum balance (not to exceed $100,000 per account and in any event not to exceed $1,000,000 in the aggregate with respect to all such Blocked Accounts), if any, required by the bank at which such Blocked Account is maintained to an account established with, and subject to the control of, the Administrative Agent (the “Dominion Account”).
(b)	All collected amounts received in the Dominion Account during a Cash Dominion Period and upon receipt by the Borrowers of written notice thereof by the Administrative Agent shall be distributed and applied on a daily basis to the repayment of all Loans outstanding under this Agreement and to the payment of all other Obligations then due and owing pursuant to the waterfalls set forth in Section 2.18(3); provided that amounts applied pursuant to subclauses (iv) and (vii) of clause (a) thereof and subclause (iv) of clause (b) thereof will be applied:
(i)	first, to ABR Revolving Loans; and
(ii)	second, to SOFR Revolving Loans.

with any excess, unless an Event of Default shall have occurred and be continuing, to be remitted to the Borrowers.

(c)	If any time after the occurrence and during the continuance of a Cash Dominion Period as to which the Administrative Agent has notified the Borrowers, any cash or Cash Equivalents owned by any Borrower or Subsidiary Loan Party are deposited to any account, held or invested in any manner, other than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account) and other than with respect to Excluded Accounts, then the Administrative Agent will be entitled to require the applicable Borrower or Subsidiary Loan Party to close such account and have all funds therein transferred to a Blocked Account;

provided that the foregoing will not apply to cash or Cash Equivalents constituting Term Priority Collateral required to be deposited in a blocked account in favor of the lenders pursuant to the terms of the Term Loan Documents; provided, further, that the foregoing will not apply to cash or Cash Equivalents deposited, held or invested in any of the following:

(i)	any Excluded Account;

(ii)	an amount not to exceed $10,000,000 in the aggregate that is on deposit in a segregated DDA that the Borrowers designate in writing to the Administrative Agent as being the “uncontrolled cash account” (the “Designated Disbursement Account”), which funds will not be funded from, or when withdrawn from the Designated Disbursement Account, will not be replenished by, funds constituting Collateral (or proceeds of Collateral) so long as such Cash Dominion Period continues; or
(iii)	de minimis cash or cash equivalents from time to time inadvertently misapplied by any Borrower or any Restricted Subsidiary.
(d)	The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Administrative Agent of a DDA Notification or Blocked Account Agreement to the extent required under the provisions of this Section 5.11; provided, that the Loan Parties may close DDAs or open new DDAs that are Excluded Accounts without executing or delivering any such DDA Notification or Blocked Account Agreement. Unless consented to in writing by the Administrative Agent, the Loan Parties will not enter into any agreements with Credit Card Processors after the Closing Date unless contemporaneously therewith a Credit Card Notification is executed by a Loan Party or Restricted Subsidiary and a copy thereof is delivered to the Administrative Agent.
(e)	The Dominion Account will at all times be under the sole dominion and control of the Collateral Agent.
(f)	So long as no Cash Dominion Period is then in effect, the Loan Parties will have full and complete access to, and may direct the manner of disposition of, funds in the Blocked Accounts.
(g)	Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (i) after this Agreement has been terminated, the Commitments have been terminated and the Obligations (other than Obligations in respect of (x) Specified Hedge Agreements and Cash Management Obligations that, in each case, are not yet due and payable and (y) contingent indemnification and reimbursement obligations for which no claim has been asserted) have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized or backstopped on terms satisfactory to the Issuing Bank or (ii) when all Events of Default have been cured and no Cash Dominion Period is then in effect will be remitted to the Loan Parties as the Borrowers may direct.
SECTION 5.12OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

Each Loan Party will, and will cause each of its Subsidiaries to, comply with (i) all applicable Sanctions, and (ii) in all material respects, all Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect risk-appropriate policies and procedures reasonably designed to promote compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

ARTICLE VI

Negative Covenants

Each Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and Letters of Credit have expired, terminated or been cash-collateralized or backstopped on terms satisfactory to the Issuing Bank, unless the Required Lenders otherwise consent in writing, it will not and will not permit any Borrower or any Restricted Subsidiary to:

SECTION 6.01Indebtedness.  Issue, incur or assume any Indebtedness; provided that the Borrowers and their Restricted Subsidiaries may issue, incur or assume Indebtedness (the “Ratio Debt”) so long as (i) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness (but without including the proceeds thereof in Unrestricted Cash for purposes of netting and excluding undrawn Commitments), if such Indebtedness is (x) unsecured or secured on a junior basis to the Obligations or any existing Term Loan Obligations, the Total Net Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 5.25 to 1.00 or (y) secured on a pari passu basis with the Obligations (which shall include any split collateral arrangement), the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 4.00 to 1.00, (ii) the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to this paragraph (and any successive Permitted Refinancing Indebtedness), may not exceed $100.0 million at any time outstanding, and (iii) no Event of Default shall exist or would result therefrom. The foregoing limitation will not apply to (collectively, “Permitted Debt”):
(1)	Indebtedness created under the Loan Documents (including Indebtedness created under Incremental Revolving Facility Increases and Extended Commitments) together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (1);
(2)	[reserved];
(3)	[reserved];
(4)	Indebtedness existing on the Closing Date (other than Indebtedness described in clause (1) above);
(5)	Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of such Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of any Borrower or such Restricted Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (5) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $100.0 million and (b) the Comparable Percentage of Consolidated Total Assets as of the date any such Indebtedness is incurred; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(6)	Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 45 days following such incurrence;
(7)	Indebtedness arising from agreements of any Borrower or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition or the disposition of any business, assets or Restricted Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing any such Permitted Acquisition;
(8)	intercompany Indebtedness between or among any Borrower and the Restricted Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness that is owing by any Restricted Subsidiary that is not a Guarantor to a Loan Party may not exceed the amount, as of the date such Indebtedness is incurred, permitted pursuant to Sections 6.04(5) and (6);
(9)	Indebtedness pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;
(10)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(11)	Guarantees of Indebtedness of any Borrower or the Restricted Subsidiaries permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (other than Section 6.04(20));
(12)	(a) Indebtedness incurred or assumed in connection with a Permitted Acquisition and Indebtedness of any Person that becomes a Restricted Subsidiary if such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition or such Person becoming a Restricted Subsidiary and (b) Indebtedness incurred or assumed in anticipation or contemplation of a Permitted Acquisition; provided that, in each case of the foregoing subclauses (a) and (b):
(i)	no Event of Default is continuing immediately before such Permitted Acquisition or would result therefrom;
(ii)	immediately after giving effect to such Permitted Acquisition, on a Pro Forma Basis (but in the case of clause (b) without including the proceeds of such Indebtedness in Unrestricted Cash for purposes of netting), either (A) any Borrower would be permitted to incur at least $1 of Ratio Debt or (B) the Interest Coverage Ratio would increase; and

(iii)	the aggregate principal amount of any such Indebtedness incurred pursuant to this clause (12) by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to this clause (12) (and any successive Permitted Refinancing Indebtedness), may not exceed $100.0 million at any one time outstanding as of the date such Indebtedness is incurred.
(13)	Indebtedness incurred in connection with Sale and Lease-Back Transactions permitted by Section 6.03;
(14)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification received by the Borrower Representative of its incurrence;
(15)	Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;
(16)	Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by Holdings from the issuance or sale of its Equity Interests or as a contribution to its capital after the Closing Date, other than (a) proceeds from the issuance or sale of the Borrower Representative’s Disqualified Stock, (b) Excluded Contributions, (c) Cure Amounts and (d) any such proceeds that are used prior to the date of incurrence to make a Restricted Payment under Section 6.06(1) or Section 6.06(2)(b) (any such Indebtedness, “Contribution Indebtedness”), to the extent such contribution is designated by the Borrower Representative as specified equity contributions for the incurrence of Contribution Indebtedness;
(17)	Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(18)	Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to any Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(19)	Cash Management Obligations, obligations owed by Holdings or any Restricted Subsidiary in respect of or in connection with any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P card”), debit card, credit card, cash management, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services and any automated clearing house transfer of funds, and other Indebtedness in respect thereof entered into in the ordinary course of business;
(20)	Indebtedness issued to future, current or former officers, directors, managers, and employees, consultants and independent contractors of any Borrower or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;
(21)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness, together with any

Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness) may not exceed the greater of (a) $75.0 million and (b) the Comparable Percentage of Consolidated Total Assets as of the date any such Indebtedness is incurred;
(22)	Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred by Foreign Subsidiaries to Refinance any Indebtedness originally incurred pursuant to this clause (22) (and any successive Permitted Refinancing Indebtedness), not to not exceed the greater of (a) $75.0 million and (b) the Comparable Percentage of Consolidated Total Assets as of the date any such Indebtedness is incurred;
(23)	unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;
(24)	Indebtedness representing deferred compensation or other similar arrangements incurred by any Borrower or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions or any Permitted Investment;
(25)	any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred under Ratio Debt and clauses (4), (5), (8), (12), (13), (16), (20), (21), (22), this clause (25), (26), (28), (29), (30), (31) or (33) of this Section 6.01 and any successive Permitted Refinancing Indebtedness;
(26)	[reserved];
(27)	Indebtedness incurred by any Borrower or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;
(28)	additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (28) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $100.0 million and (b) the Comparable Percentage of Consolidated Total Assets as of the date any such Indebtedness is incurred;
(29)	[reserved];
(30)	[reserved];
(31)	[reserved];
(32)	Indebtedness incurred by a Special Purpose Finance Subsidiary, which Indebtedness has no recourse to any Borrower or any other Subsidiary;
(33)	additional (a) unsecured Indebtedness of any Borrower or any Restricted Subsidiary, so long as (i) the Payment Conditions are satisfied after giving effect thereto and (ii) the maturity date and Weighted Average Life to Maturity of such Indebtedness is at least six months after the Latest Maturity Date at the time of incurrence of such Indebtedness, and (b) other Indebtedness that is secured on a junior basis to the Liens securing the Obligations; provided that such Indebtedness (i) is subject to an intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Pari Passu Intercreditor Agreement and (ii) has a maturity date and Weighted Average Life to Maturity that is at least six months after the Latest Maturity Date at the time of incurrence of such Indebtedness, in each case, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (33) (and any successive Permitted Refinancing Indebtedness); and
(34)	so long as no Default or Event of Default shall have occurred and be continuing at the time of incurrence and immediately after giving effect to such incurrence and subject to, on a Pro Forma Basis (but without including the proceeds of such Indebtedness in Unrestricted Cash for purposes of netting), Holdings and the Restricted Subsidiaries would be permitted to incur at least $1 of Ratio Debt that is secured on a pari passu basis with the Obligations, Indebtedness on account of the Guarantee by a Loan Party of Indebtedness permitted under Section 7.02(2) of Special Purpose Entities.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred as Ratio Debt, any Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance on the exception in clause (1) of the definition of “Permitted Debt” and shall not be permitted to be reclassified pursuant to this paragraph.  All unsecured Permitted Debt originally incurred under clause (5), (21), (22) or (28) of the definition of Permitted Debt will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred as Ratio Debt.  Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.  Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, original issue discount, defeasance costs, fees, commissions and expenses in connection therewith).

To the extent the Loan Parties and/or Restricted Subsidiaries incur any Indebtedness permitted under this Section 6.01 that is intended to be secured (a) on a senior basis (vis-à-vis the Obligations) by Term Priority Collateral and on a junior basis (vis-à-vis the Obligations) by ABL Priority

Collateral, the Lenders authorize the Agents to, and the Agents shall, enter into a Pari Passu Intercreditor Agreement to evidence such split collateral arrangement and (b) on a junior basis (vis-à-vis the Obligations) by ABL Priority Collateral and Term Priority Collateral, the Lenders authorize the Agents to, and the Agents shall, enter into a Junior Lien Intercreditor Agreement to evidence such junior lien arrangement.

SECTION 6.02Liens.  Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):
(1)	Liens securing Indebtedness incurred in accordance with the first paragraph of Sections 6.01; provided that, (a) in the case of Indebtedness incurred in accordance with Section 6.01(x), the applicable Liens are subject to the Junior Lien Intercreditor Agreement and (b) in the case of Indebtedness incurred in accordance with Section 6.01(y), the applicable Liens are subject to the Pari Passu Intercreditor Agreement;
(2)	Liens securing Indebtedness existing on the Closing Date; provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of any Borrower or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto;
(3)	Liens securing Indebtedness incurred in accordance with Section 6.01(5); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);
(4)	Liens on accounts receivable and related assets of the type specified in the definition of Qualified Receivables Financing securing Indebtedness incurred in accordance with Section 6.01(18);
(5)	Liens on assets of Foreign Subsidiaries securing Indebtedness incurred in accordance with Section 6.01(22);
(6)	Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 6.01(25); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto);
(7)	(a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time any Borrower or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into any Borrower or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;
(8)	Liens on property or assets of any Restricted Subsidiary that is not a Loan Party;
(9)	Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;
(10)	Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;
(11)	Liens securing judgments that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings, any Borrower or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;
(12)	Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, a Borrower or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;
(13)	(a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower or any Restricted Subsidiary;
(14)	deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by any Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(15)	survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities in each case that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Borrower or any Restricted Subsidiary;
(16)	any interest or title of a lessor or sublessor under any leases or subleases entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business;
(17)	Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower or any Restricted Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of any Borrower or any Restricted Subsidiary in the ordinary course of business;

(18)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(19)	leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of any Borrower and the Restricted Subsidiaries, taken as a whole;
(20)	Liens solely on any cash earnest money deposits made by any Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;
(21)	the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(22)	Liens arising from precautionary Uniform Commercial Code financing statements;
(23)	Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;
(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(25)	Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;
(26)	Liens securing insurance premium financing arrangements;
(27)	Liens on vehicles or equipment of any Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;
(28)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;
(29)	Liens:
(a)	of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;
(b)	attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or
(c)	in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(30)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(31)	Liens to secure Indebtedness that ranks pari passu with the Obligations (which shall include any split collateral arrangement) if the First Lien Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to 4.00 to 1.00; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of a Pari Passu Intercreditor Agreement;
(32)	Liens that rank junior to the Liens securing both the Obligations and the Term Loan Obligations, if the Total Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to 5.25 to 1.00; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement;
(33)	Liens securing additional obligations in an aggregate outstanding principal amount not to exceed the greater of (a) $100.0 million and (b) the Comparable Percentage of Consolidated Total Assets as of the date such Liens are first created; provided that any such Lien on all or substantially all of the Collateral that is intended to be (x) pari passu to the Liens securing the Term Loan Obligations and the Term Loan Obligations shall be subject to the Pari Passu Intercreditor Agreement or (y) junior to the Liens securing the Obligations and the Term Loan Obligations shall be subject to a Junior Lien Intercreditor Agreement or, in each case, another intercreditor agreement or lien subordination agreement reasonably satisfactory to the Administrative Agent;
(34)	Liens securing obligations in connection with the Specified Hedge Agreements and Cash Management Obligations, which amounts are secured under the Loan Documents or secured under the Term Loan Documents, if subject to the Pari Passu Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Pari Passu Intercreditor Agreement as determined in good faith by a Responsible Officer of any Borrower;
(35)	Liens securing Indebtedness incurred in accordance with Section 6.01(13) solely encumbering the assets that are subject of such Indebtedness;
(36)	[reserved];
(37)	[reserved];
(38)	[reserved];
(39)	[reserved];
(40)	Liens on assets of a Special Purpose Finance Subsidiary to secure Indebtedness incurred by such Special Purpose Finance Subsidiary; and
(41)	Liens securing Indebtedness incurred in accordance with Section 6.01(33); provided that such Liens are subject to an intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Pari Passu Intercreditor Agreement.

For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified).  Notwithstanding anything in Section 6.02 to the contrary, to the extent any Liens are permitted to be granted on ABL Priority Collateral to secure Indebtedness for borrowed money permitted under this Agreement (other than the Obligations), such Liens shall be subordinated to the Liens on ABL Priority Collateral securing the Obligations pursuant to the Pari Passu Intercreditor Agreement, the Junior

Lien Intercreditor Agreement or another intercreditor or subordination agreement reasonably acceptable to the Administrative Agent.

SECTION 6.03Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it sells or transfers any property, other than Inventory, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), except Sale and Lease-Back Transactions with respect to any property owned by the Borrower Representative or any Restricted Subsidiary if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the aggregate Remaining Present Values of such lease and all other leases in connection with Sale and Lease-Back Transactions made pursuant to this Section would not exceed $25.0 million.
SECTION 6.04Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other Person, except the following (collectively, “Permitted Investments”):
(1)	the Transactions;
(2)	loans and advances to officers, directors, employees or consultants of any Parent Entity, any Borrower or any Restricted Subsidiary not to exceed $15.0 million in an aggregate principal amount at any time outstanding (calculated without regard to write-downs or write-offs thereof after the date made);
(3)	[reserved];
(4)	[reserved];
(5)	intercompany Investments among any Borrower and the Restricted Subsidiaries (including intercompany Indebtedness); provided that the sum of (a) the aggregate fair market value of all such Investments (other than intercompany Indebtedness and Guarantees of Indebtedness) made since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value) by any Borrower and the Guarantors in Restricted Subsidiaries that are not Guarantors; (b) the aggregate principal amount of Indebtedness owing to any Borrower and the Guarantors by Restricted Subsidiaries that are not Guarantors at any time outstanding; and (c) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors that is Guaranteed by any Borrower and the Guarantors at any time outstanding may not exceed the greater of (i) $50.0 million and (ii) the Comparable Percentage of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);
(6)	Investments in Foreign Subsidiaries; provided that the sum of (a) the aggregate fair market value of all such Investments (other than intercompany Indebtedness and Guarantees of Indebtedness) made by any Borrower and the Restricted Subsidiaries since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value); (b) the aggregate principal amount of Indebtedness of Foreign Subsidiaries owing to any Borrower and the other Restricted Subsidiaries at any time outstanding; and (c) the aggregate principal amount of Indebtedness of Foreign Subsidiaries is Guaranteed by any Borrower and the other Restricted Subsidiaries at any time outstanding, when taken together with the aggregate amount of payments made with respect to entities that do not become Guarantors pursuant to Permitted Acquisitions, may not exceed the greater of (i) $75.0 million and (ii) the Comparable Percentage of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);
(7)	Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;
(8)	Investments arising out of the receipt by any Borrower or any of the Restricted Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 6.05;
(9)	accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such Account Debtors and others, in each case in the ordinary course of business;
(10)	Investments acquired as a result of a foreclosure by any Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(11)	Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;
(12)	Investments existing on, or contractually committed as of, the Third Amendment Effective Date and set forth on Schedule 6.04 and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (12) is not increased at any time above the amount of such Investments existing or committed on the Third Amendment Effective Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Third Amendment Effective Date);
(13)	Investments resulting from pledges and deposits that are Permitted Liens;
(14)	intercompany loans among Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(22);
(15)	acquisitions of obligations of one or more officers or other employees of any Parent Entity, Borrower Representative or any Subsidiary of any Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by any Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;
(16)	Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(17)	Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;
(18)	Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;
(19)	Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(20)	Guarantees permitted under Section 6.01;
(21)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of any Borrower or any Restricted Subsidiary;
(22)	Investments, including loans and advances, to any Parent Entity so long as Borrower Representative or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement;
(23)	Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(24)	purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or intellectual property in each case in the ordinary course of business;
(25)	Investments in assets useful in the business of any Borrower or any Restricted Subsidiary made with (or in an amount equal to) any Below Threshold Asset Sale Proceeds; provided that if the underlying Asset Sale was with respect to assets of any Borrower or a Subsidiary Loan Party, then such Investment shall be consummated by any Borrower or a Subsidiary Loan Party;
(26)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;
(27)	intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of any Borrower and its Subsidiaries;
(28)	Investments that are made with Excluded Contributions;
(29)	any Investment made at any time in an amount not exceeding the Shared Dollar Basket at such time, plus any returns of capital that at such time then have actually been received by any Borrower and its Restricted Subsidiaries in respect of their Investments made pursuant to this Section 6.04(29);
(30)	Investments for the establishment and maintenance (including the establishment and maintenance of required reserves in an amount not to exceed the reserves reasonably determined by an independent actuary and in any event not less than any amount that may be required from time to time in accordance with applicable statutes or other applicable laws) of a captive insurance program that is reasonable and customary for companies engaged in the same or similar businesses;
(31)	Investments in Indebtedness of any Borrower or any of its Restricted Subsidiaries; provided that an Investment in Junior Financing will be treated as a repayment thereof for purposes of compliance with the covenant described in Section 6.09(2) and such Investment will be permitted only to the extent a repayment of such Junior Financing would be permitted at the time of such Investment; and provided, further, that (a) in the case of any such Investments in Indebtedness owing to parties other than any Borrower or any of its Subsidiaries, such Investments will be permitted so long as (i) no Event of Default has occurred and is continuing, (ii) the loans so repaid will be immediately cancelled and (iii) no proceeds from any Revolving Loan is used to fund such Investments and (b) any such Investments in Indebtedness of any Restricted Subsidiary that is not a Loan Party may not exceed the greater of (i) $100.0 million and (ii) the Comparable Percentage of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined therein) at the time such Investment was made);
(32)	[reserved];
(33)	[reserved];
(34)	[reserved];
(35)	[reserved];
(36)	[reserved];
(37)	Investments in businesses located in common developments of which a new store owned by any Borrower or any Subsidiary is part, provided such Investments are in the form of contributions by any Borrower or such Subsidiary of unimproved parcels of real estate (or improvements to such real estate paid for with tax increment financing notes or sales tax bonds) that are part of such common development but that are not required or anticipated to be required for such new store;
(38)	additional Investments (including Permitted Acquisitions); provided that both immediately before such Investment is made and immediately after giving effect to such Investment, the Payment Conditions are satisfied;
(39)	Investments for the establishment of Wholly Owned Subsidiaries that are initially capitalized in a de minimis amount; and
(40)	so long as no Default or Event of Default shall have occurred and be continuing at the time of the making of such Investment and immediately after giving effect to the making of such Investment and subject to, on a Pro Forma Basis, Holdings and the Restricted Subsidiaries would be permitted to incur at least $1 of Ratio Debt that is secured on a pari passu basis with the Obligations (including any split collateral arrangements), Investments consisting of intercompany loans to, or capital contributions in, Special Purpose Entities in an aggregate amount not to exceed $20.0 million.

SECTION 6.05Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or any division, unit or business of any other Person (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except that this Section 6.05 will not prohibit:
(1)	if at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing or would result therefrom:
(a)	the merger, consolidation or amalgamation of any Restricted Subsidiary into (or with) any Borrower in a transaction in which any Borrower is the survivor;
(b)	the merger, consolidation or amalgamation of any Restricted Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party;

and, in the case of each of the foregoing clauses (a) and (b), no Person other than any Borrower or a Subsidiary Loan Party receives any consideration;

(c)	the merger, consolidation or amalgamation of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party;
(d)	any transfer of Inventory among any Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries and any other transfer of property or assets among any Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries, in each case, in the ordinary course of business;
(e)	the liquidation or dissolution or change in form of entity of any Restricted Subsidiary of any Borrower if a Responsible Officer of any Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of any Borrower and is not materially disadvantageous to the Lenders; or
(f)	the merger, consolidation or amalgamation of any Restricted Subsidiary with or into any other Person in order to effect a Permitted Investment so long as the continuing or surviving Person will be a Subsidiary Loan Party if the merging, consolidating or amalgamating Subsidiary was a Subsidiary Loan Party and which, together with each of its Subsidiaries, shall have complied with the requirements of Section 5.10;
(2)	any sale, transfer or other disposition if:
(a)	at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and
(b)	such sale, transfer or disposition is made for fair market value (as determined by a Responsible Officer of the Borrower Representative in good faith);

provided that each of the following items will be deemed to be cash for purposes of this Section 6.05(2):

(i)	any liabilities of any Borrower or the Restricted Subsidiaries (as shown on the most recent Required Financial Statements or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which any Borrower and the Restricted Subsidiaries have been validly released by all applicable creditors in writing;
(ii)	any securities received by any Borrower or any Restricted Subsidiary from such transferee that are converted by any Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition; and
(iii)	any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by a Responsible Officer of any Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is then outstanding, does not exceed the greater of (A) $85.0 million and (B) the Comparable Percentage of Consolidated Total Assets as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

and provided further that no Intellectual Property of the Borrowers covering Collateral included in the Borrowing Base shall be disposed or transferred unless such disposition is subject to a license of such Intellectual Property to the Collateral Agent to be used in connection with the exercise of the Collateral Agent’s rights and remedies with respect to the Collateral included in the Borrowing Base.

(3)	(a) the purchase and sale of Inventory in the ordinary course of business, (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (c) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or (d) the disposition of Cash Equivalents (or Investments that were Cash Equivalents when made);
(4)	Sale and Lease-Back Transactions permitted by Section 6.03;
(5)	(a) Investments permitted by Section 6.04 (including any Permitted Acquisition expressly permitted under Section 6.04(38) or merger, consolidation or amalgamation in order to effect such a Permitted Acquisition permitted under Section 6.04(38)), provided, that, following any such merger, consolidation or amalgamation involving any Borrower, such Borrower is the surviving corporation (or if such merger, consolidation or amalgamation involves both Borrowers, one of the Borrowers is the surviving corporation);
(6)	Permitted Liens;
(7)	Restricted Payments permitted by Section 6.06;
(8)	the sale of (a) defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction and (b) accounts receivable and related assets in connection with a Qualified Receivables Financing;

(9)	leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;
(10)	sales, leases or other dispositions of Inventory of any Borrower or any Restricted Subsidiary determined by the management of any Borrower to be no longer useful or necessary in the operation of the business of any Borrower or such Restricted Subsidiary;
(11)	acquisitions and purchases made with Below Threshold Asset Sale Proceeds;
(12)	to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by any Borrower or any Restricted Subsidiary that is not in contravention of Section 6.08; provided that to the extent the property being transferred constitutes Collateral, such replacement property will constitute Collateral;
(13)	any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of any Borrower in good faith, of not more than $10.0 million; and
(14)	the Transactions.

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than Holdings, any Borrower or any Guarantor, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by any Borrower in order to evidence the foregoing, in each case, in accordance with Section 10.18.

SECTION 6.06Restricted Payments.  Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than:
(1)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower Representative) of, Equity Interests of the Borrower Representative (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower Representative, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (i) make a Restricted Payment under Section 6.06(2)(b) or (ii) incur Contribution Indebtedness;
(2)	Restricted Payments to any Parent Entity the proceeds of which are used to purchase, retire, redeem or otherwise acquire, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase, retire, redeem or otherwise acquire, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held directly or indirectly by then present or former directors, consultants, officers, employees, managers or independent contractors of Holdings, any Borrower or any of the Restricted Subsidiaries or any Parent Entity or their estates, heirs, family members, spouses or former spouses (including for all purposes of this clause (2), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:
(a)	$25.0 million in any fiscal year (with any unused amounts in any fiscal year being carried over to the next three succeeding fiscal years); plus
(b)	the amount of net cash proceeds contributed to the Borrower Representative that were received by any Parent Entity since the Closing Date from sales of Equity Interests of any Parent Entity to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, any Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (1) make a Restricted Payment under Section 6.06(1) or (2) incur Contribution Indebtedness; plus
(c)	the amount of net proceeds of any key man life insurance policies received during such fiscal year; plus
(d)	the amount of any bona fide cash bonuses otherwise payable to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, any Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year;

and provided, further, that cancellation of Indebtedness owing to any Borrower or any Restricted Subsidiary from directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, any Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment;

(3)	Restricted Payments to consummate the Transactions;
(4)	Restricted Payments in an amount equal to 6.0% per annum of the net cash proceeds received from any public sale of the Equity Interests of any Parent Entity that are contributed to the Borrowers in cash;
(5)	In the event Holdings files a consolidated, combined, unitary or similar type income tax return with any Person, Borrowers may make dividends and distributions to such Person in amounts required for such Person to pay federal and state income taxes then due and payable which are directly attributable to the income of Borrowers; provided, that such amounts are used by such Person for such purpose and do not, in any fiscal year, exceed the amount Borrowers would have been required to pay in respect of federal and state income taxes for such fiscal year had Borrowers been stand-alone taxpayers or stand-alone group (separate from such Person);
(6)	Restricted Payments to permit any Parent Entity to:

(a)	pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of the Borrowers and the Restricted Subsidiaries;
(b)	pay fees and expenses related to any public offering or private placement of debt or equity securities of, or incurrence of any Indebtedness by, any Parent Entity or any Permitted Investment, whether or not consummated;
(c)	pay franchise taxes and other similar taxes and expenses, in each case, in connection with the maintenance of its legal existence;
(d)	make payments under transactions permitted under Section 6.07 (other than Section 6.07(8)) or Article VII, in each case to the extent such payments are due at the time of such Restricted Payment; or
(e)	pay customary salary, bonus and other compensation or benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of the Borrowers and the Restricted Subsidiaries;
(7)	non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(8)	Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of Equity Interests;
(9)	[reserved];
(10)	Restricted Payments to any Borrower or any Restricted Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to any Borrower and to each other owner of Equity Interests of such Restricted Subsidiary) on a pro rata basis (or more favorable basis from the perspective of any Borrower or such Restricted Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not any Borrower or a Restricted Subsidiary is permitted under Section 6.04);
(11)	Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purpose of paying to any other Parent Entity to finance, any Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such Parent Entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to any Borrower or any Restricted Subsidiary of any Borrower or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 6.05) of the Person formed or acquired into any Borrower or any Restricted Subsidiary of any Borrower in order to consummate such Permitted Investment, in each case, in accordance with the requirements of Section 5.10;

(12)	the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(13)	[reserved];
(14)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to any Borrower or any Restricted Subsidiary by, one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents);
(15)	[reserved];
(16)	additional Restricted Payments; provided that (i) with respect to any such Restricted Payment other than any Restricted Payment of Share Repurchases, both immediately before any such Restricted Payment is made and immediately after giving effect to such Restricted Payment, the Payment Conditions are satisfied and (ii) with respect to any such Restricted Payment of Share Repurchases, the RP Conditions are satisfied;
(17)	any Restricted Payment made at any time in an amount not exceeding the Shared Dollar Basket at such time; provided that no Event of Default shall exist or would result therefrom; and
(18)	[reserved];
(19)	Restricted Payments in connection with the issuance of Equity Interests to management or employees pursuant to and in accordance with compensation agreements with such management or employees of Holdings and its Subsidiaries in such reasonably estimated amounts as are necessary to satisfy the tax obligations of such management or employees (including estimated tax payments) as a result of the issuance of such Equity Interests.
SECTION 6.07Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of $20.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to any Borrower and the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, except that this Section 6.07 will not prohibit:
(1)	transactions between or among (a) any Borrower and the Restricted Subsidiaries or (b) any Borrower and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity);
(2)	transactions between Holdings and its Restricted Subsidiaries on the one hand and Unrestricted Subsidiaries on the other hand to the extent not otherwise expressly prohibited by other Sections of this Agreement;
(3)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of any Borrower or any Parent Entity in good faith;

(4)	loans or advances to employees or consultants of any Parent Entity, any Borrower or any Restricted Subsidiary in accordance with Section 6.04(2);
(5)	the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, any Borrower or any of the Restricted Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to any Borrower and the Restricted Subsidiaries (which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests in any Borrower and assets incidental to the ownership of any Borrower and its Restricted Subsidiaries));
(6)	the Transactions and transactions pursuant to the Loan Documents and other transactions, agreements and arrangements in existence on the Third Amendment Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Borrower Representative;
(7)	(a) any employment agreements entered into by any Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;
(8)	Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;
(9)	any purchase by any Parent Entity of the Equity Interests of any Borrower and the purchase by any Borrower of Equity Interests in any Restricted Subsidiary;
(10)	[reserved];
(11)	transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;
(12)	any transaction in respect of which any Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings or any Borrower from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of any Borrower qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to any Borrower or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;
(13)	transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;
(14)	the issuance, sale or transfer of Equity Interests of the Borrower Representative to any Parent Entity and capital contributions by any Parent Entity to the Borrower Representative;
(15)	[reserved];

(16)	payments by Holdings, any Borrower or any of the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings, any Borrower and any of the Restricted Subsidiaries;
(17)	payments or loans (or cancellation of loans) to employees or consultants that are:
(a)	approved by a majority of the Disinterested Directors of Holdings or any Borrower in good faith;
(b)	made in compliance with applicable law; and
(c)	otherwise permitted under this Agreement;
(18)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to any Borrower and the Restricted Subsidiaries;
(19)	transactions between or among any Borrower and the Restricted Subsidiaries and any Person, a director of which is also a director of any Borrower or any Parent Entity, so long as (a) such director abstains from voting as a director of any Borrower or such Parent Entity, as the case may be, on any matter involving such other Person and (b) such Person is not an Affiliate of any Borrower for any reason other than such director’s acting in such capacity;
(20)	transactions pursuant to, and complying with, the provisions of Section 6.01, Section 6.04 or Section 6.05(1);
(21)	the existence of, or the performance by any Loan Party of its obligations under the terms of, any customary registration rights agreement to which a Loan Party or any Parent Entity is a party or becomes a party in the future;
(22)	intercompany transactions undertaken in good faith (as certified by a Responsible Officer of any Borrower) for the purpose of improving the consolidated tax efficiency of Holdings and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein;
(23)	[reserved];
(24)	central services (including, without limitation, management information systems, pension and profit sharing plans, and human resources) provided by the Loan Parties to affiliates at the Loan Parties’ cost; and
(25)	Qualified Receivables Financings.
SECTION 6.08Business of the Borrowers and their Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any Borrower and the Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.
SECTION 6.09Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(1)	amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Borrower or any Restricted Subsidiary;
(2)	make any cash payment or other distribution in cash in respect of, or amend or modify, or permit the amendment or modification of, any provision of, any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing; except in the case of this clause (2):
(a)	[reserved];
(b)	any payments in respect of Junior Financings; provided that both immediately before any such payment is made and immediately after giving effect to such payment, the Payment Conditions are satisfied;
(c)	any payment in respect of Junior Financings made at any time in an amount not exceeding the Shared Dollar Basket at such time; provided that no Event of Default shall exist or would result therefrom;
(d)	(i) the conversion or exchange of any Junior Financing into or for Equity Interests of any Parent Entity or other Junior Financing and (ii) any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;
(e)	the incurrence of Permitted Refinancing Indebtedness in respect thereof;
(f)	(i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing;
(g)	payments or distributions in respect of all or any portion of such Junior Financing with the proceeds contributed directly or indirectly to any Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Equity Interests made within 18 months prior thereto;
(h)	amendments and modifications thereto not in violation of any intercreditor or subordination provisions; and
(i)	the Transactions; or
(3)	permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (a) with respect to any such Material Subsidiary that is not a Loan Party, Restricted Payments from such Material Subsidiary to any Borrower or any other Loan Party that is a direct or indirect parent of such Material Subsidiary or (b) with respect to any such Material Subsidiary that is a Loan Party, the granting of Liens by such Material Subsidiary pursuant to the Security Documents; except in the case of this clause (3):

(a)	restrictions imposed by applicable law;
(b)	contractual encumbrances or restrictions:
(i)	under the Term Loan Documents; or
(ii)	under any agreement relating to Ratio Debt, Indebtedness incurred pursuant to Section 6.01(1), (4), (5), (7), (11) (solely as it relates to Indebtedness in another clause referenced in this clause (b)(ii)), (12), (13), (16), (18), (21), (22), (25), (26), (28), (29), (30), (31), (32) or (33), Indebtedness that is secured on a pari passu basis with Indebtedness under the Term Loan Documents, or any Permitted Refinancing Indebtedness in respect thereof, that does not materially expand the scope of any such encumbrance or restriction;
(c)	any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;
(d)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(e)	any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(f)	customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;
(g)	customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(h)	customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(i)	customary restrictions and conditions contained in any agreement relating to the sale, transfer or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other disposition;
(j)	customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;
(k)	customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as a Responsible Officer of any Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of any Borrower and the other Restricted Subsidiaries to meet their ongoing obligations;

(l)	any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;
(m)	restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Restricted Subsidiary that is not a Subsidiary Loan Party;
(n)	customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(o)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or
(p)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of any Borrower, not materially more restrictive with respect to such Lien, dividend and other payment restrictions, taken as a whole, than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
SECTION 6.10Financial Performance Covenant.  Upon the occurrence and during the continuance of a Covenant Trigger Event, the Borrowers will maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 measured for the most recent period of four consecutive fiscal quarters for which Required Financial Statements are available (or were required to be furnished) at the time of occurrence of such Covenant Trigger Event, and each subsequent four fiscal quarter period ending during the continuance of such Covenant Trigger Event.
ARTICLE VII

Holdings and Special Entities Covenant
SECTION 7.01Holdings Covenant.  Holdings will not, so long as this Agreement is in effect and until all Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, conduct, transact or otherwise engage in any active trade or business or operations other than through any Borrower and its Subsidiaries.

The foregoing will not prohibit Holdings from taking actions related to the following (and activities incidental thereto):

(1)	its ownership of the Equity Interests of any Subsidiaries;
(2)	the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(3)	the performance of its obligations with respect to the Revolving Facility, the Term Loan Documents, and other Indebtedness permitted by this Agreement;
(4)	any offering of its common stock or any other issuance of its Equity Interests;
(5)	the making of Restricted Payments; provided that Holdings will not be permitted to make Restricted Payments using the cash from any Borrower or any Subsidiary unless such cash has been dividended or otherwise distributed to Holdings as a permitted Restricted Payment pursuant to the terms of Section 6.06;
(6)	the incurrence of Permitted Holdings Debt;
(7)	making contributions to the capital or acquiring Equity Interests of its Subsidiaries;
(8)	guaranteeing the obligations of any Borrower and its Subsidiaries;
(9)	participating in tax, accounting and other administrative matters as a member or parent of the consolidated group;
(10)	holding any cash or property (including cash and property received in connection with Restricted Payments made by any Borrower, but excluding the Equity Interests of any Person other than any Borrower);
(11)	providing indemnification to officers and directors;
(12)	the making of Investments consisting of Cash Equivalents or, to the extent not made for speculative purposes, Investment Grade Securities;
(13)	the consummation of the Transactions on the Closing Date; and
(14)	activities incidental to the businesses or activities described above.
SECTION 7.02Special Entities Covenant.  No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)	permit any Special Purpose Entity to engage in any business or activity other than (a) the fee ownership of real estate and related assets, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities of the consolidated group of companies, including the Loan Parties, (d) the incurrence of Indebtedness for the acquisition and improvement of real estate and related assets and the performance of its obligations with respect thereto, (e) the leasing of real estate from the fee owner thereof and the leasing or sub-leasing of such real estate to a Loan Party, and (f) activities incidental, ancillary or reasonably related to the businesses or activities described in clauses (a) through (e) of this Section 7.02(1).
(2)	form any Special Purpose Entity or permit any such Special Purpose Entity to incur Indebtedness or contractual obligations unless as at the time of, and after giving effect thereto, (a) no Event of Default shall have occurred and be continuing; (b) on a Pro Forma Basis, the Borrower Representative would be permitted to incur at least $1 of Ratio Debt that is secured on a pari passu basis with the Obligations, provided that for purposes of calculating pro forma compliance under this clause (b) only, Investments consisting of intercompany loans to, or capital contributions in, Special Purpose Entities which are not then Loan Parties shall be deemed to constitute Capital

Expenditures, (c) the Special Purpose Entity shall have executed and delivered (and, if applicable, shall have used commercially reasonable efforts to cause the fee owner of the subject real estate to execute and deliver) a Collateral Access Agreement to the Administrative Agent reasonably acceptable to the Administrative Agent, and (d) to the extent permitted by the agreements with the lessor to, or holder of Indebtedness from, the Special Purpose Entity, grant the Collateral Agent a Lien on the Equity Interests of such Special Purpose Entity.
(3)	permit any Special Purpose Finance Subsidiary to engage in any business or activity other than (a) maintaining its corporate existence, (b) the incurrence of Indebtedness the proceeds of which will be placed in escrow pending the use of such proceeds to effect transactions that, at the time such proceeds are released from escrow, are permitted hereunder or result in repayment in full of the Obligations hereunder (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations, in each case that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted), and (c) activities incidental, ancillary or reasonably related to the businesses or activities described in clauses (a) and (b) of this Section 7.02(3).
ARTICLE VIII

Events of Default
SECTION 8.01Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):
(1)	any representation or warranty made by Holdings, any Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto, or in completing any request for a Borrowing via the Portal, proves to have been false or misleading in any material respect when so made;
(2)	default is made in the payment of any principal of any Loan when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise (other than Swingline Loans that become Revolving Loans in accordance with Article II);
(3)	default is made in the payment of any interest on any Loan or the reimbursement of any L/C Disbursement or in the payment of any Fee or any other amount due under any Loan Document (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five Business Days;
(4)	default is made in the due observance or performance by Holdings, any Borrower or any other Restricted Subsidiary or, solely with respect to Article VII, Holdings, of any covenant, condition or agreement contained in (a) Section 5.01(1), 5.05(1), 5.07, 5.08, 5.11 (but only if such default occurs during a Cash Dominion Period) or in Article VI or Article VII (in each case solely to the extent applicable to such Person) or (b) Section 5.04(10) and such default shall continue unremedied for a period of five Business Days (or, after the occurrence and during the continuance of a Liquidity Condition or a Designated Event of Default, two Business Days) following notice thereof from the Administrative Agent to the Borrowers;
(5)	default is made in the due observance or performance by any Borrower or any other Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (2), (3) and (4) of this Section 8.01) (in each case solely to the extent applicable to such Person), and such default continues unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers;
(6)	(a) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (b) any Borrower or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (6) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Loans and termination of the Commitments pursuant to the final paragraph of this Section 8.01;
(7)	a Change in Control occurs;
(8)	an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:
(a)	relief in respect of Holdings, any Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended or any other federal, state, or foreign bankruptcy, insolvency, receivership or similar law;
(b)	the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower or any Restricted Subsidiary; or
(c)	the winding up or liquidation of Holdings, any Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05)

and, in any of clauses (a), (b) or (c), such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(9)	Holdings, any Borrower or any Material Subsidiary:
(a)	voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;
(b)	consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;
(c)	applies for or consents to the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower or any Material Subsidiary;

(d)	files an answer admitting the material allegations of a petition filed against it in any such proceeding;
(e)	makes a general assignment for the benefit of creditors; or
(f)	becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;
(10)	any Borrower or any Restricted Subsidiary fails to pay one or more final judgments aggregating in excess of $75.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action is legally taken by a judgment creditor to levy upon assets or properties of any Borrower or any other Subsidiary Loan Party to enforce any such judgment;
(11)	an ERISA Event or ERISA Events occurs with respect to any Plan or Multiemployer Plan, which together with all other such ERISA Events, if any, is reasonably expected to have a Material Adverse Effect; or
(12)	(a) any material provision of any Loan Document ceases to be, or is asserted in writing by Holdings, any Borrower or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are included in the Borrowing Base or otherwise are not immaterial to Holdings, the Borrowers and the Restricted Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (a) and (b), in connection with an Asset Sale permitted by this Agreement;

then, (i) upon the occurrence of any such Event of Default (other than an Event of Default with respect to any Borrower described in clause (8) or (9) of this Section 8.01) and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may and, at the request of the Required Lenders, will, by notice to the Borrowers, take any or all of the following actions, at the same or different times:  (A) terminate forthwith the Commitments; (B) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; (C) if the Loans have been declared due and payable pursuant to clause (B) above, demand cash collateral pursuant to Section 2.05(11); and (D) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to any Borrower described in clause (8) or (9) of this Section 8.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, will automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(11), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.01, in the event that Borrowers fail (or, but for the operation of this Section 8.02, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the tenth Business Day subsequent to the date the Required Financial Statements are required to be delivered pursuant to Section 5.04(1) or (2) for the applicable fiscal quarter, Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of Borrowers (collectively, the “Cure Right”) and, upon the receipt by Borrowers of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.  The resulting increase to Consolidated EBITDA from the application of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the Financial Performance Covenant.  In each four fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and the Cure Right may not be exercised more than five times during the term of this Agreement and, for purposes of this Section 8.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.  If, after giving effect to the adjustments in this Section 8.02, Borrowers shall then be in compliance with the requirements of the Financial Performance Covenant, Borrowers shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Financial Performance Covenant and any related Default that had occurred shall be deemed cured for the purposes of this Agreement.  After Borrower Representative has delivered a notice to the Administrative Agent to exercise the Cure Right, no extension of credit may be made under the Revolving Facility unless and until the Cure Amount is received by Borrowers or the applicable Default of the Financial Performance Covenant is waived pursuant to this Agreement.
ARTICLE IX

The Agents
SECTION 9.01Appointment.
(1)	Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as agent of such Lender under this Agreement and the other Loan Documents, as applicable, including as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Article IX (other than the Borrower Representative’s rights in the first, the second and the fourth sentences of Section 9.09 and the last sentence of Section 9.01(2)) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
(2)	To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective), or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.01(2). The agreements in this Section 9.01(2) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, no Borrower shall have liability for the actions of the Administrative Agent pursuant to the immediately preceding sentence.
(3)	In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In connection therewith, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article IX (including Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(4)	Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion:
(a)	to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document:
(i)	upon termination of the Commitments, the payment in full of all Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) and the expiration, termination or cash-collateralization or backstopping (to the satisfaction of the respective Issuing Bank) of all Letters of Credit;
(ii)	that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document; or
(iii)	if approved, authorized or ratified in writing in accordance with Section 10.08 hereof;
(b)	to release any Loan Party from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and
(c)	to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(3) (and to the extent required by the terms thereof as of the Closing Date).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents.

(5)	In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (a) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents and any Subagents allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the

Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition (each, a “Plan of Reorganization”) affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(6)	The Lenders and each other holder of an Obligation under a Loan Document shall act collectively through the Administrative Agent and, without limiting the delegation of authority to the Administrative Agent set forth herein and subject to the proviso to the final paragraph of Section 8.01, the Required Lenders shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder and under other Loan Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default in each case that could be waived with the consent of the Required Lenders), and such rights and remedies shall not be exercised other than through the Administrative Agent; provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.06 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it.
SECTION 9.02Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents, escrow agent or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  Should any instrument in writing from any Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.
SECTION 9.03Exculpatory Provisions.  None of the Administrative Agent, its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:
(i)	any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document;
(ii)	the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;
(iii)	the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default;
(iv)	the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents;
(v)	the value or the sufficiency of any Collateral; or
(vi)	the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 9.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Borrowing.  The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
SECTION 9.05Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
SECTION 9.06Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon the Agents, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agents, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
SECTION 9.07Indemnification.  The Lenders agree to indemnify each Agent and each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation Holdings or the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, unused Commitments hereunder; provided that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such Issuing Bank under or in connection with any of the foregoing, regardless of whether such matter is initiated by any Lender, any Borrower, any of their Affiliates or any other Person; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s or such Issuing Bank’s gross negligence or willful misconduct.  The failure of any Lender to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount.  The agreements in this Section 9.07 shall survive the payment of the Loans and all other amounts payable hereunder.
SECTION 9.08Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
SECTION 9.09Successor Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrowers.  Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  If the Administrative Agent resigns as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the reference to the resigning Administrative Agent means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent hereunder shall, on behalf of the Lenders and the Issuing Bank appoint a successor agent which shall (unless a Specified Event of

Default shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed).  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
SECTION 9.10Arrangers.  None of the Arrangers will have any duties, responsibilities or liabilities hereunder in their respective capacities as such.
SECTION 9.11Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of Title 11 of the United States Code, including under Sections 363, 1123 or 1129 of Title 11 of the United States Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (v) of the proviso following clause (c) of Section 10.08(2) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
ARTICLE X

Miscellaneous
SECTION 10.01Notices; Communications.

(1)	Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:
(a)	if to any Loan Party, the Administrative Agent, any Issuing Bank or the Swingline Lender, in each case, as of the Third Amendment Effective Date, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and
(b)	if to any other Lender or Issuing Bank, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
(2)	Notices and other communications to the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(3)	Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).
(4)	Any party hereto may change its address, facsimile number, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower Representative and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (a) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

(5)	Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which any Borrower posts such documents or provides a link thereto on the Borrower Representative’s website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that a Borrower shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, such Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
SECTION 10.02Survival of Agreement.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.
SECTION 10.03Binding Effect.  This Agreement shall become effective when it has been executed by Holdings, Borrowers and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Loan Parties, each Agent, each Issuing Bank, each Lender and their respective permitted successors and assigns.
SECTION 10.04Successors and Assigns.
(1)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (a) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and any attempted assignment, transfer or delegation in contravention with this Section 10.04 shall be null and void). Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.
(2)	(a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04, any Lender may assign to one or more assignees (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender or a Disqualified Institution) (each such non-excluded Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Revolving Loans) at the time owing to it with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(i)	the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate or branch of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Person; provided, further, that such consent shall be deemed to have been given if the Borrower Representative has not responded via written notice (including e-mail) within ten Business Days after delivery of a written request therefor by the Administrative Agent; provided, further, that no consent of the Borrower Representative shall be required for any assignment by any Arranger (or any Affiliate thereof) pursuant to the initial syndication of the Loans;
(ii)	the Administrative Agent; provided that, subject to the last paragraph of this Section 10.04, no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate or branch of a Lender or an Approved Fund; and
(iii)	the Swingline Lender and/or Issuing Bank, for any assignment which increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit or Swingline Loans, as applicable; and
(b)	Assignments shall be subject to the following additional conditions:
(i)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower Representative shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved

Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;
(ii)	the assignee or assigning Lender for each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and, except in the case of an assignment to an Approved Fund, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such processing and recordation fee shall not be payable in the case of assignments by any Lead Arranger or any Affiliate of the Lead Arrangers;
(iii)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;
(iv)	the Assignee will not be any Borrower or any of the Borrowers’ Affiliates or Subsidiaries; and
(v)	the assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Loan.
(3)	For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(a)	Subject to acceptance and recording thereof pursuant to paragraph (3)(c) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (5) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(5).
(b)	The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest with respect thereto) of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
(c)	Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Loan, the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (3)(c).
(4)	By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (a) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Facility Commitment, and the outstanding balances of its Revolving Loans, in each case, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (b) except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, any Borrower or any Restricted Subsidiary or the performance or observance by Holdings, any Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (c) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (d) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (e) the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (f) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (g) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(5)
(a)	Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(9), the Borrowers, sell participations to one or more banks or other entities

(a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv) or (v) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (5)(b) of this Section 10.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04, provided that such Participant agrees to be subject to the provisions of Sections 2.19(2) as if it were an assignee pursuant to paragraph (2) of this Section 10.04. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(2) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(4) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(b)	A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(5) or Section 2.17(6) as though it were a Lender.

(6)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(7)	Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (6) of this Section 10.04.
(8)	If the Borrowers wish to replace the Loans or Commitments with ones having different terms (which would otherwise have been permitted in accordance with Section 10.08(4) if made as new Loans or Commitments), it shall have the option, with the consent of the Administrative Agent and, where relevant, the Swingline Lender and each Issuing Bank, and subject to at least three Business Days’ advance notice to the Lenders, instead of repaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(4)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (8) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(9)
(a)	No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Representative has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such Assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower Representative of an Assignment and Acceptance with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (9)(a) shall not be void, but the other provisions of this clause (9) shall apply.
(b)	If any assignment or participation is made to any Disqualified Institution without the Borrower Representative’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower

Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(c)	Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan of Reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(d)	The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same; provided that the Lenders shall not be restricted from participating their obligations under this Agreement (including all or a portion of their Commitments and the Loans owing to them) to Disqualified Institutions if the Administrative Agent has not posted the list of Disqualified Institutions to the Platform.
SECTION 10.05Expenses; Indemnity.
(1)	Each Borrower agrees to pay all reasonable, documented and invoiced out-of-pocket expenses incurred (i) by the Agents in connection with the syndication of the Revolving Facility, or (ii) by the Agents in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement or the other Loan Documents (including expenses incurred in connection with due diligence (including third party expenses) and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers or provided for in this Agreement), or (iii) by each Lender, each Issuing Bank and the Swingline Lender in connection with the enforcement of this Agreement and the other Loan Documents, including (x) the reasonable, documented and invoiced fees, charges and disbursements of a single counsel for the Agents, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower Representative of such conflict, one additional firm of counsel for the Agents asserting the conflict, and (y) in the case of enforcement of this Agreement, the reasonable, documented and invoiced fees, charges and disbursements of a single counsel for the Lenders, the Issuing Banks and the Swingline Lender (in the aggregate) and, in the case of any actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower Representative of such conflict, one additional firm of counsel for the indemnified person asserting the conflict.
(2)	Each Borrower agrees to indemnify the Administrative Agent, each Arranger, each Lender, each Issuing Bank, the Swingline Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:
(a)	the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;
(b)	the use of the proceeds of the Loans; or
(c)	any claim, litigation, investigation or proceeding relating to the Transactions or any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by Holdings, any Borrower or any of their Restricted Subsidiaries or Affiliates or creditors or any other Person;

provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it:  (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of the obligations of such Indemnitee or Related Parties under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Agents or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger, syndication agents, senior managing agent or documentation agents or any other similar role under the Revolving Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this Section 10.05(2) or (B) claims arising out of any act or omission on the part of Holdings, the Borrowers or their Restricted Subsidiaries.

(3)	Subject to and without limiting the generality of the foregoing sentence, each Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim related in any way to Environmental Laws and any Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which any Borrower or any Restricted Subsidiaries would reasonably be expected to be held liable under Environmental Laws, regardless of whether such matter is initiated by Holdings, any Borrower or any of their Restricted Subsidiaries or Affiliates or creditors of any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.
(4)	Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.17.
(5)	To the fullest extent permitted by applicable law, Holdings and any Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Commitment, any Letter of Credit, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in clauses (1) through (3) of this Section 10.05. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(6)	The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
SECTION 10.06Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, any Borrower or any Subsidiary Loan Party against any and all of the Obligations of Holdings, any Borrower or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such Obligations may be unmatured.  The rights of each Lender and each Issuing Bank under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Revolving Lender or such Issuing Bank may have and  may be exercised only at the direction of the Administrative Agent or the Required Lenders.
SECTION 10.07Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).
SECTION 10.08Waivers; Amendment.
(1)	No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.
(2)	Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except:
(a)	as provided in Sections 2.21, 2.22 and 10.20;
(b)	in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders, a copy of which shall be promptly provided to the Administrative Agent (provided that any failure to deliver such copy shall not invalidate such waiver, amendment or modification); and
(c)	in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders;

provided, however, that, except as provided in Sections 2.21, 2.22 and 10.20, no such agreement will:

(i)	decrease, forgive, waive or excuse the principal amount of, or any interest (except in connection with the waiver of the applicability of default interest (which waiver shall be effective with the written consent of the Required Lenders)) on, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C

Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender adversely directly affected thereby, except as provided in Section 2.05(3) with respect to the expiration of Letters of Credit (it being acknowledged and agreed that any amendments to or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute a decrease, forgiveness, waiver or excuse of interest or a principal payment under this clause (i));
(ii)	increase or extend the Commitment of any Lender or decrease, waive or excuse the Commitment Fees or L/C Participation Fees or other fees of any Lender, Agent or Issuing Bank without the prior written consent of such Lender, Agent or Issuing Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender or a waiver or excuse of any fees);
(iii)	extend any date on which payment of principal or interest (other than default interest) on any Loan or any L/C Disbursement or any Fees is due (it being acknowledged and agreed that any amendments to or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute an extension of a date on which a payment is due for purposes of this clause (iii)), without the prior written consent of each Lender adversely affected thereby;
(iv)	amend the provisions of Section 2.18 of this Agreement, Section 5.02 of the Collateral Agreement or any analogous provision of any of this Agreement or any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby or the relative priorities of such payments, without the prior written consent of each Lender adversely affected thereby;
(v)	change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the applicable Borrowers would be increased, or increase any of the percentages set forth in the definition of “Borrowing Base” without the prior written consent of the Supermajority Revolving Lenders; provided that the foregoing shall not limit the ability of the Administrative Agent to implement, change or eliminate any Reserves in its Reasonable Credit Judgment as permitted hereunder without the prior written consent of any Lenders;
(vi)	amend or modify the provisions of this Section 10.08 or the definitions of the terms “Supermajority Revolving Lenders” or “Required Lenders”, as the case may be, or any other provision hereof specifying the number or percentage of any such required group of Lenders, as the case may be, required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each applicable Lender;
(vii)	release all or substantially all of the Collateral, or release all or substantially all of the value of the Guarantee of the Obligations without the prior written consent of each Lender;

(viii)	increase the aggregate Revolving Facility Commitments other than as provided in Section 2.21, without the prior written consent of each Revolving Lender;
(ix)	except as otherwise provided in this Agreement or the other Loan Documents, (i) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (ii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, in each case without the prior written consent of each Lender adversely affected thereby; or
(x)	at any time when there is outstanding more than one tranche of Loans, amend, modify or waive any provision of this Agreement which adversely impacts one or more tranches in a manner different than that which applies to one or more other tranches, without the consent of Lenders holding a majority of each tranche of such adversely affected Loans;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)	Without the consent of the Administrative Agent or any Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.
(4)	Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (i) the Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.21, Extension Amendments in accordance with Section 2.22, and such Incremental Facility Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document, and (ii) any increase in any Revolving Facility Commitments and any renewal or extension of the Maturity Date thereof shall be subject to the due diligence of the Lenders thereof.
(5)	Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the rights or duties of Lenders holdings Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.
(6)	Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to integrate any Incremental Commitments on substantially the same basis as the Revolving Loans.
(7)	Notwithstanding the foregoing, no consent of any Defaulting Lender will be required other than with respect to any amendment or waiver set forth in clauses (a) through (c) of Section 10.08(2) that directly and adversely affects such Lender.
(8)	Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrowers (without the need to obtain any consent of any Lender), any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent).
SECTION 10.09Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.  In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the Borrowers.
SECTION 10.10Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 10.11WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT

IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
SECTION 10.12Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 10.13Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in the Third Amendment, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Execution of any such counterpart may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  The Administrative Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to the Administrative Agent under this Agreement.  Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.
SECTION 10.14Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 10.15Jurisdiction; Consent to Service of Process.
(1)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.
(2)	Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 10.16Confidentiality.
(1)	Each of the Lenders, each Issuing Bank and each of the Agents agrees (and agrees to cause each of its respective Affiliates) to use all information provided to it by or on behalf of Holdings, the Borrowers or their Restricted Subsidiaries under the Loan Documents or otherwise in connection with the Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information (other than information that (x) has become generally available to the public other than as a result of an unauthorized disclosure by such party; (y) has been independently developed by such Lender, such Issuing Bank or the Administrative Agent without violating this Section 10.16; or (z) was available to such Lender, such Issuing Bank or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, any Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Revolving Facility on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:
(i)	to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case (except with respect to any audit or examination conducted by any bank accountant or any governmental or regulatory authority exercising examination or regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrowers promptly thereof prior to disclosure;
(ii)	as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or auditors or any governmental or regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any such bank accountant or auditor or any governmental or regulatory authority exercising examination regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrowers promptly thereof prior to disclosure;
(iii)	to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);
(iv)	in order to enforce its rights under any Loan Document in a legal proceeding;
(v)	to any pledgee or assignee under Section 10.04(6) or any other prospective or actual Assignee of, or prospective or actual Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16) (it being understood that the list of Disqualified Institutions may be disclosed to any such prospective or actual Assignee, or prospective or actual Participant, in reliance on this clause (v));
(vi)	to ratings agencies or the CUSIP Service Bureau on a confidential basis;
(vii)	to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16);
(viii)	in connection with, and to the extent reasonably necessary for the exercise of any secured creditor remedy under this Agreement or under any other Loan Document; or
(ix)	with the consent of the Borrowers.

Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without the Borrowers’ prior written consent.

(2)	Each Loan Party consents to the publication by the Administrative Agent, any Lender or their respective representatives (including counsel of any party hereto) of advertising material, including any “tombstone,” press release or comparable advertising, on its website or in other marketing materials of the Administrative Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material, “tomb stone” or press release to the Borrower Representative for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.
SECTION 10.17Platform; Borrower Materials.  The Borrowers hereby acknowledge that (1) the Administrative Agent or the Arrangers will make available to the Lenders and the Issuing Bank materials or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS

AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the willful misconduct, bad faith, gross negligence of, or a material breach of the obligations under this Agreement by, any of the Agent Parties.  The Borrower Representative hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that:
(a)	all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;
(b)	by marking Borrower Materials “PUBLIC,” the Borrower Representative shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws;
(c)	all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and
(d)	the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower Representative notifies the Administrative Agent that any such document contains MNPI:  (1) the Loan Documents, (2) any notification of changes in the terms of the Loans, (3) any notification of the identity of Disqualified Institutions and (4) all information delivered pursuant to clauses (1), (2) and (4) (with respect to Required Financial Statements) of Section 5.04.

SECTION 10.18Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than Equity Interests of a Borrower) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents, at the request of the Borrower Representative, any Liens created by any Loan Document in respect of such Equity Interests or assets be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower Representative and at the Borrowers’ expense in connection with such release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party (other than a Borrower) in a transaction permitted by the Loan Documents (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, such Subsidiary Loan Party’s obligations under this Agreement and the Collateral Agreement (as applicable) shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) and at the Borrowers’ expense take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower Representative to terminate such Subsidiary Loan Party’s obligations under this Agreement and the Collateral Agreement (as applicable).  In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower Representative and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations in each case that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full and all Commitments are terminated and all Letters of Credit expired, terminated, cash collateralized or backstopped on terms satisfactory to the Issuing Bank.
SECTION 10.19USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act and/or such “know your customer” laws, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.
SECTION 10.20Intercreditor Agreements.
The parties hereto authorize the Administrative Agent to enter into (x) any Junior Lien Intercreditor Agreement in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent, (y) any Pari Passu Intercreditor Agreement in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent and (z) any other intercreditor agreement as may be contemplated herein or determined by the Administrative Agent to be consistent herewith, in such form as may be satisfactory to the Administrative Agent.  The Administrative Agent may from time to time enter into a modification of any Junior Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any other intercreditor agreement, as the case may be, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement.
SECTION 10.21No Liability of the Issuing Banks.  The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers prove were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
SECTION 10.22No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and each Borrower acknowledge and agree that:  (1) (a) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Holdings and the Borrowers, on the one hand, and the Agents and the Arrangers, on the other hand; (b) the Borrowers and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate; and (c) the Borrowers and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, Holdings, or any other Person and (b) neither any Agent nor any Arranger has any obligation to any Borrower, Holdings or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower and Holdings hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 10.23Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Revolving Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.
SECTION 10.24Ulta Salon, as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Ulta Salon as the borrowing agent and attorney-in-fact for all Borrowers (the “Borrower Representative”) which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Representative.  Each Borrower hereby irrevocably appoints and authorizes the Borrower Representative (a) to provide Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Borrower Representative shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from the Administrative Agent and Lenders (and any notice or instruction provided by Administrative Agent or any Lender to the Borrower Representative in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Borrower Representative deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Administrative Agent and Lenders shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.
SECTION 10.25Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(1)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(2)	the effects of any Bail-in Action on any such liability, including, if applicable:
(a)	a reduction in full or in part or cancellation of any such liability;
(b)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(c)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 10.26Amendment and Restatement.
(1)	On the Closing Date, the Existing Loan Agreement shall be amended and restated in its entirety by this Agreement and (i) all references to the Existing Loan Agreement in any Loan Document other than this Agreement (including any amendment, waiver or consent) shall be deemed to refer to the Existing Loan Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Loan Agreement in any Loan Agreement (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement, (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Loan Agreement as amended and restated hereby, (iv) the term “Lenders” as defined in the other Loan Documents shall be deemed to refer to the term “Lenders” as amended and restated hereby and (v) each Borrower hereby reaffirms all of its obligations under each of the Loan Documents to which it is a party. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Loan Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities except to the extent expressly provided for herein.
(2)	On and after the Closing Date, (i) subject to clause (iii) below, the Existing Loan Agreement shall be of no further force and effect except to evidence the incurrence by the Borrowers of the “Obligations” under and as defined therein (whether or not such “Obligations” are contingent as of the Closing Date), (ii) all “Obligations” under the Existing Loan Agreement as of the Closing Date shall be deemed to be Obligations outstanding under this Agreement (whether or not such

“Obligations” are contingent as of the Closing Date) and (iii) all security interests and liens granted under the Financing Documents shall survive the execution and delivery of this Agreement and shall continue to secure all Obligations.
SECTION 10.27Acknowledgement Regarding Any Supported QFCs .

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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